UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities and Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

Swift Transportation Co., Inc.
(Name of Registrant as Specified in Its Charter)

(N/A)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☑	Fee computed as shown below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock of the Company, par value $.001 per share (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
75,140,982 shares of Common Stock; 3,634,051 options to purchase shares of Common Stock; 84,009 restricted stock units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
the filing fee of $258,066 was determined based upon the sum of (a) the product of 75,224,991 outstanding shares of Common Stock and restricted stock units and the merger consideration of $31.55 per share (equal to $2,373,348,466) and (b) the product of 3,634,051 options to purchase shares of Common Stock with an exercise price of less than $31.55 and $10.59 (which is the difference between $31.55 and the weighted average exercise price per share (equal to $38,484,600)). In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.000107 by the aggregate merger consideration, calculated pursuant to the foregoing sentence, of $2,411,833,066.

(4)	Proposed maximum aggregate value of transaction:
$2,411,833,066

(5)	Total fee paid:
$258,066

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing registration statement number, or the Form or Schedule and date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy — Subject to Completion

2200 South 75th Avenue
Phoenix, AZ 85043

[Date]

Dear Stockholder:

On January 19, 2007, the board of directors of Swift Transportation Co., Inc., a Nevada corporation (“Swift” or the “Company”) (excluding Mr. Jerry Moyes), acting upon the unanimous determination of a special committee of the board comprised of independent and disinterested directors, unanimously approved a merger agreement providing for the merger of the Company with Saint Acquisition Corporation, a Nevada corporation formed by Mr. Moyes in connection with the proposed merger and owned indirectly by Mr. Moyes. If the merger is completed, you will be entitled to receive $31.55 in cash, without interest, for each share of the Company’s common stock that you own and the Company will be privately owned by Mr. Moyes, certain members of his family and certain of their respective affiliates.

You will be asked, at a special meeting of the Company’s stockholders, to vote to approve the merger agreement. The board of directors (excluding Mr. Moyes), acting on the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its stockholders (other than Mr. Moyes, certain members of his family and certain of their respective affiliates) and approved and adopted the merger agreement. The board of directors (excluding Mr. Moyes) unanimously recommends that the Company’s stockholders vote “FOR” the approval of the merger agreement.  Mr. Moyes, certain members of his family and certain of their respective affiliates, who beneficially own approximately 39% of the outstanding shares of Company common stock, have agreed to vote all of their shares in favor of the merger agreement.

The date, time and place of the special meeting to consider and vote upon the merger agreement will be as follows:

[Date]
[Time]
2200 South 75th Avenue
Phoenix, AZ 85043

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Swift common stock entitled to vote on it. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement.

Whether or not you plan to attend the special meeting, please vote your shares by internet, telephone or mail. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Jock Patton Chairman of the Special Committee and Chairman of the Board	Robert W. Cunningham Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated          , 2007
and is first being mailed to stockholders on or about          , 2007.

Preliminary Copy — Subject to Completion

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD

To Our Stockholders:

A special meeting of stockholders of Swift Transportation Co., Inc., a Nevada corporation (“Swift” or the “Company”), will be held on          , 2007 starting at      local time at our headquarters located at 2200 South 75th Avenue, Phoenix, Arizona 85043, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of January 19, 2007 (the “merger agreement”), among the Company, Saint Acquisition Corporation and Saint Corporation;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

3. To act upon other business as may properly come before the special meeting or any adjournment or postponement thereof.

The holders of record of Company common stock at the close of business on          , 2007 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person. A list of our stockholders will be available at our headquarters located at 2200 South 75th Avenue, Phoenix, AZ, during ordinary business hours for ten days prior to the special meeting.

Your vote is important, regardless of the number of shares of Company common stock you own. The approval of the merger agreement by holders of a majority of the voting power of the outstanding shares of Company common stock entitled to vote thereon is a condition to the consummation of the merger. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of the voting power present and entitled to vote. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may vote your shares by proxy using a toll-free telephone number or the internet (or by fax from outside the United States). We have provided instructions on the proxy card for using these convenient services. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the merger agreement, but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

Samuel C. Cowley, Executive Vice President,
General Counsel and Secretary
          , 2007

i

ii

Agreement and Plan of Merger	ANNEX A
Opinion of Goldman, Sachs & Co.	ANNEX B
Voting Agreement	ANNEX C
Guarantee	ANNEX D
Reconciliation of Non-GAAP Financial Measures	ANNEX E

iii

SUMMARY TERM SHEET

The following summary discusses the most material terms of the merger and other transactions contemplated by the merger agreement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Swift”, “Company”, “we”, “our”, “ours” and “us” refer to Swift Transportation Co., Inc. and its subsidiaries. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (Page 12)

Swift Transportation Co., Inc., a Nevada corporation headquartered in Phoenix, Arizona, is the holding company for several operating and other corporations. We are the largest publicly traded truckload carrier in the United States, operating a fleet of 18,000 tractors and 50,000 trailers and traveling nearly 35 million miles every week. We operate out of 31 major terminals in 28 states and Mexico combining strong regional operations, an expanding intermodal operation and various specialty and dedicated services. The principal commodities that we transport include retail and discount department store merchandise, manufactured goods, paper products, non-perishable and perishable food products, beverages and beverage containers and building materials.

Saint Corporation, referred to in this proxy statement as Parent, is a Nevada corporation with principal offices at c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. Parent’s telephone number is (602) 273-3770. Parent was formed for the purpose of engaging in the merger and other related transactions, and Parent has not engaged in any business other than in connection with the merger and other related transactions. Parent is currently wholly owned by Jerry Moyes.

Saint Acquisition Corporation, referred to in this proxy statement as MergerCo, is a Nevada corporation with principal offices at c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. MergerCo’s telephone number is (602) 273-3770. MergerCo is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. MergerCo has not engaged in any business other than in connection with the merger and other related transactions.

The Merger Proposal

You will be asked to consider and vote upon approval of the Agreement and Plan of Merger, dated as of January 19, 2007, among the Company, MergerCo and Parent, which we refer to in this proxy statement as the merger agreement. The merger agreement provides that MergerCo will be merged with and into the Company, and each outstanding share of common stock, par value $0.001 per share, of the Company, which we refer to in this proxy statement as the common stock, other than shares owned by the Company (as treasury stock or otherwise), Parent, MergerCo or any of their direct or indirect wholly owned subsidiaries (other than shares held on behalf of third parties), will be converted into the right to receive $31.55 in cash, without interest and less any required withholding taxes.

The Special Meeting (Page 13)

The special meeting will be held on          , 2007 starting at      local time at our headquarters located at 2200 South 75th Avenue, Phoenix, Arizona 85043.

Record Date and Quorum (Page 13)

The holders of record of the Company’s common stock as of the close of business on     , the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (Page 13)

For us to complete the merger, under Nevada law, stockholders holding at least a majority in voting power of our common stock outstanding at the close of business on the record date must vote “FOR” the approval of the merger agreement. A failure to vote your shares of the Company’s common stock or an abstention from voting will have the same effect as a vote against the merger.

As of the record date, the directors (other than Mr. Moyes) and current executive officers of the Company owned in the aggregate approximately 0.2% of the outstanding shares of Company common stock, all of whom have expressed their intent to vote in favor of the merger agreement. Mr. Moyes, Vickie Moyes, The Jerry and Vickie Moyes Family Trust Dated 12/11/87, SME Industries, Inc., VJM Investments, L.L.C. and the Moyes Children’s Limited Partnership, whom we collectively refer to in this proxy statement as the “Moyes Investors,” owned in the aggregate approximately 39.0% of the outstanding shares of common stock as of that date and have agreed to vote all of their shares of common stock in favor of the merger agreement pursuant to the terms of a voting agreement with the Company. See “Voting Agreement.”

Because approximately 39.2% of the outstanding shares of Company common stock are owned by the Moyes Investors and the directors and current executive officers of the Company, all of whom have expressed their intent to vote in favor of the merger agreement, an additional 10.8% of the outstanding shares of Company common stock, or approximately           shares, must vote in favor of the merger agreement to satisfy the voting requirement under Nevada law. This represents approximately 17.8% of the shares of Company common stock owned by stockholders other than the Moyes Investors and the directors and executive officers of the Company (such stockholders being referred to in this proxy statement collectively as the “unaffiliated stockholders”).

Conditions to the Merger (Page 67)

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the merger agreement must have been approved by the affirmative vote of the holders of a majority of the voting power of our common stock entitled to vote thereon;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been terminated; and

•	no law or order will have been enacted or entered by a governmental entity that enjoins or prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, the respective obligations of the Company, Parent and MergerCo to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the other party’s representations and warranties in the merger agreement must be true and correct both when made and as of the closing date, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject in certain cases to any exceptions to the matters covered thereby that do not have and would not reasonably be expected to have a material adverse effect on such party; and

•	the other party must have performed in all material respects all obligations that it is required to perform under the merger agreement.

When the Merger Will be Completed

We anticipate completing the merger during the second quarter of 2007, subject to approval of the merger agreement by the Company’s stockholders and the satisfaction of the other closing conditions.

Certain Effects of the Merger (Page 46)

If the merger agreement is approved by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, MergerCo will be merged with and into the Company, the separate corporate existence of MergerCo will cease and the Company will continue its corporate existence under Nevada law as the surviving corporation in the merger, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the merger. Certain Moyes Investors (and their permitted assignees), whom we refer to in this proxy statement as the Rollover Investors, have agreed to contribute approximately 28.7 million shares of Company common stock to Parent. Upon completion of the merger, shares of the Company’s common stock not held by the Company (as treasury stock or otherwise), Parent, MergerCo or any of their direct or indirect wholly owned subsidiaries (other than shares held on behalf of third parties) will be converted into the right to receive $31.55 per share, without interest and less any required withholding taxes. Following the completion of the merger, our stock will no longer be publicly traded and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company.

Recommendation of the Company’s Board of Directors (Page 31)

Our board of directors formed a special committee on November 4, 2006, comprised of three independent and disinterested directors (Jock Patton, Paul Mecray and David Goldman), for the purpose of reviewing, evaluating and, as appropriate, negotiating with respect to the proposal made by Mr. Moyes on November 3, 2006 to acquire the common stock of the Company and any alternatives thereto and, as appropriate, reject or recommend to our full board of directors the proposal by Mr. Moyes or any alternative thereto. The special committee unanimously determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Rollover Investors). Our board of directors (excluding Mr. Moyes), acting upon the unanimous determination of the special committee, has unanimously determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Rollover Investors), approved and adopted the merger agreement and recommended that the Company’s stockholders vote “FOR” the approval of the merger agreement.

For the factors considered by our board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger”.

Opinion of Goldman, Sachs & Co. (Page 32 and Annex B)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the special committee of the Company’s board of directors and to the Company’s board of directors that, as of January 19, 2007 and based upon and subject to the factors and assumptions set forth therein, the $31.55 in cash per share to be received by the holders of Company common stock (other than the Rollover Investors) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 19, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee of the Company’s board of directors and the Company’s board of directors in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a fee for its services, all of which is payable upon the consummation of the merger.

Purposes, Reasons and Plans for Swift after the Merger (Page 45)

The purpose of the merger for the Company is to enable its unaffiliated stockholders (and the other stockholders to the extent that they receive cash in the merger) to immediately realize the value of their investment in the Company through their receipt of the per share merger consideration of $31.55 in cash, representing a premium of approximately 31.2% to the $24.05 closing price of the Company’s common stock on NASDAQ on November 3, 2006, the last trading day before public disclosure of Mr. Moyes’ initial proposal to acquire the Company for $29.00 per share. For this reason, and the reasons discussed under “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger,” the

board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than the Rollover Investors).

Financing of the Merger (Page 47)

Parent will fund the merger and the related transaction with a combination of debt financing and rollover equity financing. In connection with the signing of the merger agreement, Parent received a debt commitment letter, dated as of January 19, 2007, and amended and restated on February 8, 2007, from Morgan Stanley, Wachovia and JP Morgan, pursuant to which, subject to the conditions set forth therein, Morgan Stanley, Wachovia and JP Morgan have committed to provide to Parent debt financing to fund the merger and the related transactions. In addition, the Rollover Investors have agreed to contribute approximately 28.7 million shares of Company common stock to Parent. Parent estimates that the total amount of funds necessary to complete the proposed merger and related transactions is approximately $2.74 billion, which includes approximately $2.4 billion to be paid to the Company’s stockholders and holders of other equity-based interests in the Company (which amount includes the rollover equity in respect of the Rollover Investors), plus $332 million of net debt assumed.

Treatment of Stock Options (Page 56)

The merger agreement provides that all holders of the Company’s stock options will receive in cash the excess of $31.55 over the applicable per share exercise price for each stock option (whether vested or unvested) held, less applicable withholding tax.

Treatment of Restricted Stock Units (Page 56)

The merger agreement provides that all holders of the Company’s restricted stock units will receive in cash $31.55 for each share (whether vested or unvested) held, less applicable withholding tax.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 50)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, which could present actual or potential conflicts of interest. The directors and current executive officers of the Company (other than Jerry Moyes), all of whom have expressed their intent to vote in favor of the merger agreement, beneficially own approximately 1.1% of the outstanding shares of common stock of the Company.

Material United States Federal Income Tax Consequences (Page 53)

If you are a U.S. holder, the receipt of cash in the merger will generally be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock will generally cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted basis in your shares. If you are a non-U.S. holder, you generally will not be subject to United States federal income tax unless you have certain connections to the United States. You should consult your tax advisor for a full understanding of how the merger will affect your taxes.

Regulatory Approvals (Page 54)

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”). The initial filings under the Hart-Scott-Rodino Act were made on February 2, 2007 for the Company and February 5, 2007 for Mr. Moyes and early termination was granted on February 14, 2007.

No Appraisal Rights

Under Nevada law, stockholders of the Company are not entitled to appraisal, dissenters’ or similar rights in connection with the merger.

No Solicitation of Transactions (Page 63)

We have agreed that from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, we and our officers, directors and representatives will not:

•	initiate, solicit, knowingly encourage (including by way of providing information) or knowingly facilitate any takeover proposal (or any inquiries, proposals or offers with respect to a takeover proposal);

•	participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to us to, or otherwise knowingly cooperate with or knowingly assist, any person in connection with a takeover proposal;

•	withdraw, modify or amend or publicly propose to withdraw, modify or amend our board recommendation in favor of approving the merger agreement in any manner adverse to Parent, or knowingly make any public statement inconsistent with the board recommendation;

•	approve, endorse or recommend or publicly propose to approve, endorse or recommend any takeover proposal; or

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a takeover proposal.

Notwithstanding these restrictions, under certain circumstances and prior to the approval of the merger agreement by our stockholders, our board of directors (acting through the special committee if such committee still exists) may respond to unsolicited acquisition proposals or change its recommendation to stockholders and terminate the merger agreement in order to approve an alternative transaction proposed by a third party that the board deems a superior proposal, so long as the Company complies with certain terms of the merger agreement, including negotiating with Parent in good faith to make adjustments to the merger agreement prior to termination and, if required, paying a termination fee.

Termination (Page 68)

We and Parent may terminate the merger agreement by mutual written consent and with the approval of our respective boards of directors at any time before the completion of the merger (including after our stockholders have approved the merger agreement). In addition, either Parent or the Company may terminate the merger agreement at any time before the completion of the merger:

•	whether before or after our stockholders have approved the merger agreement, if the merger has not been completed by September 30, 2007, except that this right will not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been a principal cause of, or resulted in, the failure to timely complete the merger;

•	if the merger agreement has been submitted to our stockholders for approval and the required vote has not been obtained, provided that this right to terminate the merger agreement is not available to the Company if we have breached in any material respect any of our obligations not to solicit takeover proposals or regarding holding a stockholder meeting to vote on the merger agreement and this right to terminate the merger agreement is not available to Parent if the failure to obtain stockholder approval is due to the failure of any Moyes Investor to vote for the approval of the merger agreement and otherwise support the merger in contravention of its obligations under the voting agreement;

•	whether before or after our stockholders have approved the merger agreement, if any law or final nonappealable order restrains, enjoins or prohibits the completion of the merger, provided that this right to terminate is not available to a party if the issuance of the final order was primarily due to the failure of that party to perform its obligations under the merger agreement; or

•	if our board (or any committee thereof) changes its recommendation in favor of approval of the merger agreement or recommends a takeover proposal before receipt of the vote of our stockholders approving the merger agreement.

Parent may terminate the merger agreement at any time before the completion of the merger:

•	if Parent and MergerCo are not in material breach of their obligations under the merger agreement, and there is a breach or failure of any of our representations, warranties or covenants that would cause a failure of the conditions to the merger relating to our representations, warranties and covenants, and the breaches cannot be cured prior to September 30, 2007.

We may terminate the merger agreement at any time before the completion of the merger:

•	if we are not in material breach of our obligations under the merger agreement, and there is a breach or failure of any of MergerCo’s or Parent’s representations, warranties or covenants that would cause a failure of the conditions to the merger relating to Parent’s representations, warranties and covenants, and the breach cannot be cured prior to September 30, 2007;

•	if, prior to stockholder approval of the merger agreement, our board concludes in good faith, after consultation with outside legal and financial advisors, that an unsolicited takeover proposal is a superior proposal, but only if three days prior to termination, our board provides written notice to Parent that we have received a superior proposal, specifying the material terms and conditions of and parties to the superior proposal, and after three days (during which time we have agreed to negotiate in good faith with Parent if Parent makes a revised proposal) concludes that such takeover proposal remains a superior proposal; or

•	if the merger has not been consummated within 10 business days of the satisfaction of the closing conditions related to stockholder approval, regulatory approval, no injunctions or restraints, the accuracy of the Company’s representations and warranties and performance by the Company of our covenants under the merger agreement.

Termination Fees (Page 70)

We have agreed to pay an initial termination fee of $10 million to Parent:

•	if we terminate the merger agreement because, prior to stockholder approval of the merger agreement, our board concludes in good faith, after consultation with outside legal and financial advisors, that an unsolicited takeover proposal is a superior proposal, subject to certain conditions;

•	if either we or Parent terminates the merger agreement because our board (or any committee thereof) changes its recommendation in favor of the merger agreement before the stockholder vote, and at the time, a takeover proposal was known to us, or was publicly announced and not withdrawn;

•	if we or Parent terminate the merger agreement because the merger agreement has been submitted to our stockholders for approval and the required vote has not been obtained, subject to certain conditions; or

•	if Parent terminates the merger agreement because of a material breach of a covenant or failure of a representation or warranty of the Company, and neither Parent nor MergerCo is in material breach of its obligations under the merger agreement.

If within twelve months after any termination described above, we consummate a transaction, or execute a definitive agreement which is subsequently consummated, with respect to a takeover proposal, then we will pay an additional termination fee of $30 million to Parent.

If we or Parent terminates the merger agreement because our board (or any committee thereof) changes its recommendation of the merger agreement prior to the stockholder vote, and at the time of such termination no takeover proposal shall have been made known to the Company or publicly announced and not withdrawn, we will pay a termination fee of $40 million to Parent.

Parent has agreed to pay us a termination fee of $40 million if:

•	the merger agreement is terminated by the Company because of a material breach of a covenant or failure of a representation or warranty of Parent or MergerCo, and the Company is not in material breach of its obligations under the merger agreement;

•	the merger has not been completed by September 30, 2007 and the Company has fulfilled its obligations under the merger agreement and the conditions to Parent’s and MergerCo’s obligation to consummate the merger are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing); or

•	the merger has not been consummated within 10 business days of satisfaction of the conditions to Parent’s and MergerCo’s obligations to consummate the merger (other than those conditions that by their nature are to be satisfied by actions taken at closing).

If Jerry Moyes dies prior to the Company’s termination of the merger agreement as described above, the amount of the termination fee shall be $20 million instead of $40 million.

Parent also has agreed to pay us a termination fee of $40 million if the merger agreement is terminated because the stockholder approval condition to the parties’ obligation to consummate the merger is not satisfied, and any stockholder who is a party to the voting agreement shall have failed to perform its obligations under the voting agreement to vote for the merger agreement at the stockholders meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent through the merger of MergerCo and the Company pursuant to the merger agreement among the Company, MergerCo and Parent. MergerCo and Parent currently are owned directly or indirectly by Mr. Moyes. The Rollover Investors have agreed to contribute their shares of Company common stock to Parent as part of the transactions contemplated by the merger agreement. If the merger agreement is approved by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, MergerCo will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent. Thereafter, the Company will be privately held indirectly by the Rollover Investors.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will receive $31.55 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $3,155 in cash in exchange for your shares of Company common stock, less any required withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on , 2007 starting at local time at our headquarters located at 2200 South 75th Avenue, Phoenix, Arizona 85043.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What vote of our stockholders is required to approve the merger agreement?

A:	For us to complete the merger, under Nevada law, stockholders holding at least a majority of the voting power of our common stock outstanding at the close of business on the record date must vote “FOR” the approval of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against approval of the merger agreement.

The Moyes Investors, who hold approximately 39% of the outstanding common stock, have entered into a voting agreement pursuant to which they have agreed, among other things, to vote their shares in favor of the approval of the merger agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors (other than Mr. Moyes), acting upon the unanimous determination of the special committee, unanimously recommends that our stockholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment proposal. You should read “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement. See also “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What effects will the proposed merger have on Swift?

A:	As a result of the proposed merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent, which will be owned by the Rollover Investors, and you will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC. In addition, upon consummation of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including NASDAQ Global Select Market (“NASDAQ”).

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by the Company’s stockholders or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Company common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay Parent a termination fee and in certain other circumstances Parent may be required to pay the Company a termination fee, in each case as described under the caption “The Merger Agreement — Termination Fees.”

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or voting instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your broker, bank or other nominee makes telephone voting available);

•	the internet, at the address provided on each proxy card (if you are a registered stockholder) or voting instruction card (if your shares are held in “street name” and your broker, bank or other nominee makes internet voting available); or

•	mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Swift shares for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	If my shares are held in “street name” by my broker, bank or other nominee will my broker, bank or other nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	Can I change my vote?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Swift Transportation Co., Inc., 2200 South 75th Avenue, Phoenix, AZ 85043, Attn: Corporate Secretary, or by submitting a new proxy by telephone, the internet or mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the internet, if available to you) to ensure that all of your shares are voted.

Q:	Who will count the votes?

A:	A representative of our transfer agent, Mellon Investor Services LLC, will count the votes and act as an inspector of election.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., our proxy solicitor, at 1-800-657-4703. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Special Factors,” “Important Information Concerning Swift — Projected Financial Information,” Annex E and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Act;

•	the failure to obtain the necessary debt and equity financing arrangements set forth in commitment letters received in connection with the merger agreement;

•	the failure of the merger to close for any other reason;

•	the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the pending merger;

•	the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” beginning on page 89. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Swift Transportation Co., Inc.

Swift Transportation Co., Inc., a Nevada corporation headquartered in Phoenix, Arizona, is the holding company for several operating and other corporations. We are the largest publicly traded truckload carrier in the United States operating a fleet of 18,000 tractors and 50,000 trailers and traveling nearly 35 million miles every week. We operate out of 31 major terminals in 28 states and Mexico combining strong regional operations, an expanding intermodal operation and various specialty and dedicated services. The principal commodities that we transport include retail and discount department store merchandise, manufactured goods, paper products, non-perishable and perishable food products, beverages and beverage containers and building materials.

Saint Corporation

Saint Corporation, referred to herein as Parent, is a Nevada corporation with principal offices at c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. Parent’s telephone number is (602) 273-3770. Parent was formed for the purpose of engaging in the merger and other related transactions, and Parent has not engaged in any business other than in connection with the merger and other related transactions. Parent is currently wholly owned by Jerry Moyes.

Saint Acquisition Corporation

Saint Acquisition Corporation, referred to herein as MergerCo, is a Nevada corporation with principal offices at c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. MergerCo’s telephone number is (602) 273-3770. MergerCo is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. MergerCo has not engaged in any business other than in connection with the merger and other related transactions.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on          , 2007, starting at      local time at our headquarters located at 2200 South 75th Avenue, Phoenix, Arizona 85043, or at any adjournment or postponement thereof.

The purpose of the special meeting is for our stockholders to consider and vote upon the approval of the merger agreement. Our stockholders must approve the merger agreement for the merger to occur. If our stockholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about          , 2007.

Record Date and Quorum

The holders of record of the Company’s common stock as of the close of business on          , 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date,           shares of the Company’s common stock were outstanding.

All stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting, and each may be accompanied by one guest. Registration and seating will begin at 9:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership and check in at the registration desk at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. A quorum is necessary to hold the special meeting. Any shares of the Company’s common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Under Nevada law, completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the Company’s common stock outstanding on the record date. Each holder of record of common stock entitled to vote will have the right to one vote for each such share of common stock held. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of the voting power present and entitled to vote.

As of the record date, the directors (other than Mr. Moyes) and current executive officers of the Company owned in the aggregate approximately 0.2% of the outstanding shares of common stock. The Moyes Investors owned in the aggregate approximately 39.0% of the outstanding shares of common stock as of that date. The Moyes Investors have agreed to vote all of their shares of common stock in favor of the merger agreement pursuant to the terms of a voting agreement with the Company. See “Voting Agreement.”

Because approximately 39.2% of the outstanding shares of Company common stock are beneficially owned by the Moyes Investors and the directors and current executive officers of Swift, all of whom have expressed their intent to vote in favor of the merger agreement, an additional 10.8% of the outstanding shares of Company common stock, or approximately           shares, must vote in favor of the merger agreement to satisfy the voting requirement under Nevada law. This represents approximately 17.8% of the shares of Company common stock owned by unaffiliated stockholders.

Proxies; Revocation

You can vote on matters to come before the special meeting in two ways:

1. You can attend the special meeting and cast your vote in person; or

2. You can vote by telephone, via the internet, or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions or, if you provide no instructions, according to the recommendation of our board of directors. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please do not return the enclosed proxy card if you are voting by telephone or over the internet. For further instructions on voting by telephone or via the internet, please see the enclosed proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the merger agreement, but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote against approval of the merger agreement for purposes of the vote required under Nevada law and against the proposal to adjourn the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting by:

•	Sending written notice of revocation to the Executive Vice President, General Counsel and Secretary of Swift Transportation Co., Inc. at P.O. Box 29243, Phoenix, Arizona 85038-9243; or

•	Sending in another duly executed proxy bearing a later date; or

•	Attending the special meeting and casting your vote in person.

Your last vote will be the vote that is counted.

Submitting Proxies Via the Internet or by Telephone

Stockholders of record and many stockholders who hold their shares through a broker, bank or other nominee will have the option to submit their proxies or voting instructions via the internet or by telephone. There are separate arrangements for using the internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker, bank or other nominee. If you hold your shares in registered name, please refer to the telephone and Internet voting instructions on your proxy card. If your shares are held in “street name,” you should check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days) by an announcement made at the special meeting of the time, date and place of the adjourned meeting. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the merger agreement, the Company does not anticipate that we will adjourn or postpone the special meeting unless the Company is advised by counsel that failure to do so could reasonably be expected to result in a violation of U.S. federal securities laws. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, e-mail, telephone, or via the internet. The Company has retained Georgeson Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay Georgeson Inc. a customary fee, plus reimbursement of out-of-pocket expenses.

SPECIAL FACTORS

Background of the Merger

Jerry Moyes, along with his father and brother, founded the predecessor to the Company with one truck in 1966. Mr. Moyes served as Chief Executive Officer (“CEO”), President and Chairman of the board of directors of the Company from 1984 until October 2005. The Company registered its shares of common stock under the Exchange Act and listed them for trading on NASDAQ in 1990. Mr. Moyes, companies controlled by Mr. Moyes and a trust established for the benefit of Mr. Moyes and his wife currently control approximately 27.0% of the outstanding shares of Company common stock. Mr. Moyes’ son, Michael Moyes, currently controls approximately 12.0% of the outstanding shares of Company common stock in his capacity as general partner of the Moyes Children’s Limited Partnership.

On March 30, 2004, in connection with new requirements of NASDAQ, the Company elected three additional independent directors, which resulted in independent directors comprising a majority of the board of directors. The board of directors also adopted revised charters for each of its committees and reconstituted the membership of the committees to include only independent directors.

In May 2004, a committee of independent directors was formed to review the circumstances of certain stock trades by Mr. Moyes. In the course of its review, the committee also subsequently reviewed matters including the Company’s management, culture, decision making, involvement in related party transactions, and policies and procedures relating to trading in Company common stock by directors and officers of the Company. In August 2004, the committee concluded and recommended to the board of directors that Mr. Moyes should be transitioned out of the position of CEO and should continue to serve as Chairman of the board. Mr. Moyes told the other members of the board of directors that he disagreed with the committee’s recommendation. Mr. Moyes and the independent directors also disagreed about other issues, including the adoption of policies to reduce the nature and quantity of related party transactions. In connection with the adoption of these policies, two non-independent directors resigned effective at the next stockholders meeting. On several occasions during the summer and autumn of 2004, various independent directors informally suggested to Mr. Moyes that he needed to cause the Company to adapt to the new environment and requirements applicable to publicly traded companies, or he should consider making a proposal to take the Company private by acquiring all of the shares of the Company’s common stock not already owned by him and his family. Mr. Moyes also was advised by members of the board of directors that any such proposal would trigger a sale process directed at maximizing stockholder value and that the result of such a process could be the sale of the Company to someone other than Mr. Moyes.

On October 1, 2004, the Company announced that the SEC and the Department of Justice had commenced a formal investigation into the purchase of shares of Company common stock by Mr. Moyes and certain Company repurchases of shares of Company common stock in May 2004. Subsequently, in September of 2005, Mr. Moyes agreed, without admitting or denying the SEC’s claims, to settle matters raised by the SEC investigation. See “Information Concerning Parent, MergerCo and the Moyes Investors” below for additional information on the terms of this settlement.

On November 3, 2004, the Company announced that it had hired Robert W. Cunningham as its President and Chief Operating Officer and appointed Mr. Cunningham as a member of the board of directors. Mr. Cunningham previously had been employed by the Company from 1985 to 1997. In connection with his return to the Company and in accordance with the Company’s new, more stringent related party transaction policy, Mr. Cunningham agreed to sell (and in April 2005 completed the sale of) his business, Cunningham Commercial Vehicles, the distributor of Freightliner, Sterling and Western Star Trucks in Arizona. The Company also announced that to facilitate consensus within management and the transition of Mr. Cunningham to CEO, the Company had created an “Office of the Chairman,” consisting of Mr. Moyes, Mr. Cunningham and Bill Riley, the Company’s Senior Executive Vice President. The board of directors also appointed Jock Patton as the Company’s lead director, to serve as an official liaison between the board of directors and management. The Company also announced a formal senior management transition schedule, which provided that Mr. Cunningham would take over as CEO from Mr. Moyes by December 31, 2005. The employment agreement entered into between the Company and Mr. Cunningham stipulated that Mr. Cunningham would be appointed as CEO on or prior to December 31, 2005. Mr. Moyes objected to

Mr. Cunningham becoming CEO in that time frame. Following Mr. Cunningham’s appointment, the Company hired a new General Counsel, Samuel C. Cowley, and a new Chief Financial Officer, Glynis A. Bryan.

On October 5, 2005, Mr. Moyes requested the board of directors of the Company to consider pursuing a transaction in which the Company would use $250 million to conduct a “dutch auction” tender offer (in which Mr. Moyes and his affiliates would not participate) to repurchase shares of Company common stock at a premium to the then market price, to be funded from the proceeds of debt financing. If consummated, the transaction would have raised the founding family’s percentage ownership above 50% of the outstanding shares, and NASDAQ rules no longer would have required the Company to maintain a majority of independent members on the board of directors. As part of his request that the company consider such a “dutch auction,” Mr. Moyes stated to the board of directors that he recognized that such a course of action had change of control implications and that he would consider entering into appropriate standstill and other arrangements to address any concerns of the board of directors.

On October 7, 2005, the board of directors resolved to appoint the Nominating/Corporate Governance Committee of the board of directors (the “NCGC”), which is comprised entirely of independent directors and is charged under its committee charter with reviewing and approving related party transactions, to act for and on behalf of the Company with respect to reviewing and evaluating the “dutch auction” tender offer suggested for consideration by Mr. Moyes. The NCGC subsequently engaged Goldman Sachs & Co. (“Goldman Sachs”) as its financial advisor and Sullivan & Cromwell LLP (“S&C”) as its legal advisor.

On October 25, 2005, a meeting of the NCGC was held at which it reviewed the financial and legal aspects of Mr. Moyes’ proposal with Goldman Sachs and S&C. After discussion, the NCGC determined that the suggested “dutch auction” tender offer was not in the best interests of the stockholders of the Company other than Mr. Moyes and his family and determined to reject it. Later on the same day, the NCGC notified Mr. Moyes of the NCGC’s determination. The NCGC also proposed to Mr. Moyes that, given the contentious relationship between Mr. Moyes and the other members of the board of directors and senior management of the Company and in an effort to facilitate the planned management succession, he and the Company should enter into an agreement whereby, among other things, Mr. Moyes and his affiliates would agree to vote their shares of Company common stock at future meetings in favor of the directors nominated by the NCGC and would grant the NCGC an irrevocable proxy to vote all shares of the Company common stock held by them, and Mr. Moyes would agree not to commence a proxy contest with respect to the Company. The board of directors also informed Mr. Moyes that if he did not enter into such an agreement by October 27, 2005, that he would be removed immediately from his position as CEO and Chairman of the board of directors. Mr. Moyes declined to enter in to such an arrangement.

Also, on October 25, 2005, the Compensation Committee of the board of directors approved Change in Control Agreements (the “CIC Agreements”) for certain of the Company’s senior executives. The board of directors (with Mr. Moyes abstaining) ratified the CIC Agreement for Mr. Cunningham. The board of directors determined that such agreements were necessary to provide security to key members of senior management in light of their perception of Mr. Moyes’ desire to acquire control of the Company and the ongoing contentious relationship between Mr. Moyes and the other members of the board of directors. A description of the terms and conditions of the CIC Agreements and the benefits to which Mr. Cunningham and the other executives may be entitled is found under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger.”

On October 27, 2005, Mr. Moyes tendered his resignation as CEO and Chairman of the board of directors of the Company and the Company announced that Mr. Cunningham had been named President and CEO of the Company. Mr. Moyes continued as a director of the Company and Mr. Patton was elected Chairman of the board of directors, a non-executive position.

Following Mr. Moyes’ resignation, several contentious issues continued or emerged between Mr. Moyes, on the one hand, and the other members of the board of directors and the senior management of the Company, on the other hand, including disagreement over the terms of the Company’s ongoing commercial relationship with Interstate Equipment Leasing, Inc. (“IEL”), a company wholly owned by Mr. Moyes and his wife that provides equipment and financing to approximately 2,100 owner operators constituting roughly two-thirds of the Company’s owner operators. Prior to Mr. Moyes’ resignation, the terms of the commercial relationship between the Company and IEL had not been reflected in a written agreement. Subsequent to Mr. Moyes’ resignation, the Company and Mr. Moyes commenced negotiations concerning the terms of a written agreement between the Company and IEL but no such agreement was ever entered into. In addition, Mr. Moyes frequently expressed concerns to members of the board of directors and senior management of the Company regarding the manner in which the Company was being managed. These concerns included disagreement with personnel decisions, customer relations, facilities closures, executive compensation and severance arrangements, and other operating and business decisions. The other members of the board of directors investigated each of Mr. Moyes’ concerns and in each case determined, in their judgment, that they were without merit. The board of directors and senior management of the Company also requested that Mr. Moyes cease communications regarding the Company with customers and employees and other persons, including communications that were critical of Company management.

On January 31, 2006, as a result of the IEL dispute and the other contentious issues described above, the board of directors created an Executive Committee of the board of directors comprised of all directors other than Mr. Moyes. The Executive Committee was created to initially provide a venue for discussions among members of the board of directors regarding matters, including the IEL dispute, in which Mr. Moyes’ participation was not appropriate. Mr. Moyes voted against the creation of the Executive Committee. Following this time, deliberations and decision-making of the board involving confidential information regarding the Company were conducted by the Executive Committee and the other committees on which Mr. Moyes did not sit, and Mr. Moyes was generally excluded from confidential information regarding the Company provided to the board of directors.

On May 23, 2006, the annual meeting of stockholders of the Company was held in Phoenix for the purpose of, among other things, electing three Class I directors to the board of directors for a term of three years each. Mr. Moyes withheld from voting certain of the shares of common stock beneficially owned by him and the trust established for the benefit of Mr. Moyes and his wife. Ronald Moyes, as general partner of the Moyes Children’s Limited Partnership, which owns approximately 12.0% of the outstanding shares of Company common stock, indicated that he would cause such shares to be voted in favor of the management slate of Class I directors.

On July 17 and 18, 2006, the Compensation Committee of the board of directors, and with respect to Mr. Cunningham, the board of directors, authorized the Company to enter into amended and restated CIC Agreements with Mr. Cunningham and the other executives to provide additional protections and clarifications with respect to the circumstances constituting a change in control, and the circumstances in which the executive may terminate his or her employment with the Company for “good reason” and collect severance following a change in control. None of the amendments to the CIC Agreements provided for any increased or additional monetary benefits for the executives. Mr. Moyes voted against the amended and restated CIC Agreements. A description of the terms and conditions of the CIC Agreements and the benefits to which Mr. Cunningham and the other executives may be entitled is found under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger.”

Given the ongoing contentious relationship between Mr. Moyes and the other members of the board of directors and senior management, Mr. Moyes’ refusal to vote for the nominated board members at the annual stockholders’ meeting, statements by Mr. Moyes and his representatives that he was considering a proxy contest at the 2007 annual meeting, and the board’s concern that Mr. Moyes would attempt to obtain control of the Company through open market or privately negotiated purchases of shares of Company common stock without paying a fair control premium to all other stockholders, on July 19, 2006, the board of directors of the Company adopted a “stockholder friendly” Stockholder Protection Rights Agreement (the “Rights Agreement”). Mr. Moyes opposed the action. In announcing the Rights Agreement, the board of directors of the Company noted that it was mindful that Mr. Moyes had made statements that led the board of directors to conclude that he might be considering initiating actions, such as a partial tender offer or open market acquisitions, with a view to acquiring a controlling interest but less than all of the Company’s outstanding shares, which the board of directors believed would not maximize value for all stockholders. The board of directors further noted that the Rights Agreement was designed to address the board’s concerns in this regard while still permitting Mr. Moyes to obtain control of the Company by purchasing all of the outstanding common stock, with or without the consent of the board of directors and management of the Company, at a price acceptable to a majority of stockholders other than Mr. Moyes and his affiliates and associates.

During the summer and autumn of 2006, Mr. Patton, on behalf of the board of directors, engaged in discussions with Mr. Moyes and his representatives regarding a potential global settlement of the IEL dispute as well as the other contentious issues between the board of directors and Mr. Moyes. The outlines of the global settlement as proposed by Mr. Patton included entering into a written commercial agreement between the Company and IEL, resolution of disputed historical financial obligations between the Company and IEL, the board’s desire for Mr. Moyes either to act in a manner the board viewed as constructive or to resign from the board of directors, Mr. Moyes’ agreement to a standstill under which he would agree not to commence a proxy contest with respect to the Company, and Mr. Moyes and the Company entering into a mutual non-disparagement agreement. The Company and Mr. Moyes were unable to agree on financial terms resolving the IEL dispute and Mr. Moyes was unwilling to agree to a standstill.

During these discussions, on several occasions, Mr. Patton suggested to Mr. Moyes that the contentious relationship between Mr. Moyes and the Company was not in the best interests of the Company and its stockholders, including Mr. Moyes, and that Mr. Moyes should consider either selling his shares of Company common stock, making an offer to take the Company private or entering into the proposed global settlement. When Mr. Moyes and his advisors expressed skepticism about how the board of directors would treat a going private proposal from Mr. Moyes, Mr. Patton responded that the board of directors would treat fairly and seriously any such proposal from Mr. Moyes but that, of course, the board of directors would follow the appropriate processes to ensure that any transaction involving the Company and Mr. Moyes or another buyer was fair to and in the best interests of all stockholders of the Company.

In October 2006, in connection with the settlement of certain pending litigation, Michael Moyes, an adult son of Jerry and Vickie Moyes, became the sole general partner of the Moyes Children’s Limited Partnership, replacing Ronald Moyes.

On November 3, 2006, Mr. Moyes and a representative met with Mr. Patton and delivered to Mr. Patton a letter to the board of directors of the Company proposing to acquire all of the outstanding shares of common stock of the Company not already owned by Mr. Moyes at a price of $29.00 in cash per share. The full text of the letter follows:

Jerry Moyes
2710 E. Old Tower Road
Phoenix, AZ 85034

November 3, 2006

Board of Directors
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, AZ 80202

Attention: Jock Patton, Chairman of the Board

Dear Jock:

I am pleased to submit this proposal to acquire Swift Transportation Co., Inc. (“Swift”) at a substantial premium to the market value of Swift’s shares.

I propose to acquire Swift through a corporation to be formed by me in an all-cash transaction at a price of $29.00 per Swift common stock share. To finance the transaction, I will roll over substantially all of my current investment in Swift and have received a written commitment by Morgan Stanley for the entire amount of the debt financing necessary to consummate the transaction.

Given Swift’s recent performance, $29.00 per share is a full and fair price for Swift’s common stock, providing an attractive opportunity for its stockholders to maximize the value of their investment in Swift. The $29.00 offer price represents a significant, more than 21%, premium over yesterday’s closing price for Swift’s shares. I believe such a transaction would be in the best interests of Swift and its stockholders, and that Swift’s stockholders will find such a transaction compelling.

My proposal is conditioned upon completion of confirmatory due diligence, negotiation and execution of a definitive agreement, and receipt of necessary board, stockholder and regulatory approvals. Given my history with Swift and my familiarity with its operations, employees and customers, I am confident that when my legal and financial advisors are given access to Swift’s books and records, they will be able to expeditiously complete their due diligence. As part of the due diligence, I am prepared to consider any factors that you believe justify a higher purchase price, and upon the completion of due diligence, I may be willing to increase my proposed price.

In view of my disclosure obligations under the securities laws, I will be filing an amendment to my Schedule 13D on Monday disclosing this proposal. In spite of the required disclosure of this proposal, I would very much like to move forward on a cooperative and amicable basis. If desired, my advisers and I are prepared to work with you and your advisers over the weekend to formulate a joint press release. I hope you share my enthusiasm for the proposed acquisition and my confidence that it serves the best interests of Swift’s stockholders. Please contact me as promptly as possible to discuss how we may best proceed, and, in any event, consider this proposal effective through November 20, 2006.

Sincerely,

/s/
Jerry Moyes

Jerry Moyes

On November 4, 2006, a telephonic meeting of the Executive Committee of the board of directors of the Company was held. All of the members of the board of directors of the Company, other than Mr. Moyes, participated. Also participating were Ms. Bryan, representatives of Goldman Sachs, representatives of S&C and representatives of Snell & Wilmer L.L.P. (“S&W”). Mr. Patton informed the board of directors of his meeting with Mr. Moyes and a representative of Mr. Moyes on November 3, 2006 during which Mr. Moyes delivered to Mr. Patton the letter presenting his proposal. Representatives of S&C then reviewed with the board of directors its fiduciary obligations in connection with its consideration of Mr. Moyes’ proposal. Representatives of Goldman Sachs reviewed the basic terms of Mr. Moyes’ proposal, including its structure and financing. After discussion on the financial aspects of the proposal, the board of directors discussed the advisability of forming a special committee to evaluate Mr. Moyes’ proposal. The board of directors unanimously resolved to form a special committee of directors comprised solely of independent directors and delegated the full power and authority to the special committee, among other things, to receive, review, evaluate and study the proposal of Mr. Moyes and any alternative proposals or strategic alternatives, negotiate on behalf of the Company, if appropriate, the terms and conditions of the proposal from Mr. Moyes or any alternative proposals with the applicable parties and make a recommendation to the board of directors at the appropriate time as to the proposal from Mr. Moyes or any alternative proposal or strategic alternative. The board of directors appointed Mr. Patton, Paul Mecray and David Goldman to serve on the special committee and elected Mr. Patton to serve as Chairman of the special committee.

On November 4, 2006, Ms. Bryan and Mr. Cunningham commenced their review and update of the Company’s five-year strategic plan, which was completed on November 11, 2006.

On November 5, 2006, the special committee entered into an engagement letter with Goldman Sachs to act as financial advisor to the special committee. Goldman Sachs immediately commenced its business and financial due diligence review of the Company in conjunction with the Company’s management.

On November 6, 2006, Mr. Moyes filed an amended Schedule 13D with the SEC, attaching as exhibits his letter of November 3, 2006 and the $2.735 billion debt financing commitment letter from Morgan Stanley. The Company issued a press release noting that it had received the proposal from Mr. Moyes, that a special committee of the board of directors of the Company had been formed to review and evaluate Mr. Moyes’ proposal and that Goldman Sachs had been retained as the special committee’s financial advisor.

On November 13, 2006, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan, Karen E. Rasmussen and representatives of Goldman Sachs, S&C and S&W. At this meeting, each member of the special committee confirmed that he is independent of and has no financial or other relationship with Mr. Moyes or his family (other than the relationship they have due to their directorships on the board), and the representatives of Goldman Sachs and S&C confirmed that they had no prior relationship with the Moyes family or members of the special committee other than to provide advice to the board of directors regarding Mr. Moyes’ “dutch auction” tender offer proposal and on certain defensive measures the board of directors had considered or adopted during the course of the previous year. Representatives of S&C then reviewed with the special committee its fiduciary obligations in connection with its consideration of Mr. Moyes’ proposal. Next, representatives of Goldman Sachs reviewed the material terms of Mr. Moyes’ proposal, including the terms of the financing to be provided by Morgan Stanley, and discussed potential interest from other potential strategic or financial suitors for an acquisition proposal for the Company. The special committee requested that Goldman Sachs prepare a financial analysis of the Company and the Moyes proposal in order to assist the special committee’s evaluation. Representatives from Goldman Sachs noted that, as of that date, they had received no indications of interest from anyone other than Mr. Moyes. After discussing the process for approaching third parties, the special committee instructed Goldman Sachs to begin contacting potential strategic and financial buyers to inquire if such parties would be interested in evaluating the Company with a view to making a proposal for a transaction with the Company.

On November 14, 2006, a regularly scheduled meeting of the board of directors of the Company was held in Phoenix. At the suggestion of the Company, because of his proposal to acquire the Company, Mr. Moyes did not attend the meeting. During the meeting, Mr. Cowley relayed the following points that a representative of Mr. Moyes had conveyed earlier that day to Mr. Cowley on behalf of Mr. Moyes: (i) Mr. Moyes considers his proposal to be serious and fair; (ii) Mr. Moyes considers his financing to be committed and unconditional; (iii) Mr. Moyes prefers to proceed with a negotiated transaction; and (iv) Mr. Moyes would like to proceed expeditiously and to execute a definitive agreement before the end of the year. The board of directors reviewed and discussed the Moyes proposal, ratified the engagement of Goldman Sachs, and approved the payment of special committee fees of $100,000 for Mr. Patton, as Chairman of the special committee, and $40,000 for each of Messrs. Mecray and Goldman.

On November 16, 2006, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. The special committee discussed the fact that, according to its terms, Mr. Moyes’ proposal to acquire the Company would expire on November 20, 2006, and that this deadline did not provide adequate time for the special committee to review the analyses of its advisors, fully evaluate the proposal and reach a final conclusion on the merits of the proposal. After discussion, the special committee determined to notify Mr. Moyes that it was working to respond to his proposal by November 27, 2006. Representatives of Goldman Sachs updated the special committee on their efforts to contact potential strategic and financial buyers and noted that they had not yet received any serious indications of interest for a potential transaction with the Company.

Between November 16, 2006 and December 1, 2006, representatives of Goldman Sachs conducted in-person and telephonic due diligence meetings with the Company’s management. The Company’s management, with the assistance of Goldman Sachs, prepared materials for presentations to potential bidders and compiled a virtual due diligence data room.

On November 21, 2006, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. At the meeting, representatives of Goldman Sachs provided the special committee with a summary of their preliminary financial analysis of the Company and the Moyes proposal. The special committee also discussed the absence of any unsolicited expressions of interest by other potential bidders, the progress of Goldman Sachs in contacting other potential bidders and potential courses of action in the context of exploring the Company’s strategic alternatives. After extensive discussion, the special committee agreed to defer reaching any conclusion regarding its response to Mr. Moyes’ proposal until after reviewing Goldman Sachs’ completed financial analyses and presentation concerning the Company’s strategic and financial alternatives at the next meeting.

On November 26, 2006, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. Representatives of Goldman Sachs presented the special committee with their completed financial analysis of the Company and of Mr. Moyes’ proposal. After a detailed discussion, the special committee unanimously agreed that the proposed purchase price of $29.00 per share was inadequate and that the feasibility of obtaining a higher price should be explored through negotiations with Mr. Moyes and other potential bidders. The special committee also noted that it might still determine that it would be preferable, and in the stockholders’ best interest, not to sell the Company to any bidder but also noted that a change in control transaction at a full and fair price would benefit stockholders by eliminating the ongoing challenges to management resulting from the contentious relationship between Mr. Moyes and the other members of the board of directors and senior management of the Company. The special committee agreed to allow Mr. Moyes and other potential interested third parties the opportunity to conduct due diligence following execution of appropriate confidentiality agreements so as to encourage proposals that may offer a higher price. The special committee authorized and directed its financial and legal advisors to communicate the special committee’s rejection of the proposal to Mr. Moyes’ financial and legal advisors.

On November 27, 2006, the Company issued a press release stating that the special committee had rejected Mr. Moyes’ $29.00 per share proposal as inadequate and that the Company would continue to explore alternatives to maximize value for stockholders, including commencing discussions with Mr. Moyes and his financial advisor to determine if Mr. Moyes’ proposed price could be increased to adequately reflect the full value of the Company and discussions with other potential strategic and financial acquirers of the Company. The full text of the Company’s press release follows:

Swift Transportation Co., Inc.
Special Committee Rejects Moyes’ $29.00 Offer; Will Commence Discussions with Moyes and Other Potential Financial and Strategic Buyers

Phoenix, Arizona; November 27, 2006 — Swift Transportation Co., Inc. (NASDAQ:SWFT) stated today that the Special Committee of its Board of Directors has rejected the proposal of its largest shareholder, Jerry Moyes, to acquire all of the Company’s outstanding common stock in an all-cash transaction at a price of $29.00 per share. The Special Committee is comprised of Jock Patton, who is serving as chairman, David Goldman and Paul Mecray, each an independent director of the Company.

After careful review, and based in part on the advice and analysis of its financial advisor, Goldman, Sachs & Co., the Special Committee determined that Mr. Moyes’ proposed price of $29.00 per share is inadequate.

The Special Committee continues to explore alternatives to maximize value for shareholders and, with the assistance of its financial advisor, will commence discussions with Mr. Moyes and his financial advisor to determine if the proposed price can be increased to adequately reflect the full value of the Company. The Special Committee, with the assistance of its financial advisor, also has begun discussions with other potential financial and strategic buyers for the Company.

Jock Patton, Chairman of the Board of Directors and Chairman of the Special Committee, commented, “The Special Committee does not believe the current proposal from Jerry Moyes adequately reflects the full value of Swift’s franchise, industry-leading position, recent significant performance improvements and opportunities ahead. The Company has made substantial operational improvements reflecting hard work and sacrifice by our nearly 22,000 dedicated employees, and we are optimistic about the Company’s prospects and the outlook for the future. The Board and management remain intently focused on executing our performance improvement initiatives, maintaining safe, world-class service for our growing customer base, and building value for shareholders.”

The Company stated that there can be no assurance that discussions with Mr. Moyes or other parties will result in any specific transaction. The Special Committee intends to act expeditiously, but there is no timetable for its discussions with Mr. Moyes and other parties. The Company does not intend to comment further publicly with respect to the exploration of alternatives unless a specific transaction is approved by the Special Committee or the Special Committee determines that the Company should not enter into any transaction.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

On November 28, 2006, the Company entered into a confidentiality agreement with Mr. Moyes to allow him and his representatives to commence due diligence on the Company.

At the special committee’s request, Goldman Sachs contacted 29 strategic and financial buyers in its effort to seek potential bidders for the Company, including major transportation companies, rail transportation companies, medium truckload/transportation companies and financial buyers. At various stages of discussions with Goldman Sachs, all of the potential strategic buyers and several of the financial buyers declined to participate in the process and consider a possible transaction with the Company. Beginning on November 28, 2006, Goldman Sachs distributed forms of confidentiality agreements to seven parties, other than Mr. Moyes, that had expressed interest in considering the possible acquisition of the Company. Two of these parties subsequently determined not to continue in the process and the special committee determined the third was not qualified to proceed. Representatives of S&C negotiated the terms of the confidentiality agreements with each of the other four potential bidders (“Bidder A”, “Bidder B”, “Bidder C” and “Bidder D”), each of which was a private equity sponsor. On or prior to December 12, 2006, confidentiality agreements were executed between the Company and each of the four potential bidders, and access to the Company’s virtual due diligence data room was granted to each of these potential bidders and their respective advisers.

On December 1, 2006, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. Goldman Sachs and S&C were asked to update the special committee with respect to discussions with potential third party bidders for the Company and the status of confidentiality agreements with interested third parties. The special committee then directed representatives of Goldman Sachs to assist the Company’s management in presenting the Company’s business and management’s financial projections and business plan to Mr. Moyes and his advisors and to other interested bidders and their advisors.

On December 6, 2006, the senior management of the Company made a presentation in Phoenix to Mr. Moyes, who participated telephonically, and representatives of Morgan Stanley, Scudder Law Firm, P.C., L.L.O. (“Scudder Law Firm”) and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”).

On December 8, 2006, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. Mr. Cunningham provided an update on the presentation by members of the Company’s management and Goldman Sachs to Mr. Moyes and his advisors on the Company’s business and management’s financial projections and business plan. Representatives of S&C provided an update on the ongoing negotiations of confidentiality agreements with Bidder A, Bidder B, Bidder C and Bidder D. The special committee instructed its legal and financial advisors to provide access to due diligence materials to all parties who executed appropriate confidentiality agreements. Representatives of Goldman Sachs informed the committee of the anticipated schedule of meetings with Mr. Moyes and the other bidders and their respective advisors.

On December 11, 2006, the senior management of the Company made a presentation in Phoenix to representatives of Bidder C and its legal, accounting and financial advisors.

On December 12, 2006, the senior management of the Company made a presentation in Phoenix to representatives of Bidder B and its financial advisors.

On December 14, 2006, the senior management of the Company made a presentation in New York to representatives of Bidder D.

On December 14, 2006, at the direction of the special committee, Goldman Sachs sent a letter to each of the four bidders that had expressed an interest in acquiring the Company, as well as Mr. Moyes, setting forth the requirements for the submission of preliminary indications of interest on or prior to December 21, 2006.

On December 15, 2006, the senior management of the Company made a presentation in New York to representatives of Bidder A and its legal, accounting and financial advisors.

On December 18, 2006, representatives of management of the Company participated in a follow-up due diligence teleconference with representatives of Bidder C and its financial advisors.

On December 19, 2006, representatives of management of the Company participated in a follow-up due diligence teleconference with Mr. Moyes’ representatives from Skadden Arps, Scudder Law Firm and Morgan Stanley.

On December 20, 2006, representatives of management of the Company participated in a follow-up due diligence teleconference with Bidder A and its advisors. In addition, Mr. Cunningham spoke with a representative of Bidder A.

On December 21, 2006, Bidder A submitted a non-binding preliminary indication of interest for an acquisition of all of the outstanding shares of common stock of the Company at a price of $31.00 to $32.00 per share.

On December 22, 2006, Bidder B submitted a non-binding preliminary indication of interest for an acquisition of all of the outstanding shares of common stock of the Company at a price of $32.00 per share, conditioned on receiving a written agreement from Mr. Moyes that he would support such proposal and, in the event an offer was made, that Mr. Moyes would vote his shares in favor of such offer.

Mr. Moyes did not submit a revised proposal, but instead submitted a letter indicating that he continued to be interested in acquiring the Company. Mr. Moyes subsequently confirmed verbally that he remained interested in acquiring the Company at the original $29.00 per share price that he proposed on November 3, 2006 and that Mr. Moyes was not interested in selling his shares of Company common stock in a transaction with a third party. Bidders C and D each indicated that they had determined not to continue in the process.

On December 22, 2006, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs and S&C. Representatives of Goldman Sachs reported on the first round of bids submitted by Bidder A and Bidder B and the letter submitted by Mr. Moyes. Goldman Sachs noted that Bidder A had expressed concern regarding its ability to complete a transaction with the Company in light of the fact that Mr. Moyes and his family control a significant percentage of the outstanding common shares of the Company. After extensive discussion on how to respond to the various bidders, the special committee instructed its legal and financial advisors to engage in discussions with Bidder A and Bidder B about possible structures and deal protection mechanisms for a proposed transaction, particularly a structure that would provide greater comfort to Bidder A or Bidder B that a transaction could be completed notwithstanding that Mr. Moyes and his family control a significant percentage of the outstanding common stock of the Company.

Between December 21, 2006 and December 23, 2006, representatives of Goldman Sachs had a series of telephone conversations with representatives of Mr. Moyes, Bidder A and Bidder B, respectively, in which Goldman Sachs indicated that the special committee was evaluating the preliminary indications of interest received and would respond in early January regarding which bidders would be invited to participate in the final round of the process and the timing and procedures for the final round. During the phone calls between representatives of Goldman Sachs and representatives of Bidder A and Bidder B, respectively, each of these bidders repeatedly expressed concern about its ability to successfully complete a transaction given the approximately 40% ownership of the Moyes family and Mr. Moyes’ expressed unwillingness to support a sale of the Company to a third party.

Ultimately, Bidder A also indicated that it would agree to continue in the process only if the Company agreed to reimburse Bidder A’s transaction expenses up to $10 million and agreed to pay Bidder A an additional $10 million fee if the Company entered into an agreement with Mr. Moyes. Bidder B repeatedly requested that the Company grant it permission to contact Mr. Moyes to discuss possibly forming a joint bidding group with Mr. Moyes and indicated it would request reimbursement for its out-of-pocket expenses related to due diligence in order to continue in the process.

On December 29, 2006, representatives of Goldman Sachs, S&C and Georgeson Inc. (“Georgeson”), the Company’s proxy solicitor, participated in a teleconference with representatives of Bidder A and its legal advisers during which Goldman Sachs, S&C and Georgeson presented Georgeson’s analysis, based on a review of the stockholders of the Company and Georgeson’s experience with other contested proxy situations, that a merger or tender offer between Bidder A and the Company would receive the required approval of the Company’s stockholders even if Mr. Moyes and his family voted all of their shares against, or refused to tender their shares in connection with, such transaction. The Georgeson analysis suggested that the expected margin over the required stockholder approval percentage would be even greater if the transaction were structured as a first-step tender offer followed by a second-step merger rather than a one-step merger. The participants in the teleconference also discussed the legal and financial issues inherent in structuring a leveraged acquisition with a first-step tender offer.

On December 31, 2006, representatives of Goldman Sachs and S&C participated in a teleconference with representatives of Bidder B and its legal advisers covering the same subjects as were discussed in the December 29 teleconference with Bidder A and its legal advisers.

On January 2, 2007, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. Representatives of Goldman Sachs and S&C provided an update to the special committee regarding their discussions with Bidder A and Bidder B, including both bidders’ concerns about the feasibility of completing a transaction and the possibility of structuring the transaction with a first-step tender offer. Goldman Sachs again reported that Bidder B had requested that the special committee either allow it to contact Mr. Moyes to make a joint bid for the Company or grant to it exclusivity in negotiations with the Company. Bidder B further requested to be reimbursed for its out-of-pocket expenses related to due diligence if the Company entered into a definitive agreement with another party as a condition to continuing the process of evaluating and making a proposal to acquire the Company. The committee members then discussed with representatives from S&C and Goldman Sachs possible structures for an acquisition of the Company by the successful bidder, including the possibility of structuring the transaction with a first-step tender offer, and possible merger agreement provisions that could provide a third-party bidder with appropriate deal protection. Goldman Sachs also provided an update on proposed scheduling with respect to all potential bidders and the conduct of second-round due diligence, the submission of final bids, the distribution and negotiation of draft merger agreements and the review of draft financing commitment papers, and the signing of a definitive final agreement with the winning bidder.

In discussing the appropriate next steps, the members of the special committee discussed their concern that Bidder A and Bidder B would determine not to continue in the process and agreed to make a proposal to Bidder A and Bidder B to reimburse out-of-pocket expenses incurred by such bidders related to conducting due diligence in the event that a transaction with them was not completed, in order to ensure these bidders stayed engaged in the process. With respect to Mr. Moyes’ proposal, the special committee discussed the fact that Mr. Moyes had declined to raise his offered price above his initial proposal of $29.00 per share and directed Goldman Sachs to communicate to Mr. Moyes that the special committee was not prepared to pursue a proposal at $29.00 per share and that Mr. Moyes would have to raise his proposed purchase price to remain competitive with other interested parties.

On January 4, 2007, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Mr. Cunningham, Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. Representatives of Goldman Sachs updated the special committee regarding their recent conversations and meetings with Bidder A, Bidder B and Mr. Moyes. Goldman Sachs reported that Morgan Stanley, Mr. Moyes’ financial advisor, had provided assurance that Mr. Moyes and his advisors were in the process of developing financing solutions that would allow a higher proposal than $29.00 per share for the acquisition of the

Company to be made by Mr. Moyes. Morgan Stanley also reaffirmed Mr. Moyes’ position that he was not interested in selling his shares of Company common stock in a transaction with a third party. The special committee further discussed the on-going concerns of Bidder A and Bidder B regarding their ability to complete a transaction in light of Mr. Moyes and his family controlling a significant percentage of the outstanding common stock of the Company, and further discussed possible structures, including a first-step tender offer, that would maximize the possibility that such a bidder could complete a transaction. The special committee instructed Goldman Sachs to continue discussions with each of Bidder A, Bidder B and Mr. Moyes.

On January 8, 2007, a telephonic meeting of the special committee was held. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. Representatives from Goldman Sachs updated the special committee regarding their ongoing discussions with Bidder A, Bidder B and Mr. Moyes. The special committee discussed proposals from Bidder A and Bidder B for the Company to provide expense reimbursement and other compensation to such bidder in the event the Company consummated a transaction with Mr. Moyes. The special committee determined that it was in the best interests of the Company and its stockholders to continue to encourage and foster Bidder A’s and Bidder B’s active participation in the bidding process in light of the fact that the purchase prices in both bidders’ preliminary proposals were higher than Mr. Moyes’ initial proposal. The special committee also discussed its concern that Bidder A and Bidder B seemed less than fully committed to the process and the significant risk that one or both of these bidders would decide to drop out of the process. The special committee also noted that given the softening of the freight environment, it was likely that any final bid from Bidder A or Bidder B would be at a price lower than their respective preliminary indication. In light of these factors, the special committee determined that its best opportunity to negotiate with Mr. Moyes to obtain the highest price obtainable for the Company was at that time, rather than upon completion of a final bidding round with Bidder A and Bidder B.

After extensive discussion, the special committee directed Mr. Cunningham to call Mr. Moyes and tell him that: (i) multiple credible bidders had submitted indications of interest at prices several dollars higher than Mr. Moyes’ $29.00 per share proposal; (ii) some of the bidders were concerned about their ability to successfully complete a transaction given the approximately 40% ownership of the Moyes family and Mr. Moyes’ expressed unwillingness to support a sale of the Company to a third party; (iii) these bidders had requested that the special committee focus the sale process on them and make meaningful financial commitments to them, in the form of expense reimbursement and topping fees, to increase the chances of completing a transaction with them rather than Mr. Moyes and to compensate them for their expenses and effort in the event that a transaction with them was not completed; (iv) if the special committee decided to go forward with one or more of these bidders, the special committee would dedicate all of the sale process efforts to these bidders and would not permit Mr. Moyes to continue to participate in the process; (v) if Mr. Moyes wanted to acquire the Company, it was then the time to increase his proposed price; (vi) if Mr. Moyes were to respond with a proposed price higher than $31.50 by January 10, 2007, the special committee and its advisers would dedicate until January 17 to attempt to reach a definitive agreement with Mr. Moyes, while keeping open the special committee’s options with other bidders but deferring making any financial commitments to any other bidders; and (vii) if Mr. Moyes were to respond by January 10 with a price higher than $31.50, S&C would deliver a draft merger agreement to Skadden Arps during the evening of January 10 and the special committee would move forward only if Skadden Arps promptly confirmed that the draft merger agreement provided a basis for negotiating a definitive agreement within the contemplated time period.

On January 8, 2007, Mr. Cunningham spoke with Mr. Moyes as directed by the special committee. Representatives of Goldman Sachs also conveyed the same points to representatives of Morgan Stanley.

On January 10, 2007, representatives of Morgan Stanley notified representatives of Goldman Sachs that Mr. Moyes expected he would be willing to increase his proposed price to an unspecified price greater than $31.50 per share, subject to completion of remaining due diligence matters and reaching agreement on the terms of a definitive merger agreement and related agreements. S&C subsequently delivered a draft merger agreement to Skadden Arps on the evening of January 10.

On January 12, 2007, Skadden Arps delivered a list of major issues on the merger agreement. During a subsequent teleconference, representatives of Skadden Arps, Scudder Law Firm, S&C, Morgan Stanley and

Goldman Sachs discussed the list of major issues. It was decided following such teleconference that, although the parties remained apart on several major issues, there was sufficient basis to believe that the parties could resolve these issues to warrant commencing in-person discussions on Monday, January 16.

On January 13, 2007, at the direction of the special committee, representatives of Goldman Sachs spoke to representatives of Morgan Stanley and indicated that, in order to move forward with the in-person discussions on January 16, Mr. Moyes would need to provide a specific price proposal. Following discussions with their client, representatives of Morgan Stanley notified representatives of Goldman Sachs that Mr. Moyes expected he would be willing to increase his proposed price to $31.55 per share, subject to completion of remaining due diligence matters and reaching agreement on the terms of a definitive agreement.

Between January 12 and January 16, 2006, Skadden Arps and S&C exchanged drafts and mark-ups of certain of the agreements related to the merger agreement and continued to negotiate the terms of the merger agreement.

On January 16, Messrs. Patton and Cowley and representatives of Goldman Sachs and S&C commenced meetings at S&C’s offices in New York with representatives of Morgan Stanley, Skadden Arps and Scudder Law Firm. Mr. Moyes and his representatives arrived on January 17, 2007.

Between January 16 and January 19, 2006, the parties and their advisers negotiated and drafted the merger agreement and the related agreements, including extensive negotiations surrounding the fees to be paid by the Company or Mr. Moyes in the event the merger agreement was terminated under certain circumstances and the standstill that Mr. Moyes would be subject to for two annual meetings of stockholders of the Company if the merger agreement was terminated under certain circumstances. The parties also engaged in extensive negotiations with Morgan Stanley and its counsel regarding the terms of the Morgan Stanley debt financing commitment. During the course of these negotiations, Mr. Moyes refused to agree to condition closing of the merger on the approval of the merger by a majority of the stockholders of the Company other than the Moyes Investors. Mr. Moyes also refused to agree to vote his shares in favor of any superior proposal from a third party approved by the board of directors of the Company that emerged following execution of a merger agreement between the Company and Mr. Moyes.

Citing the softening freight environment, concerns regarding the Company’s performance and transaction-related expenses, Mr. Moyes indicated on January 17 that he expected that he would be willing to pay only $30.50 per share instead of $31.55.

The special committee held a telephonic meeting in the evening of January 17. Each of the members of the special committee participated. Also in attendance were Messrs. Cunningham and Cowley, Ms. Bryan and representatives of Goldman Sachs and S&C. Mr. Patton and representatives of S&C reviewed the course of negotiations during January 16 and 17 and summarized the remaining open issues. Mr. Patton recounted Mr. Moyes’ expectation that he would only be willing to pay $30.50 per share and noted that negotiations were on the verge of terminating due to the proposed price reduction. Representatives of Goldman Sachs also discussed their view that the special committee needed to communicate with Bidder A and Bidder B one way or the other within the next few days. After discussion, the special committee determined to tell Mr. Moyes that the special committee would not recommend a transaction at a price below $31.55 per share and was prepared to proceed with other potential bidders. Mr. Patton communicated this decision to a representative of Mr. Moyes during the evening of January 17 and informed the representative that Messrs. Patton and Cowley would discontinue negotiations and return to Phoenix if Mr. Moyes did not reaffirm the $31.55 per share price prior to 2 p.m. on January 18.

A representative of Mr. Moyes telephoned Mr. Patton prior to the deadline to again indicate that Mr. Moyes expected that he would be willing to pay $31.55 per share, subject to reaching agreement on the terms of definitive agreements. Representatives of Skadden Arps, Scudder Law Firm and S&C then continued negotiating and drafting the merger agreement and related agreements.

On January 19, 2007, a joint telephonic meeting of the special committee and the board of directors of the Company was held. All of the members of the board of directors, other than Mr. Moyes, participated. Also participating were Ms. Bryan and representatives of Goldman Sachs, S&C and S&W. Mr. Patton and representatives of S&C reviewed the material terms of the proposed merger agreement and related agreements. Representatives of S&C and S&W reviewed the fiduciary duties of the directors under Nevada law. Representatives of Goldman Sachs then reviewed the special committee’s process since receipt of Mr. Moyes’ proposal on November 3, 2006, reviewed

Goldman Sachs’ financial analyses of the proposed transaction and delivered to the special committee and the board of directors Goldman Sachs’ opinion that, as of such date, based upon and subject to the factors and assumptions set forth in the opinion, the proposed purchase price of $31.55 to be paid per share of Company common stock was fair, from a financial point of view, to the holders of Company common stock (other than the Rollover Investors). After discussion, the special committee unanimously resolved to recommend that the board of directors approve and declare advisable the merger agreement. The board of directors (other than Mr. Moyes) then unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than the Rollover Investors), (ii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended to the stockholders of the Company that they vote for the approval of the merger agreement. Following the meetings of the special committee and board of directors of the Company, the parties finalized and executed the definitive merger agreement and related agreements. The Company then issued a press release announcing the transaction.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee

The special committee, acting with the advice and assistance of its legal and financial advisors, evaluated and negotiated the merger agreement with Mr. Moyes and his representatives. The special committee determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act, and unanimously resolved to recommend that the board of directors (i) adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and (ii) recommend to the stockholders of the Company that they vote for the approval of the merger agreement.

In the course of reaching its recommendation, the special committee consulted its financial and legal advisors and considered a number of substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision, including the following:

•	the fact that the merger consideration of $31.55 per share represents a premium of approximately 31.2% to the $24.05 closing price of the Company’s common stock on NASDAQ on November 3, 2006, the last trading day before public disclosure of Mr. Moyes’ initial proposal to acquire the Company for $29.00 per share, approximately 27.8% to the average closing price of the Company’s common stock on NASDAQ for the one-week period ending November 3, 2006, approximately 22.6% to the average closing price of the Company’s common stock on NASDAQ for the one-month period ending November 3, 2006, approximately 27.6% to the average closing price of the Company’s common stock on NASDAQ for the three-month period ending November 3, 2006 and approximately 17.0% to the average closing price of the Company’s common stock on NASDAQ for the six-month period ending November 3, 2006;

•	its belief, after a thorough, independent review and a full and fair auction process led by its financial advisors, that the merger and the merger agreement would provide greater value to stockholders within a shorter timeframe than other potential strategic alternatives available to the Company, including remaining an independent company, pursuing a transaction with a private equity firm or a company in the same industry or pursuing a transaction with Bidder A or Bidder B, given the potential rewards, risks and uncertainties associated with those potential alternatives;

•	the facts that the Company had conducted a full, thorough auction in investigating strategic alternatives and that Goldman Sachs contacted twenty-nine parties that it thought may have an interest in acquiring the Company, but that only two of the parties who were contacted submitted non-binding indications of interest;

•	the fact that even though initial indications of interest for the Company from Bidder A and Bidder B had been received since receipt of Mr. Moyes’ proposal on November 3, 2006, these indications were preliminary only and highly conditional as Bidder A and Bidder B did not conduct detailed due diligence and were not fully aware of the impact of the weak revenue environment in the truckload sector on the Company’s actual performance in the fourth quarter of 2006 or the projected performance in the first quarter of 2007;

•	the fact that it might be difficult to complete any alternative acquisition proposal given the Moyes Investors’ control of a significant percentage of the voting power of the common stock and Mr. Moyes’ unwillingness to vote or dispose of his shares in support of an alternative acquisition proposal;

•	the fact that the merger will provide consideration to the Company’s stockholders (other than Rollover Investors) entirely in cash, thus eliminating any uncertainty in valuing the merger consideration;

•	its belief that no other alternative reasonably available to the Company and its stockholders would provide greater value and certainty to stockholders within the foreseeable future;

•	the fact that there are no non-customary requirements or conditions to the merger and that the merger is not conditioned on any financing being obtained by Parent, thus increasing the likelihood that the merger will be consummated and the consideration to be paid to the Company’s stockholders (other than Rollover Investors) will be paid;

•	the fact that the terms of the debt commitment letter provided by Morgan Stanley to Parent were tailored in many respects to mirror the limited conditionality set forth in the merger agreement;

•	the level of effort that Parent must use under the merger agreement to obtain the proceeds of the financing on the terms and conditions described in Parent’s commitment letters;

•	the special committee’s familiarity with the business, operations, properties and assets, financial condition, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects), the competitive nature of the trucking industry in general, industry trends and prospects, and economic and market conditions, both on a historical and on a prospective basis;

•	the financial presentations of Goldman Sachs and its opinion that, as of January 19, 2007, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by the Company’s stockholders (other than the Rollover Investors) in the merger was fair to such holders from a financial point of view; see “Special Factors — Opinion of Goldman, Sachs & Co.;

•	the efforts made by the special committee and its advisors to negotiate a merger agreement and related agreements that were favorable to the Company and its unaffiliated stockholders, and the financial and other terms and conditions of the merger agreement and related agreements;

•	the fact that the terms of the merger agreement allow the Company, prior to the approval of the merger agreement by our stockholders, to respond to unsolicited acquisition proposals under certain circumstances;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the board of directors is permitted to change its recommendation to stockholders and terminate the merger agreement, prior to the approval of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that the board deems a “superior proposal” (as defined in the merger agreement), upon the payment to Parent of an initial termination fee of $10 million and an additional termination fee of $30 million payable only if we consummate a transaction with respect to such superior proposal, or within twelve months of such termination, we enter into a definitive agreement with respect to an acquisition proposal that is subsequently consummated, and its belief that such termination fee was very reasonable in the context of break-up fees that were payable in other transactions and would not preclude another party from making a competing proposal;

•	the fact that Mr. Moyes would be subject to a standstill, whereby Mr. Moyes agrees not to commence a proxy contest for two annual meetings of stockholders of the Company if the merger agreement is terminated under certain circumstances;

•	the fact that the merger consideration of $31.55 per share represents a premium of approximately 85.5% to the $17.01 closing price of the Company’s common stock on NASDAQ on October 27, 2005, the day Mr. Moyes tendered his resignation as CEO and Chairman of the board of directors of the Company; and

•	the fact that the Company would not have to establish damages in the event of a failure of the merger to be consummated because of Parent’s failure to obtain the financing or other material breach of the merger agreement by Parent or MergerCo, in light of the $40 million termination fee payable to the Company by Parent, which is supported by the limited guarantee provided by certain affiliates of Mr. Moyes.

The special committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to the unaffiliated stockholders of the Company:

•	the fact that the board of directors established a special committee of independent directors, consisting solely of directors who are not officers, employees or controlling stockholders of the Company and who are not affiliated with any members of the Moyes Investors, to evaluate the Company’s strategic alternatives and negotiate with the Moyes Investors;

•	the fact that the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the merger agreement;

•	the fact that the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its financial and legal advisors, on the one hand, and Mr. Moyes and his advisors, on the other hand;

•	the fact that prior to negotiating the merger agreement with Mr. Moyes and his advisors, the special committee, with the assistance of its financial advisor, actively solicited competing offers from twenty-nine potential strategic and financial buyers;

•	the fact that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and, upon payment of a termination fee, to terminate the merger agreement and to enter into an agreement with respect to a superior proposal;

•	the fact that the special committee received advice from its legal counsel and financial advisor in evaluating, negotiating and recommending the terms of the merger agreement; and

•	the fact that the opinion of Goldman Sachs addresses the fairness, from a financial point of view, of the merger consideration to be received by the Company’s stockholders (other than Rollover Investors).

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that the merger consideration of $31.55 per share represents a discount of approximately 6.2% to the 52-week high closing price of the Company’s common stock on NASDAQ;

•	the possibility that Parent will be unable to obtain the financing proceeds, including obtaining the debt financing proceeds from its lenders;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•	the fact that the Company’s unaffiliated stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company, including any value that could be achieved in the event the Company is acquired in the future by a strategic or financial buyer;

•	the terms of Mr. Moyes’ expected participation in the merger and the fact that Mr. Moyes has interests in the transaction that are different from, or in addition to, those of the Company’s other stockholders;

•	the fact that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of our stockholders; see “— Interests of the Company’s Directors and Executive Officers in the Merger”;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the merger, requiring the Company to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes; and

•	the fact that its remedy in connection with a breach of the merger agreement by Parent or MergerCo, even a breach that is deliberate or willful, is limited to $40 million and is recoverable only from the personal assets of certain of the Moyes Investors.

The special committee did not (i) retain an unaffiliated representative (other than the special committee) to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or (ii) structure the transaction to require approval of at least a majority of unaffiliated stockholders. Nevertheless, the special committee believed that taking into account the factors listed above, as well as the fact that the agreement among the Company, Parent and MergerCo resulted from arms-length negotiations between the Company and its advisors and the Moyes Investors and their advisors, the absence of these two safeguards did not diminish the fairness of the process undertaken by the special committee.

In the course of reaching its decision to recommend to our board of directors that the board adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, the special committee did not consider the liquidation value of the Company because it considers the Company to be a viable going concern and therefore did not consider liquidation value to be a relevant valuation method. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of September 30, 2006 was $13.37 and the $31.55 per share cash merger consideration is more than 236% above this amount.

The foregoing discussion of the factors considered by the special committee is not intended to be exhaustive, but does set forth the principal factors considered by the special committee. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our board of directors (with Mr. Moyes abstaining), acting in large part upon the unanimous determination of the special committee at the meeting on January 19, 2007, that is described above (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act, (ii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended to the stockholders of the Company that they vote for the approval of the merger agreement. In reaching these determinations, our board considered (i) the financial presentation of Goldman Sachs that was prepared for the special committee and the board of directors, as well as the fact that the special committee received an opinion delivered by Goldman Sachs as to the fairness, from a financial point of view, to the Company’s unaffiliated stockholders of the merger consideration to be received by such holders in the merger and (ii) the unanimous recommendation and analysis of the special committee, as described above, and adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Mr. Moyes recused himself from the foregoing determination and approval due to his involvement in the transaction.

Our board of directors recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its oral opinion (subsequently confirmed in writing) to the special committee of the Company’s board of directors and to the Company’s board of directors that, as of January 19, 2007 and based upon and subject to the factors and assumptions set forth therein, the $31.55 in cash per share to be received by the holders of Company common stock (other than the Rollover Investors) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 19, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee of the Company’s board of directors and the Company’s board of directors in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Swift for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Swift;

•	certain other communications from Swift to its stockholders; and

•	certain internal financial analyses and forecasts for Swift prepared by the management of Swift.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the Company common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the truckload trucking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs did not express any opinion as to the impact of the transaction contemplated by the merger agreement on the solvency or viability of the surviving corporation or the ability of the surviving corporation to pay its obligations when they become due. In rendering its opinion, Goldman Sachs noted that the Company received preliminary indications of interest from two third parties to acquire the Company at a price per share higher than $31.55 per share, and that, for a variety of business reasons, including the conditional nature of those proposals, the special committee of the Company’s board of directors determined not to pursue these other indications of interest. Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction contemplated by the merger agreement, nor does it address the relative merits of the transaction contemplated by the merger agreement as compared to any alternative business transaction that might be available to the Company.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the special committee of the Company’s board of directors and to the Company’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 18, 2007, and is not necessarily indicative of current market conditions.

Analysis at Various Prices

Goldman Sachs calculated the premium implied by (x) the initial offer by Mr. Moyes of $29.00 per share of Company common stock and (y) the final offer by Mr. Moyes of $31.55 per share of Company common stock over the market price per share of Company common stock at certain times. Goldman Sachs compared the implied share prices of $29.00 per share and $31.55 per share with the following trading prices for Company common stock:

•	the closing price of $27.05 on January 18, 2007;

•	the closing price of $24.05 on November 3, 2006 (the last trading day prior to the public announcement of Mr. Moyes’ interest in purchasing the Company);

•	the 52 week high closing price of $33.62;

•	the 52 week closing low price of $19.11;

•	the weighted average price of $24.68 for the 1 week ending November 3, 2006;

•	the weighted average price of $25.73 for the 1 month ending November 3, 2006;

•	the weighted average price of $24.72 for the 3 months ending November 3, 2006; and

•	the weighted average price of $26.96 for the 6 months ending November 3, 2006.

Applying the implied share prices of $29.00 per share and $31.55 per share, the results of Goldman Sachs’ calculations are reflected below:

	Implied Premium Based on	Implied Premium Based on
	Implied $29.00 Share Price	Implied $31.55 Share
	and then current Swift	Price and then current
Period:	Share Price:	Swift Share Price:

As of January 18, 2007	7.2%	16.6%
As of November 3, 2006	20.6%	31.2%
52 week high	(13.7)%	(6.2)%
52 week low	51.8%	65.1%
1 week weighted average	17.5%	27.8%
1 month weighted average	12.7%	22.6%
3 month weighted average	17.3%	27.6%
6 month weighted average	7.6%	17.0%

Goldman Sachs also calculated selected implied transaction multiples for the Company based on (x) the initial offer by Mr. Moyes of $29.00 per share of Company common stock and (y) the final offer by Mr. Moyes of $31.55 per share of Swift common stock. Goldman Sachs calculated an implied equity consideration by multiplying $29.00 and $31.55, respectively, by the total number of outstanding shares of Company common stock on a fully diluted basis. Goldman Sachs then calculated an implied enterprise value based on the implied equity consideration by adding the amount of the Company’s net debt, as provided by the Company’s management, to the implied equity consideration. As used in this description of Goldman Sachs’ financial analyses, EBITDA means earnings before interest, taxes, depreciation and amortization, EBIT means earnings before interest and taxes and EPS means earnings per share. Estimates of future results for the Company used by Goldman Sachs in this analysis were based on forecasts prepared by the management of the Company. Goldman Sachs calculated the following transaction multiples implied by the implied share prices of $29.00 per share and $31.55 per share:

•	the enterprise value as a multiple of estimated fiscal years sales for 2006 and 2007;

•	the enterprise value as a multiple of EBITDA for fiscal years 2006 and 2007;

•	the enterprise value as a multiple of EBIT for fiscal years 2006 and 2007; and

•	the $29.00 and $31.55 per share prices as a multiple of EPS for fiscal years 2006 and 2007 (referred to as P/E ratio).

The following table sets forth the multiples referred to above:

	Implied Multiples		Implied Multiples
	Based on		Based on
	Implied $29.00		Implied $31.55
	Share Price:		Share Price:

Enterprise Value/Sales Multiples
2006	0.8	x	0.9x
2007	0.8	x	0.8x
Enterprise Value/EBITDA Multiples
2006	5.1	x	5.5x
2007	5.0	x	5.4x
Enterprise Value/EBIT Multiples
2006	9.7	x	10.4x
2007	9.5	x	10.2x
P/E Ratios
2006	14.7	x	16.0x
2007	14.0	x	15.2x

Illustrative Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of Swift’s future share price analyses to determine indications of the present value of theoretical implied equity values per share of Company common stock based on Swift management’s forecasts and securities research analyst’s forecasts.

Illustrative Future Share Price Analysis-EPS Estimates

In performing the illustrative future share price analysis, Goldman Sachs applied EPS estimates from 2007 to 2011 ranging from $2.08 to $4.62, based on Swift management projections, to forward P/E ratios ranging from 10.0x to 15.0x. Based on the foregoing, Goldman Sachs derived theoretical future implied equity values per share ranging from $20.78 to $69.26 per share with respect to Company common stock.

Using the same range of EPS estimates and forward P/E ratios, Goldman Sachs also derived the present value of theoretical implied equity values per share with respect to Swift common stock by discounting the EPS estimates for years 2008 through 2011 back to December 31, 2006, assuming a 12% equity discount rate. Based on the foregoing, Goldman Sachs derived present values of theoretical implied equity values per share ranging from $20.78 to $44.02 per share with respect to Swift common stock.

Goldman Sachs also performed an illustrative future share price analysis by applying EPS estimates from 2007 to 2008 ranging from $1.93 to $2.28, based on estimates provided by Institutional Brokers Estimate System, referred to as IBES (a data service that compiles estimates issued by securities research analysts), to forward P/E ratios ranging from 10.0x to 15.0x. Based on the foregoing, Goldman Sachs derived theoretical implied future equity values per share ranging from $19.30 to $34.20 per share with respect to Company common stock. Using the same ranges of EPS estimates (as provided by IBES) and forward P/E ratios, Goldman Sachs derived the present value of theoretical implied equity values per share with respect to Company common stock by discounting the future share price for 2008 back to December 31, 2006, assuming a 12% equity discount rate. Based on the foregoing, Goldman Sachs derived present values of theoretical implied equity values per share ranging from $19.30 to $30.54 per share with respect to Company common stock.

Illustrative Future Share Price Analysis-Sensitivity Analysis

Using the same range of forward P/E ratios ranging from 10.0x to 15.0x and a range of EPS estimates for fiscal years 2007 through 2011, Goldman performed an illustrative future share price sensitivity analysis to determine indications of theoretical implied equity values per share based on a range of annual operating ratios and a range of annual revenue growth rates for the Company. In this theoretical future share price sensitivity analysis, Goldman Sachs derived the present value of theoretical implied equity values per share with respect to Company common stock by discounting the future share prices for fiscal years 2008 through 2011 back to December 31, 2006, assuming a 12% equity discount rate.

In one illustrative sensitivity analysis, Goldman Sachs assumed annual revenue growth for the Company decreased by 1.0% each year relative to the Company’s projections. Based on the foregoing, Goldman Sachs derived present values of theoretical implied equity values per share ranging from $20.58 to $42.05 per share with respect to Company common stock. In a second illustrative sensitivity analysis, Goldman Sachs assumed the annual operating ratio, defined as one minus the EBIT margin, for the Company increased by 1.0% each year relative to the Company’s projections. Based on the foregoing, Goldman Sachs derived present values of theoretical implied equity values per share ranging from $18.11 to $40.27 per share with respect to Company common stock. In a third illustrative sensitivity analysis, Goldman Sachs assumed annual operating ratio for the Company increased by 1.0% each year and assumed annual revenue growth for the Company decreased by 1.0% each year, both relative to the Company’s projections. Based on the foregoing, Goldman Sachs derived present values of theoretical implied equity values per share ranging from $17.93 to $38.48 per share with respect to Company common stock.

Illustrative Future Share Price Analysis-EBITDA Estimates

In performing the illustrative future share price analysis, Goldman Sachs also applied EBITDA estimates from 2007 to 2011 ranging from $505.5 million to $921.9 million, based on the Company’s management projections, to trailing EBITDA multiples ranging from 4.0x to 6.0x. In this analysis, Goldman Sachs calculated an implied per share value by deriving an implied enterprise value found by calculating the product of the EBITDA estimate by the trailing EBITDA multiples, subtracting net debt projected for the respective year by the Company’s management, and dividing by the projected shares outstanding in the respective year. In addition, the EBITDA estimates used in this analysis excluded the impact of impairments, 401k benefits, stock option acceleration, litigation settlements and gains/losses on property and derivatives. Based on the foregoing, Goldman Sachs derived theoretical future implied equity values per share ranging from $23.68 to $75.55 per share with respect to Company common stock.

Using the same range of EBITDA estimates and trailing EBITDA multiples, Goldman Sachs derived the present value of theoretical implied equity values per share with respect to Company common stock, assuming a 12% equity discount rate. Based on the foregoing, Goldman Sachs derived present values of theoretical implied equity values per share ranging from $21.14 to $42.87 per share with respect to Company common stock.

Discounted Cash Flow Analysis

Goldman Sachs performed illustrative discounted cash flow analyses to determine indications of illustrative implied equity values per share of Company common stock based on the Company’s management’s forecasts. Goldman Sachs also performed an illustrative discounted cash flow analysis to determine indications of illustrative implied terminal value multiples for the Company based upon projected 2011 EBITDA as provided by the Company’s management. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 9.0% to 11.0% to the projected cash flows of the Company for calendar years 2007 through 2011. Goldman Sachs also applied perpetuity growth rates ranging from 2.5% to 4.5%. For purposes of the equity value per share analysis, Goldman Sachs utilized outstanding share information as of year end 2006 for the Company as provided by the management of the Company. Based on the foregoing, Goldman Sachs derived illustrative implied equity values per share ranging from $22.95 to $46.38 per share with respect to Company common stock and implied terminal value multiples for 2011 EBITDA ranging from 3.0x to 5.8x.

Using the same forecasts and a discount rate of 10.0% and a perpetuity growth rate of 3.0%, Goldman Sachs performed an illustrative sensitivity analysis to determine indications of illustrative implied equity values per share of Company common stock based on a range of operating ratios and a range of sales growth rates for the Company. In performing the illustrative sensitivity analysis, Goldman Sachs varied forecasted operating ratios by (3.0)% to 3.0%. Goldman Sachs also varied forecasted sales growth rates by (3.0)% to 3.0%. Based on the foregoing, Goldman Sachs derived illustrative implied per share equity values for Company common stock ranging from $12.61 to $53.61.

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to selected transactions involving companies in the truckload and less than truckload business announced between November 12, 2000 and May 26, 2006. These transactions (listed by target/acquirer and month and year of announcement) included:

Truckload Services

•	Transport Corp. of America Inc./Goldner Hawn Johnson & Morrison, Inc. (October 2005)

•	M.S. Carriers Inc./Swift Transportation Inc. (December 2000)

Less than Truckload Services

•	Overnite Corp./United Parcel Service Inc. (May 2005)

•	Roadway Corp./Yellow Corp. (July 2003)

•	Arnold Transportation Services Inc./Roadway Corp. (August 2001)

•	American Freightways Corp./FedEx Corp. (November 2000)

Both Truckload and Less than Truckload Services

•	Watkins Motor Lines Inc./FedEx Corp. (May 2006)

•	USF Corp./Yellow Roadway Corp. (February 2005)

For each of the selected transactions, Goldman Sachs derived the levered value of the target company implied by the transaction, based upon publicly available information. Levered value is defined as the equity value of the target company plus the target’s net debt plus the book value of the target’s preferred stock. Goldman Sachs then calculated each target’s levered value as a multiple of EBITDA for the last twelve months, or LTM, and set forth the median LTM EBITDA multiples calculated for the relevant selected transactions, by industry. Data regarding LTM EBITDA was based on publicly available information. For the truckload services industry, the median levered value/LTM EBITDA multiple was 4.8x, for the less than truckload services industry, the median levered value/LTM EBITDA multiple was 6.2x and for all transactions, the median levered value/LTM EBITDA multiple was 6.1x.

Selected Companies Analysis

Goldman Sachs reviewed selected publicly available financial information, ratios and multiples for the Company, derived using the January 18, 2007 closing price of $27.05 and the implied $31.55 offer price made by Mr. Moyes, and compared that data to corresponding data for the following selected publicly traded companies in the trucking industry:

•	Covenant Transport, Inc.

•	Heartland Express, Inc.

•	J.B. Hunt Transport Services, Inc.

•	Knight Transportation, Inc.

•	U.S. Xpress Enterprises, Inc.

•	Werner Enterprises, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

The enterprise value for the Company and the selected companies utilized by Goldman Sachs was calculated by adding the net debt and minority interest of each company to its equity market capitalization. The equity market capitalization for the Company and the selected companies was calculated by multiplying each company’s closing stock price as of January 18, 2007 by the number of that company’s fully diluted shares outstanding (except in the case of the implied $31.55 offer price made by Mr. Moyes for the Company). Each company’s total debt includes short-term debt, long-term debt and preferred stock, pro forma for any issuances or repurchases. Historical financial results utilized by Goldman Sachs for purposes of this analysis were based upon information contained in the applicable company’s latest publicly available financial statements. Estimates of future results for the selected companies used by Goldman Sachs in this analysis were based on median estimates provided by IBES. Goldman Sachs’ analysis of the selected companies compared the following to the results for the Company:

•	the January 18, 2007 closing stock price as a percent of the 52-week closing high stock price (except in the case of the implied $31.55 offer price);

•	the enterprise value as a multiple of LTM EBITDA and EBITDA for each of calendar years 2007 and 2008;

•	the P/E ratio for each of calendar years 2007 and 2008 based on the January 18, 2007 closing stock price (except in the case of the implied $31.55 offer price);

•	IBES projected 5-year EPS compounded annual growth rate, or CAGR;

•	LTM margins for EBITDA and EBIT; and

•	dividend yield.

The following table compares the relevant multiples and percentages referred to above calculated for the selected companies and the Company:

									Swift at		Swift at
									Implied		January 18,
	Selected Companies								$31.55 Offer		2007 Closing
	High		Mean		Median		Low		Price		Price of $27.05

January 18, 2007 Stock Price as % of 52-Week Closing High	92%		82%		86%		63%		94%		80%
Enterprise Value/EBITDA Multiples
LTM	9.4	x	6.7	x	6.5	x	4.5	x	5.4	x	4.7x
2007	7.8	x	6.2	x	6.7	x	4.2	x	5.4	x	4.7x
2008	6.6	x	5.6	x	6.3	x	3.8	x	4.8	x	4.2x
Stock price/2007 earnings	48.4	x	21.3	x	16.8	x	11.8	x	16.3	x	14.0x
Stock price/2008 earnings	25.2	x	15.6	x	14.6	x	10.0	x	13.8	x	11.9x
5-Year EPS CAGR	20.5%		14.1%		12.5%		9.0%		12.9%		12.9%
LTM EBITDA Margin	27.9%		17.3%		16.1%		8.2%		15.7%		15.7%
LTM EBIT Margin	19.9%		10.6%		9.5%		2.5%		9.0%		9.0%
Dividend Yield	1.3%		0.5%		0.5%		0.0%		0.0%		0.0%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the special committee of Swift’s board of directors and to Swift’s board of directors as to the fairness from a financial point of view to the holders of Swift common stock (other than the Rollover Investors) of the $31.55 per share of Company common stock to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $31.55 per share purchase price for the holders of Company common stock (other than the Rollover Investors) was determined through arms’-length negotiations between the special committee of the Company’s board of directors and Parent and was approved by the special committee of the Company’s board of directors and by the Company’s board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the special committee of its board of directors or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs’ opinion to the special committee of the Company’s board of directors and to the Company’s board of directors was one of many factors taken into consideration by the special committee of the Company’s board of directors and the Company’s board of directors in making their respective decisions to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the proposed merger. In addition, Goldman Sachs has provided certain investment banking services to the Company from time to time in the past two years, including having acted as financial advisor to the special committee of the board of directors of the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs also may provide investment banking services to the Company, Parent and their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to the Company, Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, for its own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The special committee of the Company’s board of directors and the Company’s board of directors engaged Goldman Sachs because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. In November 2005, the Company paid Goldman Sachs a fee of $500,000 for its work as financial advisor to the Nominating/Corporate Governance Committee. The Company has agreed to pay Goldman Sachs a fee of approximately $16,735,763 upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including liabilities under the federal securities laws.

Other Written Presentations by Goldman Sachs

In addition to the presentation made to the special committee of the Company’s board of directors and the Company’s board of directors described under the heading “— Opinion of Goldman, Sachs & Co.” above, Goldman Sachs also made written presentations to the special committee of the Company’s board of directors on November 13, 2006, November 21, 2006, and November 26, 2006. None of these other written presentations by Goldman Sachs, alone or together, constitute an opinion of Goldman Sachs with respect to the consideration to be paid in the merger.

The November 13, 2006 presentation materials included a summary of Mr. Moyes’ original $29.00 per share offer, preliminary credit rating observations, selected financial analyses and a discussion of possible strategic alternatives. The November 21, 2006 presentation materials included an overview of the Company’s public market performance, a review of the Company’s management financial plan, selected financial analyses and a discussion of possible strategic alternatives. The November 26, 2006 presentation materials included an overview of the Company’s public market performance, a review of the Company’s management financial plan, selected financial analyses and a brief discussion of possible strategic alternatives, including a leveraged recapitalization. The other written presentations made by Goldman Sachs referred to above contained the following financial analyses:

•	analysis at various prices;

•	illustrative future share price analysis;

•	discounted cash flow analysis;

•	selected transaction analysis; and

•	selected companies

Not all of the other written presentations contained all of the financial analyses listed above. The financial analyses in the other written presentations were materially equivalent to the financial analyses described above under the heading “— Opinion of Goldman, Sachs & Co.”; however, the financial analyses contained in the other written presentations and the financial analyses described above under the heading “— Opinion of Goldman, Sachs & Co.” were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, multiples attributable to comparable companies changed as those companies’ stock prices changed, implied transaction multiples, discounted cash flows analyses and leveraged buyout analyses changed as the Company’s financial results (as well as projections prepared by the Company’s management) changed accordingly. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to Swift over time.

Goldman Sachs’ November 21, 2006 presentation contained several analyses that were not included in the Goldman Sachs presentations described in “— Opinion of Goldman, Sachs & Co.” above. For instance, Goldman Sachs analyzed certain publicly available information relating to selected transactions involving leveraged buyouts by financial sponsors of U.S. publicly traded and domiciled companies with an equity value greater than $500 million (excluding minority squeeze-outs) announced between June 1, 2000 and September 8, 2006. For each transaction, Goldman Sachs calculated the premium implied by the per share equity consideration over the market price per share of each target’s stock at certain times. Goldman Sachs also calculated the premium implied by Mr. Moyes’ initial offer of $29.00 per share of Company common stock over the market price per share of

Company common stock for the same time periods. Goldman Sachs compared the per share equity consideration paid for each target with the following trading prices:

•	the undisturbed price, which for purposes of this analysis is the price the day prior to any significant public speculation or announcement of a potential sale transaction;

•	the price of the target stock 1 week prior to the undisturbed date of the transaction;

•	the price of the target stock 1 month prior to the undisturbed date of the transaction;

•	the 52 week low price; and

•	the 52 week high price.

The results of Goldman Sachs’ calculations are reflected below:

	Implied Premium
	Based on Implied
	$29.00 Share Price
	and Then Current	Mean of Selected	Median of Selected
Period:	Swift Share Price:	Transactions:	Transactions:

Undisturbed	20.6%	25.4%	21.7%
1 week prior	15.0%	26.6%	25.7%
1 month prior	13.0%	29.9%	25.6%
52 week low	51.8%	72.2%	61.1%
52 week high	(13.7)%	4.6%	4.9%

In the November 21, 2006 presentation, Goldman Sachs also calculated selected implied transaction multiples for the Company based on a range of illustrative share price for Company common stock from $29.00 to $34.00. Goldman Sachs calculated the following transaction multiples implied by the implied per share prices for Company common stock ranging from $29.00 to $34.00:

•	the enterprise value as a multiple of management projected fiscal year sales for 2006 and 2007;

•	the enterprise value as a multiple of management projected EBITDA for fiscal year 2006 and 2007;

•	the enterprise value as a multiple of management projected EBIT for fiscal year 2006 and 2007; and

•	P/E ratio based on management projections.

For each illustrative share price in the range from $29.00 to $34.00, Goldman Sachs also calculated whether an all cash offer from a third party at such price would be accretive or dilutive to that third party, based on a range of costs of debt from 5.0% to 10.0%. For purposes of this analysis Goldman Sachs assumed that 20.0% of the excess purchase price would be allocated to intangibles and amortized over 10 years, and assumed a marginal tax rate for the acquirer of 38.8%.

Goldman Sachs’ November 26, 2006 presentation also contained several analyses that were not included in the Goldman Sachs presentations described in “— Opinion of Goldman, Sachs & Co.” above. For instance, Goldman Sachs performed an illustrative future share price analysis and a discounted cash flow analysis using estimates provided by Swift management, which were adjusted for a slowdown in U.S. gross domestic product.

Goldman Sachs also analyzed certain publicly available information relating to selected transactions involving an acquirer, who held a prior equity ownership in a target, making multiples bids for the target, announced between May 2, 2000 and November 10, 2006. For each transaction, Goldman Sachs calculated the premium implied by the implied per share equity consideration for each of the initial bid and the final bid over the undisturbed market price per share of each target’s stock.

The results of Goldman Sachs’ calculations are reflected below:

	High:	Mean:	Median:	Low:

Initial Bid Premium	71.9%	17.5%	15.5%	1.3%
Final Bid Premium	79.9%	21.6%	18.2%	1.3%
Increase in Offer	49.3%	3.5%	0.0%	0.0%

In the November 26, 2006 presentation, Goldman Sachs calculated whether an offer to buy the Company from certain third parties in the delivery/logistics and truckload industries, over a range of illustrative per share equity consideration from $29.00 to $34.00 would be accretive or dilutive to the potential acquirer. For purposes of this analysis Goldman Sachs assumed that 20.0% of the excess purchase price for such illustrative bids would be allocated to asset write-ups, which are amortized/depreciated on a straight line basis over 10 years, and the remainder is allocated to goodwill. For each potential acquirer, Goldman Sachs calculated the estimated 2007 accretion/dilution, synergies to breakeven and debt as a multiple of EBITDA for each illustrative per share bid price from $29.00 to $34.00.

In the November 26, 2006 presentation, Goldman Sachs performed an illustrative leveraged buyout analysis at an illustrative per share price of $29.00 using the Company’s management forecasts. Goldman Sachs also performed several sensitivity analyses on the illustrative leveraged buyout analysis to calculate a range of implied internal rates of return. Using trailing 12 month exit enterprise value/EBITDA multiples ranging from 4.25x to 5.25x and sponsor exit years ranging from 2009 to 2011, the sensitivity analysis indicated illustrative implied internal rates of return to a hypothetical financial buyer ranging from 23.2% to 39.2% based on an illustrative implied purchase price per share of Company common stock of $29.00. Also, using illustrative implied purchase price per share of Company common stock from $29.00 to $34.00 and initial leverage multiples ranging from 3.5x to 4.0x, the sensitivity analysis indicated illustrative implied internal rates of return to a hypothetical financial buyer ranging from 17.2% to 31.4%.

In addition, Goldman Sachs performed an illustrative leveraged buyout analysis at an illustrative per share price of $29.00 using the Company’s management forecasts, assuming a 1.0% decrease in revenue growth for the Company per year and a 1.0% increase in operating ratio for the Company per year. Goldman Sachs performed several sensitivity analyses on this illustrative leveraged buyout analysis to calculate a range of implied internal rates of return. Using trailing 12 month exit enterprise value/EBITDA multiples ranging from 4.25x to 5.25x and sponsor exit years ranging from 2009 to 2011, the sensitivity analysis indicated illustrative implied internal rates of return to a hypothetical financial buyer ranging from 13.5% to 30.5% based on an illustrative implied purchase price per share of Company common stock of $29.00. Also, using illustrative implied purchase price per share of Company common stock from $29.00 to $34.00 and initial leverage multiples ranging from 3.50x to 4.00x, the sensitivity analysis indicated illustrative implied internal rates of return to a hypothetical financial buyer ranging from 12.5% to 25.3%.

In the November 26, 2006 presentation, Goldman Sachs performed a leveraged recapitalization analysis, assuming that the proceeds from such leveraged recapitalization would be used to fund a special dividend. Based on a range of illustrative per share dividends paid on Company common stock from $6.00 to $12.00, Goldman Sachs calculated a range of $29.00 breakeven P/E ratios from 10.9x to 12.3x.

Finally, in the November 26, 2006 presentation, Goldman Sachs reviewed selected publicly available financial information, ratios and multiples for the Company, derived using the November 24, 2006 closing price of $27.61 and the implied $29.00 initial offer price made by Mr. Moyes, and compared that data to corresponding data for the following selected publicly traded companies in the less than truckload industry:

•	Arkansas Best Corporation

•	Central Freight Lines, Inc.

•	Con-way Inc.

•	Forward Air Corporation

•	Old Dominion Freight Line, Inc.

•	Saia, Inc.

•	YRC Worldwide Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

The enterprise value for the Company and the selected companies utilized by Goldman Sachs was calculated by adding the net debt and minority interest of each company to its equity market capitalization. The equity market capitalization for the Company and the selected companies was calculated by multiplying each company’s closing stock price as of November 24, 2006 by the number of that company’s fully diluted shares outstanding (except in the case of the implied $29.00 offer price made by Mr. Moyes for the Company). Each company’s total debt includes short-term debt, long-term debt and preferred stock, pro forma for any issuances or repurchases. Historical financial results utilized by Goldman Sachs for purposes of this analysis were based upon information contained in the applicable company’s latest publicly available financial statements. Estimates of future results for the selected companies used by Goldman Sachs in this analysis were based on median estimates provided by IBES, and calendarized for those companies whose fiscal years do not end in December. Goldman Sachs’ analysis of the selected companies compared the following to the results for the Company:

•	the November 24, 2006 closing stock price as a percentage of the 52-week closing high stock price (except in the case of the implied $29.00 offer price);

•	the enterprise value as a multiple of LTM EBITDA and EBITDA for each of calendar years 2006 and 2007;

•	the P/E ratio for each of calendar years 2006 and 2007 based on the November 24, 2006 closing stock price (except in the case of the implied $29.00 offer price);

•	5-year EPS compounded annual growth rate, or CAGR;

•	LTM margins for EBITDA and EBIT; and

•	dividend yield.

The following table compares the relevant multiples and percentages referred to above calculated for the selected companies and Swift:

									Swift at		Swift at
									Implied		November 24, 2006
	Selected Companies								$29.00		Closing Price
	High		Mean		Median		Low		Offer Price		of $27.61

November 24, 2006 Stock Price as % of 52-Week Closing High	100%		81%		78%		72%		86%		82%
Enterprise Value/EBITDA Multiples
LTM	11.9	x	6.0	x	4.5	x	4.2	x	5.2	x	4.9x
2006	11.5	x	6.0	x	5.2	x	3.9	x	5.2	x	5.0x
2007	10.5	x	5.6	x	4.9	x	3.7	x	5.2	x	4.9x
Stock price/2006 earnings	21.3	x	13.3	x	13.2	x	7.4	x	14.1	x	13.4x
Stock price/2007 earnings	19.1	x	12.0	x	11.5	x	7.0	x	14.0	x	13.3x
5-Year EPS CAGR	18.2%		10.8%		12.5%		0.0%		11.5%		11.5%
LTM EBITDA Margin	24.1%		10.9%		10.6%		(3.7)%		15.7%		15.7%
LTM EBIT Margin	21.5%		7.1%		7.1%		(8.6)%		9.0%		9.0%
Dividend Yield	1.5%		0.5%		0.0%		0.0%		0.0%		0.0%

Purposes and Reasons for the Merger of Parent, MergerCo and the Moyes Investors

Under the SEC rules governing “going private” transactions, the Moyes Investors, Parent and MergerCo may be deemed to be engaged in a “going private” transaction and therefore are required to express their reasons for the merger to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 to the Exchange Act. Parent, MergerCo and the Moyes Investors are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For Parent, MergerCo and the Moyes Investors, the primary purpose for the merger is to merge MergerCo with and into the Company, so that the Company can be operated as a privately held company. Parent, MergerCo and the Moyes Investors believe that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire all of the outstanding shares of the Company, and at the same time, it represents an opportunity for the Company’s unaffiliated stockholders to receive cash for their shares and it allows the Rollover Investors to maintain a significant portion of their investment in the Company through their commitment to make an equity investment in Parent.

Following his resignation as Chief Executive Officer of the Company, Mr. Moyes developed concerns regarding the Company’s performance, as well as certain management decisions. Mr. Moyes’ concerns included: personnel decisions; customer relations; facility closures; the Company’s senior executive compensation practices; and other matters. In light of his concerns, Mr. Moyes believed that his family’s holdings were subject to risk of decline in value. Parent, MergerCo and the Moyes Investors believe that by acquiring ownership of all of the outstanding stock of the Company and making Mr. Moyes the Chief Executive Officer of the Company, Mr. Moyes will have the opportunity to enhance the Company’s performance. While Mr. Moyes has not yet developed plans or proposals in this regard, initiatives may include efforts to attract and retain experienced management and drivers, improving the Company’s customer relations, reviewing the Company’s facilities and realigning the Company’s compensation structure.

In addition, Parent, MergerCo and the Moyes Investors believe that, as a privately held entity, the Company will have the flexibility to focus on improving its business without the constraints and distractions caused by the public equity market’s valuation of the Company. The Rollover Investors will benefit from any future earnings and growth of the Company after the merger, and similarly the Rollover Investors will bear the risk of their investment in the Company. Although Parent, MergerCo and the Moyes Investors believe that there will be significant opportunities associated with their investment in the Company, they realize that there are also substantial risks, including the fact that the Company will be significantly more leveraged following the merger.

Position of Parent, MergerCo and the Moyes Investors as to Fairness

Under the SEC rules governing “going private” transactions, Parent, MergerCo and the Moyes Investors may be deemed to be engaged in a “going private” transaction and therefore are required to express their beliefs as to the substantive and procedural fairness of the merger to the Company’s unaffiliated stockholders. Parent, MergerCo and the Moyes Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Parent’s, MergerCo’s and the Moyes Investors’ views as to fairness of the proposed merger should not be construed as a recommendation to any stockholder as to how such stockholder should vote on the proposal to approve the merger agreement.

Parent, MergerCo and the Moyes Investors did not participate in the deliberations of the Company’s board of directors or the special committee regarding, or receive advice from the Company’s or the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed merger, nor did Parent, MergerCo or the Moyes Investors undertake any independent evaluation of the fairness of the proposed merger or engage a financial advisor for such purposes. Parent, MergerCo and the Moyes Investors believe, however, that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based on the following factors:

•	the merger consideration of $31.55 per share represents a premium of approximately 31.8% to the $23.94 closing price of the Company’s common stock on NASDAQ on November 2, 2006, the last trading day before Jerry Moyes made an initial proposal to acquire the Company for $29.00 per share, and a premium of approximately 28.9% to the average closing price of the Company’s common stock on NASDAQ for the 50 trading day period ending on November 2, 2006;

•	the merger will provide consideration to the Company’s stockholders (other than Rollover Investors) entirely in cash, thus eliminating any uncertainty in valuing the merger consideration;

•	the fact that there are no non-customary requirements or conditions to the merger and that the merger is not conditioned on any financing being obtained by Parent, thus increasing the likelihood that the merger will be consummated and the consideration to be paid to the Company’s stockholders (other than Rollover Investors) will be paid;

•	the merger agreement allows the board of directors or the special committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement in certain circumstances, subject, in certain cases, to a payment by the Company to Parent of up to $40 million as a termination fee;

•	the fact that the termination fee payable by the Company to Parent if the merger agreement is terminated in certain circumstances will not exceed $40 million, an amount that Parent, MergerCo and the Moyes Investors believe would not present a material impediment to any competing bidder;

•	the fact that the board of directors established a special committee of independent directors, consisting solely of directors who are not officers, employees or controlling stockholders of the Company and are not affiliated with Parent, MergerCo or any Moyes Investors, to evaluate the Company’s strategic alternatives and negotiate with Parent, MergerCo and the Moyes Investors;

•	the fact that the special committee was deliberative in its process, taking over two and one-half months to review strategic alternatives, including contacting other potential interested acquirers, and to analyze, evaluate and negotiate the terms of the proposed merger;

•	the fact that neither Jerry Moyes, nor Parent, MergerCo or other Moyes Investors, participated in or had any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the fact that the board of directors and special committee retained nationally recognized financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger;

•	the fact that the special committee actively solicited competing offers from potential strategic and financial buyers;

•	the fact that the $31.55 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and its advisors and Parent, MergerCo and the Moyes Investors and their advisors;

•	the fact that the special committee unanimously determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Rollover Investors);

•	the fact that the board of directors (without the participation of Jerry Moyes) unanimously determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Rollover Investors); and

•	the fact that the board and the special committee received an opinion from their financial advisor, to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $31.55 in cash per share to be received by the holders of Company common stock (other than the Rollover Investors) is fair from a financial point of view to such stockholders.

The board and the special committee did not (i) retain an unaffiliated representative (other than the special committee) to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or (ii) structure the transaction to require approval of at least a majority of unaffiliated stockholders. Nevertheless, Parent, MergerCo and the Moyes Investors believe that taking into account the factors listed above, as well as the fact that the agreement between Parent, MergerCo and the parties resulted from arms-length negotiations between the Company and its advisors and Parent, MergerCo and the Moyes Investors and their advisors, the absence of these two safeguards did not diminish the fairness of the process undertaken by the board and the special committee.

Parent, MergerCo and the Moyes Investors did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. Further, Parent, MergerCo and the Moyes Investors did not consider net book value, which is an accounting concept, as a factor because its members believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. Parent, MergerCo and the Moyes Investors note, however, that the $31.55 per share cash merger consideration is more than 236% of the Company’s net book value per share as of September 30, 2006.

The foregoing discussion of the information and factors considered and given weight by Parent, MergerCo and the Moyes Investors in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, MergerCo and the Moyes Investors. Parent, MergerCo and the Moyes Investors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

Purposes, Reasons and Plans for Swift after the Merger

The purpose of the merger for Swift is to enable its unaffiliated stockholders (and the other stockholders to the extent that they receive cash in the merger) to immediately realize the value of their investment in Swift through their receipt of the per share merger consideration of $31.55 in cash, representing a premium of approximately 31.2% to the $24.05 closing price of the Company’s common stock on NASDAQ on November 3, 2006, the last trading day before public disclosure of Mr. Moyes’ initial proposal to acquire the Company for $29.00 per share. For this reason, and the reasons discussed under “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger,” the special committee and the board of directors have determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than the Rollover Investors).

Upon consummation of the merger the Company’s common stock will cease to be publicly traded. Following the consummation of the merger, the registration of the Company’s common stock and the Company’s reporting obligation under the Exchange Act with respect to the Company’s common stock will be terminated upon application to the SEC. In addition, upon consummation of the merger, Company common stock will no longer be listed on any exchange or quotation system, including NASDAQ, and price quotations will no longer be available. The Company will not be subject to the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities.

It is expected that the Company’s operations will be conducted substantially as they currently are being conducted. Parent, MergerCo and the Moyes Investors have advised the Company that they do not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in its business.

Nevertheless, following consummation of the merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. While no plans or proposals have been developed, the surviving corporation may make efforts to attract and retain experienced management and drivers, improve customer relations, review the Company’s facilities and realign the compensation structure. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is approved by the Company’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, MergerCo will be merged with and into the Company, the separate corporate existence of MergerCo will cease and the Company will continue its corporate existence under Nevada law as the surviving corporation in the merger, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the merger.

Certain Moyes Investors (and their permitted assignees), who we refer to in this proxy statement as the Rollover Investors, have agreed to contribute approximately 28.7 million shares of Company common stock to Parent. Upon consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company (as treasury stock or otherwise), Parent, MergerCo or any of their direct or indirect wholly owned subsidiaries (other than shares held on behalf of third parties) will be converted into the right to receive $31.55 in cash, without interest and less any applicable withholding taxes. Upon consummation of the merger, each option to purchase Swift common stock, whether or not vested, will be cancelled and the holder of such option will be entitled to receive an amount equal to the number of shares of Swift common stock subject to the option multiplied by the amount (if any) by which $31.55 exceeds the option exercise price, without interest and less applicable withholding taxes. Upon consummation of the merger, all restricted stock units will be cancelled and extinguished and the holders thereof will be entitled to receive $31.55 in cash for each restricted stock unit, without interest and less any applicable withholding taxes.

Following the merger, the entire equity in the surviving corporation will be owned by Parent, which will be owned by the Rollover Investors. If the merger is completed, the Rollover Investors will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Swift following the merger. Similarly, the Rollover Investors will also bear the risks of ongoing operations including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “— Financing of the Merger.”

If the merger is completed, Swift’s stockholders (other than the Rollover Investors) will have no interest in Swift’s net book value or net earnings. Following the merger, the entire interest in Swift’s net book value and net income will be held by the Rollover Investors.

The table below sets forth the interests in Swift’s net book value and net earnings of Swift’s unaffiliated stockholders, the Moyes Investors, and Swift’s directors (other than Mr. Moyes) and executive officers prior to and immediately after the merger, based upon the net book value of Swift at December 31, 2006 and the net income of Swift for the twelve months ended December 31, 2006.

	Ownership Prior to the Merger(1)(2)				Ownership After the Merger(3)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
	$ in		$ in		$ in		$ in
Name	thousands	%	thousands	%	thousands	%	thousands	%

Unaffiliated Stockholders	$616,242	60.76%	$85,705	60.76%	$0	0.00%	$0	0.00%
Moyes Investors:
Jerry Moyes (excluding the Jerry and Vickie Moyes Family Trust)	7,708	0.76%	1,072	0.76%	145,034	14.30%	20,171	14.30%
Jerry and Vickie Moyes Family Trust	266,538	26.28%	37,069	26.28%	596,972	58.86%	83,025	58.86%
Moyes Children’s Limited Partnership	121,504	11.98%	16,898	11.98%	272,217	26.84%	37,859	26.84%
Directors and Executive Officers as a Group (other than Mr. Moyes)	2,231	0.22%	310	0.22%	0	0.00%	0	0.00%

(1)	Based upon 75,088,593 shares of common stock outstanding as of December 31, 2006. Excludes outstanding stock options.

(2)	Based upon beneficial ownership of the Moyes Investors as of January 24, 2007, which consists of (i) 39,852 shares owned by Mr. Moyes individually, (ii) 19,731,814 shares held by the Jerry and Vickie Moyes Family Trust Dated 12/11/87, of which Mr. Moyes and Vickie Moyes are co-trustees, (iii) 492,500 shares held by SME Industries, Inc., of which Mr. Moyes is the majority stockholder, (iv) 33,750 shares held by VJM Investments, L.L.C., a limited liability company in which Mr. Moyes has a controlling interest, (v) 7,000 shares held in Mr. Moyes’ individual retirement account, and (vi) 8,995,832 shares owned by the Moyes Children’s Limited Partnership.

(3)	Based upon the agreed upon equity investments. Does not give effect to additional indebtedness to be incurred in connection with the merger.

In connection with the merger, certain of Swift’s management will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Swift’s stockholders generally, as described in more detail under “— Interests of the Company’s Directors and Executive Officers in the Merger.”

Swift’s common stock is currently registered under the Exchange Act and is quoted on NASDAQ under the symbol “SWFT”. As a result of the merger, Swift will be a privately held corporation and there will be no public market for its common stock. After the merger, the Swift common stock will cease to be quoted on NASDAQ and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of Swift common stock under the Exchange Act will be terminated.

At the effective time of the merger, Swift’s certificate of incorporation and bylaws will be amended and restated to be in the same form as the certificate of incorporation and bylaws, respectively, of MergerCo as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be “Swift Transportation Co., Inc.”.

Directors and Management of the Surviving Corporation

At the effective time of the merger, the directors of MergerCo immediately prior to the effective time of the merger will be directors of the surviving corporation.

It is further contemplated that the officers of Swift immediately prior to the effective time of the merger will be the initial officers of the surviving corporation other than those who MergerCo determines shall not remain as officers or those who submit their resignations as of or after the effective time of the merger.

Financing of the Merger

Parent estimates that the total amount of funds necessary to complete the proposed merger and related transactions is approximately $2.74 billion, which includes approximately $2.4 billion to be paid to the Company’s stockholders and holders of other equity-based interests in the Company (which amount includes the rollover equity in respect of the Rollover Investors), plus $332 million of net debt assumed. These payments are expected to be funded by a combination of debt financing and rollover equity financing as described below.

Pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to arrange the debt financing described below. The Company is obligated to provide, to cause its subsidiaries to provide and to use its reasonable best efforts to cause their respective representatives to provide reasonable cooperation requested by Parent in connection with the debt financing, including but not limited to participating in meetings, road shows, presentations, due diligence sessions and sessions with rating agencies, assisting with preparation of materials for prospective lenders and rating agency presentations, executing and delivering documents and certificates, reasonably facilitating the pledging of collateral and granting of corporate guaranties, and promptly providing Parent and debt financing sources with financial and other information reasonably requested by Parent. In the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter described below, Parent is obligated to use its reasonable best efforts to arrange to obtain alternative financing on terms not materially less favorable to Parent (as determined in the reasonable judgment of Parent).

The following arrangements are intended to provide the necessary financing for the transactions contemplated by the merger agreement:

Equity Financing

The Rollover Investors have committed to contribute approximately 28.7 million shares of Company common stock to Parent. In addition, it is expected that certain Rollover Investors will contribute additional shares of Company common stock to Parent and, unless not required by Morgan Stanley Senior Funding, Inc. (Morgan Stanley), Jerry and Vickie Moyes will contribute all of the issued and outstanding shares of common stock of Interstate Equipment Leasing, Inc. (IEL), valued at approximately $150 million, to Parent. IEL is a fleet operator, wholly owned by Jerry and Vickie Moyes, that provides equipment and financing to approximately 2,100 owner operators in the Company’s fleet. See “— Interests of the Company’s Directors and Executive Officers in the Merger.”

The obligation of each Rollover Investor to deliver his, her or its shares of Company common stock (or in the case of Jerry and Vickie Moyes, their shares of Company common stock and their shares of IEL common stock) to Parent is subject to the satisfaction or waiver of each of the obligations of Parent and MergerCo to consummate the transactions under the merger agreement and will occur contemporaneously with the consummation of the merger. The shares of Company common stock contributed by the Rollover Investors to Parent will be canceled, and will not be entitled to receive any merger consideration upon completion of the merger. The equity commitment letter will be terminated upon the earlier of the closing of the merger and the termination of the merger agreement.

Debt Financing

In connection with the signing of the merger agreement, Parent received a debt commitment letter, dated as of January 19, 2007, and amended and restated on February 8, 2007, from Morgan Stanley, Wachovia and JP Morgan, pursuant to which, subject to the conditions set forth therein, Morgan Stanley, Wachovia and JP Morgan have committed to provide to Parent up to $2.975 billion of senior secured credit facilities, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries, the making of a loan to the Rollover Investors, paying fees and expenses in connection with the merger and providing for ongoing working capital and general corporate needs of the surviving corporation and its subsidiaries. Up to an aggregate amount of $560 million of the proceeds borrowed under the first lien term b loan facility and the second lien term loan facility (as described below) may be used to make a personal loan to the Rollover Investors to refinance certain debt of the Rollover Investors secured by the Company common stock that will be contributed to Parent. This personal loan will be secured by all of the capital stock of Parent, and Parent and its wholly owned subsidiaries, as appropriate, will have recourse to such capital stock and to Jerry Moyes.

The debt commitments expire on September 30, 2007. The documentation governing the senior secured credit facilities has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities is subject to, among other things, there not having occurred since September 30, 2006 any change or condition that would constitute a “company material adverse effect” (as defined in the merger agreement), consummation of the merger in accordance with the merger agreement (and no provision thereof being waived or amended in a manner adverse to the lenders in any material respect without the consent of Morgan Stanley), the funding of the rollover equity commitments, the payment of fees and expenses and the negotiation, execution and delivery of definitive documentation.

Senior Secured Credit Facilities

General.  The borrower under the senior secured credit facilities will initially be MergerCo and immediately upon giving effect to the merger, all rights and obligations of the Company in connection with the senior secured credit facilities will be assigned to and assumed by Swift Transportation Co., Inc., an Arizona corporation and a wholly owned subsidiary of the Company (Swift Arizona). Immediately upon giving effect to such assignment and assumption, Swift Arizona, and, at the reasonable discretion of Morgan Stanley, one or more subsidiaries of Swift Arizona will be the borrower (Borrower). The senior secured credit facilities will be comprised of (1) a $2.14 billion first lien loan facility consisting of a $1.69 billion term b loan facility with a term of seven years and a $450 million revolver credit facility with a term of five years and (2) an $835 million second lien term loan facility with a term of eight years. The first lien revolver credit facility will include sub-limits for the issuance of letters of credit. No alternative financing arrangement or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.

Interest Rate and Fees.  Loans under the senior secured credit facilities are expected to bear interest, at the Borrower’s option at (1) a rate equal to LIBOR (London interbank offer rate) plus an applicable margin, or (2) a rate equal to the higher of (a) the rate published in the Wall Street Journal as the “prime rate” (or equivalent) and (b) the federal funds effective rate plus 0.50%, plus an applicable margin. After the effective date of the merger, the applicable margins for loans under the first lien loan facilities will be subject to increase and decrease pursuant to a leverage-based pricing grid.

Upon the initial funding of the senior secured credit facilities, Parent has agreed to pay an underwriting and arrangement fee to Morgan Stanley. In addition, the Borrower will pay ongoing customary commitment fees and letter of credit fees under the revolver credit facility.

Prepayment and Amortization.  The Borrower will be permitted to make voluntary prepayments at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The Borrower will be required to make mandatory prepayments under the first lien of the senior secured credit facilities with (1) a percentage of excess cash flow (to be defined), (2) net cash proceeds from permitted, non-ordinary course asset sales (subject to reinvestment and other agreed upon baskets), (3) proceeds from issuance of debt securities (subject to certain agreed exceptions), and (4) until payment in full of the loans under the first lien term b loan facility and second lien term loan facility, a percentage of proceeds from issuance of equity securities (subject to certain agreed exceptions). Loans under the first lien term b loan facility are expected to be repaid during the final year prior to the loan maturity date in equal quarterly amounts, subject to amortization of approximately 1% of the original principal amount thereof per year, prior to such final year. Loans under the second lien loan carry prepayment penalties for the first three years.

Guarantors.  All obligations under the senior secured credit facilities will be guaranteed by Parent and each direct and indirect wholly owned subsidiary of Parent (excluding the Borrower and any subsidiary of the Parent that is a special purpose entity engaged in securitization transactions and other customary exceptions and exclusions).

Security.  The obligations of the Borrower and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed upon exceptions, by a first and second priority lien on and perfected security interest in (1) all the capital stock and intercompany debt of the Borrower and all subsidiaries of the Borrower (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries if a lien on a greater percentage would result in material increased tax liabilities for the Borrower and its subsidiaries on a consolidated basis) and (2) substantially all present and future assets of the Borrower and each guarantor, in each case to the extent otherwise permitted by applicable law or contract. If the security (other than any domestic stock pledge and any security interest capable of perfection by the filing of a Uniform Commercial Code financing statement) is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of the security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be agreed upon.

Other Terms.  The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, redemptions, prepayments of subordinated indebtedness and certain other indebtedness, liens, transactions with affiliates, and dividends and other distributions. The senior secured credit facilities will also contain certain financial covenants such as a maximum total leverage ratio and minimum interest coverage ratio. The senior secured facilities will also include customary events of default, including a change of control default.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Company’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as the Company’s stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as a stockholder of the Company. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

Moyes Investors’ Interests

For a description of the ownership interests of the Moyes Investors in the Company prior to and after the Merger see “Special Factors — Certain Effects of the Merger”.

Treatment of Stock Options

As of the record date, there were approximately 1,400,250 shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be canceled, and the holder of such stock option will be entitled to receive a cash payment, without interest less applicable withholding taxes, equal to the product of:

•	The number of shares of our common stock subject of the option as of the effective time of the merger, multiplied by

•	The excess, if any, of $31.55 over the exercise price per share of common stock subject to such option.

The following table summarizes the vested and unvested options with exercise prices of less than $31.55 per share held by our executive officers and directors as of February 9, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

		Weighted Average		Weighted Average
	Unvested	Exercise Price of	Vested	Exercise Price of	Resulting
	Options	Unvested Options	Options	Vested Options	Consideration(1)

Directors
Robert W. Cunningham(2)	90,000	$24.04	510,000	$19.13	$7,009,500
Samuel C. Cowley(3)	37,500	$25.80	100,000	$23.63	$1,007,700
Karl Eller	15,200	$23.67	11,800	$22.46	$226,960
Alphonse E. Frei	15,000	$24.97	10,000	$24.97	$164,500
David Goldman	14,800	$24.35	13,200	$22.19	$230,040
Paul M. Mecray III	15,200	$23.67	11,800	$22.46	$226,960
Jerry Moyes	—	$—	—	$—	$—
Jock Patton	15,200	$23.67	11,800	$22.46	$226,960
Karen Rasmussen	15,000	$24.97	10,000	$24.97	$164,500

Executive Officers
Glynis A. Bryan	42,500	$25.43	100,000	$21.48	$1,267,200
Barbara Kennedy	57,500	$20.83	25,000	$20.27	$898,199
Mark A. Martin	37,500	$25.80	85,000	$21.48	$1,071,350
Jeffrey Riley	53,750	$23.41	20,000	$20.16	$665,097
Richard Stocking	62,500	$22.90	20,000	$19.84	$775,203

1.	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.

2.	Mr. Cunningham also serves as the Chief Executive Officer and President of the Company.

3.	Mr. Cowley also serves as the Executive Vice President, General Counsel and Secretary of the Company.

Treatment of Performance Shares

As of the record date, there were approximately 37,017 shares of our common stock represented by performance shares held by executive officers under our equity incentive plan. Under the terms of the merger agreement, all such performance shares shall become immediately vested as of the completion of the merger. At the effective time of the merger, any such performance shares that are then outstanding will be canceled, and the holder of each performance share will receive a cash payment of $31.55 per share of common stock subject to a performance share, without interest and less any applicable withholding taxes.

The following table summarizes the performance shares held by our executive officers as of February 9, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of such performance shares:

	No. of Unvested	No. of Vested
	Performance	Performance	Resulting
	Shares	Shares	Consideration

Executive Officer
Robert W. Cunningham	10,239	—	$323,040
Glynis A. Bryan	4,463	—	$140,808
Samuel C. Cowley	4,463	—	$140,808
Barbara Kennedy	4,463	—	$140,808
Mark A. Martin	4,463	—	$140,808
Jeffrey Riley	4,463	—	$140,808
Richard Stocking	4,463	—	$140,808

Change in Control Agreements

Each of Robert Cunningham, Samuel Cowley, Glynis Bryan, Richard Stocking, Jeffrey Riley, Mark Martin and Barbara Kennedy has a CIC Agreement with the Company that would entitle the executive to severance payments and benefits in connection with the merger, as a result of the merger constituting a “change in control” of the Company (as defined in the CIC Agreements). These payments and benefits will be triggered upon the executive’s involuntary termination by the Company without “cause” or the executive’s resignation for “good reason” (each as defined in the CIC Agreements), in each case during the two years following the merger or upon certain circumstances as set forth in the CIC Agreements. Among other things, “good reason” under the CIC Agreements includes Jerry Moyes and his affiliates becoming beneficial owners of more than 50 percent of the combined voting power of the Company’s outstanding securities. As a result, the consummation of the merger will entitle the executives to resign for good reason, as long as they provide notice of their intent to resign no later than 55 days following the consummation of the merger. The CIC Agreements also allow for a good reason resignation by the executives for any reason in the seventh month following the consummation of the merger.

Upon the occurrence of either of the triggering events described above, pursuant to their respective CIC Agreements, Mr. Cunningham, Mr. Cowley and Ms. Bryan will each receive a lump sum severance payment, within ten days of termination, equal to three times the sum of (i) their highest rate of base salary during the 12-month period prior to termination, plus (ii) their highest annual incentive bonus earned over the prior three years. In addition, if any of these executives receive severance pursuant to their CIC Agreement as described above, they will be eligible to receive a 280G Gross-Up payment for any excise payments that are imposed by Section 4999 of the Internal Revenue Code in the event that any portion of their severance constitutes an “excess parachute payment” pursuant to Section 280G of the Internal Revenue Code. In the case of Mr. Cunningham, the foregoing payments and benefits pursuant the CIC Agreement supersede any severance payments and benefits to which he would have otherwise been entitled under his employment agreement with the Company.

Pursuant to their respective CIC Agreements, Messrs. Stocking, Riley and Martin and Ms. Kennedy will each receive, upon the occurrence of one of the triggering events described above, a lump sum severance payment, within ten days of termination, equal to two times the sum of (i) their highest rate of base salary during the 12-month period prior to termination, plus (ii) their highest annual incentive bonus earned over the prior three years. In addition, in the event that any portion of the executive’s severance pursuant to their CIC Agreement constitutes an “excess parachute payment” pursuant to Section 280G of the Internal Revenue Code and excise tax payments are imposed by Section 4999 of the Internal Revenue Code, the executive’s severance will be reduced to the maximum amount as will result in no portion of the payment being subject to such excise tax.

In addition to the severance payments described above, pursuant to the terms of the relevant CIC Agreement, each of the executives will receive a pro rata bonus for the year of termination (based on the highest annual incentive bonus earned over the prior three years), and medical, dental, accident, disability and life insurance on substantially the same terms and conditions as the executive received prior to his/her termination or resignation for two years and acceleration of vesting on any unvested stock options or other equity-based awards.

The aggregate amount of potential cash severance payable to our current executive officers if each officer were to terminate employment at the time of the consummation of the merger would be $17,131,064 ($13,878,430 of which would be paid to the executive officers named in the summary compensation table in our 2005 proxy statement pursuant to Section 14(a) of the Exchange Act) (including a pro rata bonus for the year of termination, based on an assumed termination date of May 1, 2007, but excluding any tax gross-up payments or the effect of any payment reductions, as applicable, and further excluding the value of acceleration of vesting of certain benefits, as reported separately herein, and the value of certain continued health and other benefits).

Related Party Transactions with Jerry Moyes

Swift obtains drivers for the owner-operator portion of its fleet by entering into contractual arrangements either with individual owner-operators or with fleet operators. Fleet operators maintain a fleet of tractors and directly negotiate with a pool of owner-operators and employees whose services the fleet operator then offers to Swift. One of the largest fleet operators with whom Swift does business is IEL, a corporation wholly-owned by Jerry Moyes. Swift pays the same or comparable rate per mile for purchased transportation services to IEL that it pays to independent owner-operators and other fleet operators. During 2006 and 2005, Swift paid $14.1 million and $25.5 million, respectively, to IEL for purchased transportation services. Swift owed $140,000 and $444,000 for these purchased transportation services at December 31, 2006 and 2005, respectively.

Swift also has purchased new tractors and sold them to IEL at a mark-up over Swift’s cost. Both the purchase price of the tractors and Swift’s margin are prepaid by IEL before Swift acquired the tractors. IEL then leased the tractors to its pool of owner-operators and employees, including owner-operators that haul loads for Swift. Swift believes this arrangement allowed it to obtain ready access to IEL’s pool of owner-operators while avoiding the carrying and overhead costs associated with owning the tractors and leasing them to owner-operators. In 2006 and 2005, Swift acquired new tractors and sold them to IEL for $0 and $1.4 million, respectively, and recognized fee income of $0 and $54,000.

In addition, Swift provides drivers and trainees to IEL to operate IEL trucks on Swift loads. In 2006 and 2005, Swift received $2.0 million and $5.2 million, respectively, from IEL for wages and benefits of drivers and trainees provided to IEL. At December 31, 2006 and 2005, Swift was owed $108,000 and $513,000 for these services, all of which was subsequently paid. Swift paid IEL $36,000 and $118,000 during 2006 and 2005 for various other services (including driver security deposits transferred from MS Carriers (a company previously acquired by Swift) to IEL upon drivers obtaining new leases and reimbursement to IEL for Prepass usage (for toll payments) by their drivers on Swift loads). Also in 2006 and 2005, Swift purchased tractors from IEL totaling $28,650 and $88,000, respectively.

Swift Aviation Services, Inc. and Swift Air, Inc., which are corporations wholly-owned by Jerry Moyes, provide air transportation services to Swift. These services totaled $0 and $587,000 for the years ended December 31, 2006 and 2005, respectively. Swift owed nothing for these services at December 31, 2006 and 2005.

Swift provides transportation, repair, facilities leases and other services to several trucking companies affiliated with Jerry Moyes as follows:

•	Two trucking companies affiliated with Jerry Moyes hired Swift for truckload hauls for their customers in 2006 and 2005: Central Freight Lines, Inc. (“Central Freight”), a less-than truckload carrier and Central Refrigerated Service, Inc. (“Central Refrigerated”), a refrigerated truckload carrier. Jerry Moyes, certain of his family members and certain of their respective affiliates beneficially owned approximately 40% of Central Freight throughout 2005, and, in November 2006, Mr. Moyes and certain of his affiliates acquired 100% of the stock of Central Freight that was not theretofore beneficially owned by Mr. Moyes, certain of his family members and certain of their respective affiliates. Mr. Moyes and The Jerry and Vickie Moyes Family Trust Dated 12/11/87 together own 100% of the stock of Central Refrigerated. Swift also provided repair, facilities leases and other truck stop services to Central Freight and Central Refrigerated. Swift recognized $5.4 million and $15.7 million in operating revenue in 2006 and 2005, respectively for these services to Central Freight and Central Refrigerated. At December 31, 2006 and 2005, $31,000 and $543,000 was owed to Swift for these services.

•	Swift also provided freight services for two additional companies affiliated with Jerry Moyes — SME Industries and Aloe Splash/Aloe Splash DIP. Total revenues to Swift for these services in 2006 and 2005 were $27,000 and $132,000. At December 31, 2006 and 2005, $0 and $24,000 was owed to Swift for these services.

The rates that Swift charges each of these companies for transportation services, in the case of truckload hauls, are market rates comparable to what it charges its regular customers, thus providing Swift with an additional source of operating revenue at its normal freight rates. The rates charged for repair and other truck stop services are comparable to what Swift charges its owner operators. In addition, Swift leases facilities from Central Freight and paid $258,000 and $240,000 for facilities rented in 2006 and 2005, respectively.

Indemnification of Directors and Officers

For a description of the indemnification of directors and officers by the Company following the merger, see “The Merger Agreement — Other Covenants and Agreements.”

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock whose shares are converted into the right to receive cash in the merger upon receipt of the merger consideration. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. We base this summary on the provisions of the Internal Revenue Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who will hold, directly or indirectly, an equity interest in the surviving corporation or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long term capital gains of non-corporate holders, including individuals, are eligible for reduced rates of taxation. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Internal Revenue Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Internal Revenue Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Federal Trade Commission (which we refer to as the FTC) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) by the Company and MergerCo, unless a request for additional information and documentary material is received from the FTC or the Antitrust Division or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the FTC or the Antitrust Division issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by all parties, unless earlier terminated by the FTC or the Antitrust Division or further extended by court order or with the parties’ consent.

The parties filed their respective notification and report forms with the FTC and the Antitrust Division under the Hart-Scott-Rodino Act on February 2, 2007 for the Company and February 5, 2007 for Mr. Moyes and early termination was granted on February 14, 2007.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of the Company or MergerCo or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that the parties will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the merger agreement, the Company, Parent and MergerCo have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Litigation

On November 6 and 7, 2006, three cases were filed against the Company and each of the Company’s directors. Two of the cases were filed in Arizona Superior Court, Maricopa County and the third case was filed in the District Court for Nevada, Clark County. The three cases are putative class actions brought by stockholders alleging that the Company’s directors breached their fiduciary duties to the Company in connection with the proposal from Jerry Moyes, Swift’s largest shareholder and a Swift director, to acquire all of the outstanding shares of the Company for $29.00 per share. The cases make claims for monetary damages, injunctive relief and attorneys’ fees and expenses. The parties have filed a stipulation in Arizona to consolidate the two Arizona cases.

On November 27, 2006, the Company announced that the special committee had rejected Mr. Moyes’ $29.00 per share offer.

On January 19, 2007, the Company announced that after engaging in discussions with other potential financial and strategic buyers for the Company, as well as further discussions and negotiations with Mr. Moyes, the Company decided to enter into a definitive merger agreement pursuant to which Mr. Moyes and certain members of his family and certain of their respective affiliates would acquire all of the outstanding shares of Swift stock for $31.55 per share. See “Background of the Merger”.

Shortly thereafter, two new lawsuits and an amended complaint in a preexisting lawsuit were filed. The lawsuits were filed in the Arizona Superior Court, Maricopa County and the District Court for Nevada, Washoe County. The amended complaint was filed in an action that was commenced on March 24, 2006, in the District Court for Nevada, Clark County. The three cases are also putative class actions brought by stockholders alleging that the Company’s directors breached their fiduciary duties to the Company in connection with the Company’s entry into the merger agreement. In addition to asserting direct claims for breach of fiduciary duty, the amended complaint asserts derivative claims on behalf of the Company and also asserts a claim against Mr. Moyes and Earl H. Scudder for unjust enrichment. The three most recently filed complaints also make claims for monetary damages, injunctive relief and attorneys’ fees and expenses.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms.

Effective Time; Structure; Effects

The effective time of the merger will occur at the time that we duly file the articles of merger with the Secretary of State of the State of Nevada on the closing date of the merger (or such later time as MergerCo and the Company may agree in writing and as provided in the articles of merger). The closing will occur not later than the tenth business day after satisfaction or waiver of the conditions to the merger set forth in the merger agreement (other than those conditions that by their nature are to be satisfied by actions taken at the closing but subject to the satisfaction or waiver of those conditions) (or such other date as Parent and the Company may agree), as described below in “Conditions to the Merger.”

At the effective time of the merger, MergerCo will merge with and into us. We will survive the merger as a wholly owned subsidiary of Parent (and we sometimes refer to ourselves as the “surviving corporation”). Following completion of the merger, the Company’s common stock will cease to be quoted on NASDAQ, will be deregistered under the Exchange Act, and no longer will be publicly traded. The Company will be a privately held corporation and the Company’s current stockholders, other than the Rollover Investors, will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company, other than the Rollover Investors, will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, as a result of the merger and without any action on the part of MergerCo or the Company or the holder of any capital stock of MergerCo or the Company, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company (as treasury stock or otherwise), Parent, MergerCo or any of their direct or indirect wholly owned subsidiaries (other than shares held on behalf of third parties)) will be converted into the right to receive $31.55 in cash, without interest, less any required withholding taxes.

Company Stock Options

At the effective time of the merger, each option to purchase our common stock, whether or not vested, outstanding immediately prior to the effective time of the merger will be cancelled, and the holder of each stock option will be entitled to receive from the surviving corporation an amount in cash, without interest, less any required withholding taxes, equal to the product of:

•	the amount, if any, that $31.55 exceeds the option exercise price per share of common stock subject to such option, multiplied by

•	the number of shares of our common stock subject to such option.

Restricted Stock Unit Awards

At the effective time of the merger, each outstanding restricted stock unit, whether or not vested, outstanding immediately prior to the effective time, will be cancelled and extinguished, and the holder will be entitled to receive in respect of each restricted stock unit $31.55 in cash from the surviving corporation, less any required withholding taxes.

No Appraisal Rights

Under Nevada law, stockholders of the Company are not entitled to appraisal, dissenters’ or similar rights in connection with the merger.

Exchange and Payment Procedures

Promptly after the effective time of the merger, Parent will deposit, or cause to be deposited, with a bank or trust company (the “paying agent”) chosen by Parent and reasonably acceptable to us, cash in the amount necessary to pay the merger consideration to each holder of shares of our common stock. As promptly as practicable after the effective time of the merger, the surviving corporation will instruct the paying agent to mail a letter of transmittal to you and the other holders of record of shares of our common stock. The letter of transmittal will tell you how to surrender your common stock certificates or shares you may hold that are represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or effective affidavit of loss in lieu thereof) to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, cash to be paid upon due surrender of the stock certificate may be paid to the transferee if the stock certificate formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the amount payable upon the due surrender of the certificates. The surviving corporation and paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

After the effective time of the merger, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the effective time of the merger other than to settle transfers of shares that occurred before the effective time of the merger. If, after the effective time of the merger, certificates are presented to the paying agent, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of our common stock one year after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of Parent, the Company, the paying agent or any other person will be liable to any former holder of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in a customary amount and upon such terms as the surviving corporation may determine are necessary to protect the surviving corporation against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and MergerCo, and representations and warranties made by Parent and MergerCo to the Company, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations that we made are qualified by certain information that we filed with the SEC on or after December 31, 2005 and prior to the date of the merger agreement, as well as by a confidential disclosure letter that we delivered to Parent and MergerCo concurrently with the signing of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. Our representations and warranties relate to, among other things:

•	our and our significant subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our corporate power and authority to enter into the merger agreement and, subject to the approval of the merger agreement by the required vote of our stockholders, to consummate the transactions contemplated by the merger agreement;

•	our capitalization, including in particular the number of shares of our common stock, stock options and restricted stock units;

•	our significant subsidiaries and our equity interests in them;

•	the required consents and approvals of governmental entities in connection with the merger and the other transactions contemplated by the merger agreement;

•	the absence of violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the required vote of our stockholders in connection with the approval of the merger agreement;

•	the timeliness and compliance with applicable legal requirements of our SEC filings since November 1, 2005, including the accuracy and compliance with applicable legal requirements of the financial statements contained therein;

•	the adequacy of our disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since September 30, 2006;

•	legal proceedings and governmental orders;

•	material contracts and performance of obligations thereunder;

•	matters relating to our employee benefit plans;

•	employment and labor matters;

•	tax matters;

•	environmental matters;

•	real property;

•	permits and compliance with applicable legal requirements;

•	intellectual property;

•	the inapplicability of anti-takeover statutes to the merger and the amendment of our stockholder rights plan in light of the merger and the other transactions contemplated by the merger agreement;

•	accuracy and compliance with applicable securities laws of the information supplied by the Company for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

•	the receipt by the special committee and the board of directors of a fairness opinion from Goldman, Sachs & Co.;

•	the absence of undisclosed brokers’ fees; and

•	effectiveness of our insurance policies.

Many of our representations and warranties are qualified by a “material adverse effect” standard. For the purposes of the merger agreement, “material adverse effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, liabilities, or results of operations of the Company and our subsidiaries taken as a whole or that would prevent or materially delay the ability of the Company to consummate the transactions contemplated by the merger agreement.

A “material adverse effect” will not have occurred, however, as a result of any event, state of facts, circumstance, development, change or effect resulting from:

•	changes in general economic, regulatory or political conditions, or changes affecting the securities or financial markets in general (except to the extent those changes have a disproportionate effect on us relative to other participants in our industry);

•	the receipt by us of Jerry Moyes’ proposal to acquire all of the outstanding shares not owned by him, the subsequent announcement by us that we would explore strategic alternatives or the announcement of the merger agreement and the transactions contemplated hereby;

•	any action taken pursuant to or in accordance with the merger agreement or at the request of Parent;

•	any legal action relating to the merger agreement, the merger or the transactions contemplated by the merger agreement;

•	any change in the market price or trading volume of our securities, in and of itself;

•	a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of the merger agreement (except to the extent those conditions have a disproportionate effect on us relative to other participants in our industry);

•	general changes in the industry in which we operate (except to the extent those changes have a disproportionate effect on us relative to other participants in our industry);

•	seasonal fluctuations in our revenues, earnings or other financial performance of the Company to the extent generally consistent with prior years;

•	any failure by us to meet any internal or published projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a material adverse effect may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

•	changes in U.S. generally accepted accounting principles (or GAAP) or applicable law;

•	with respect to the period prior to October 31, 2005, any event occurring or circumstance resulting from any action or failure to act by Jerry Moyes, at his direction, under his direct supervision or with his knowledge, but only to the extent such event, circumstance, action or inaction is not known by employees specified in the merger agreement as of the date of the merger agreement; or

•	certain matters as disclosed by us in our disclosure letter.

The merger agreement also contains various representations and warranties made by MergerCo and Parent that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement as against MergerCo and Parent;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or governmental orders as a result of entering into the merger agreement and consummating the merger;

•	accuracy and compliance with applicable securities laws of the information supplied by Parent, MergerCo, Jerry Moyes or their affiliates for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

•	validity of debt and equity financing commitments;

•	the enforceability of the debt commitment letter executed by Morgan Stanley Senior Funding, Inc. delivered in connection with the signing of the merger agreement;

•	the enforceability of the rollover equity commitment delivered by the Rollover Investors in connection with the signing of the merger agreement;

•	their formation solely for the purpose of engaging in the transactions contemplated by the merger agreement and absence of prior activities; and

•	the enforceability of the guarantee agreement executed by certain of the Moyes Investors and delivered in connection with the signing of the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between January 19, 2007 and the effective time of the merger:

•	we and our subsidiaries will conduct operations only in the ordinary course of business consistent with past practice; and

•	we will use our commercially reasonable efforts to maintain and preserve substantially intact our business organization, including the services of our key employees and the goodwill of our customers, lenders, distributors, suppliers, regulators and other persons with whom we have material business relationships.

We have also agreed that during the same time period, subject to certain exceptions or unless Parent gives its prior written consent (which consent will not be unreasonably withheld or delayed), between January 19, 2007 and the effective time of the merger, we will not:

•	propose or adopt any changes to our organizational documents;

•	make, declare, set aside or pay any dividend or distribution on any shares of our capital stock, other than dividends paid by a wholly owned subsidiary to its parent corporation in the ordinary course of business;

•	adjust, split, combine, reclassify or otherwise amend the terms of our capital stock;

•	repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into, or exercisable for, any shares of our capital stock or such securities or other rights, or offer to do the same (other than pursuant to the exercise of stock options outstanding as of January 19, 2007, the vesting or settlement of company restricted stock units outstanding as of January 19, 2007 or our employee stock purchase plan or in connection with performance-based compensation to be paid in respect of our 2006 Long Term Incentive Compensation Plan);

•	issue, grant, deliver or sell any shares of our capital stock or any securities or other rights convertible or exchangeable into, or exercisable for, shares of our capital stock, or such securities or rights (other than pursuant to the exercise of stock options outstanding as of January 19, 2007, the vesting or settlement of Company restricted stock units outstanding as of January 19, 2007 or our employee stock purchase plan or in connection with performance-based compensation to be paid in respect of our 2006 Long Term Incentive Compensation Plan);

•	enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of our capital stock or such securities or other rights, or register for sale, resale or other transfer any shares of our common stock under the Securities Act on behalf of us or any other person;

•	take certain actions with respect to compensation and employee benefits except in the ordinary course of business consistent with past practice with respect to employees below the vice president level, including:

•	increasing the compensation, bonus or welfare benefits of, or making any new equity awards to, any of our directors, officers or employees;

•	establishing, adopting, amending or terminating any benefit plan or amending the terms of any outstanding equity-based awards;

•	taking any action to accelerate the vesting or payment, or funding or in any other way securing the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan; or

•	permitting any of our current or former directors, officers or employees who are not already a party to or a participant in a benefit plan providing compensation, benefits, or accelerated vesting or payment upon or following (either alone or together with any other event) a “change in control,” reorganization, separation or similar transaction involving us, to become a party to or a participant in any such benefit plan;

•	merge or consolidate ourselves or any of our material subsidiaries with any other person (other than mergers of wholly owned subsidiaries);

•	sell, lease or otherwise dispose of our assets or securities or assets or securities of our subsidiaries including by merger, consolidation, asset sale or other business combination other than sales of assets in the ordinary course of business consistent with past practice;

•	mortgage or pledge any of our material assets, or create, assume or allow to exist a lien on any of our material assets except for certain permitted liens;

•	make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination of any entity, business or line of business, or all or substantially all of the assets of any person, or any property transfer(s) or purchase(s) of any property or assets, to or from any person (other than our wholly owned subsidiaries) other than transfers and purchases of assets in amounts not inconsistent with those included in the capital expenditure budget set forth in the disclosure letter delivered by us to Parent and transfers and purchases of non-capital assets in the ordinary course of business consistent with past practice;

•	create, incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or credit facilities except for indebtedness incurred under our credit facility in the ordinary course of business to fund capital expenditures in amounts not in excess of indebtedness reflected in the capital expenditure budget set forth in the disclosure letter delivered by us to

Parent and indebtedness to fund the our working capital in the ordinary course of business consistent with past practice;

•	make any loans, advances or capital contributions to or investments in, any other person, except to wholly owned subsidiaries or as required by customer contracts entered into in the ordinary course of business consistent with past practice and advances and expense reimbursements to employees, drivers and owner-operators in the ordinary course of business consistent with past practice;

•	authorize or make any new capital expenditure in amounts and with respect to items which are inconsistent with the capital expenditure budget set forth in the capital expenditure budget set forth in the disclosure letter delivered by us to Parent;

•	change our financial accounting policies, principles, practices, methods or procedures except to conform to changes in law or GAAP, or write up, write down or write off the book value of any assets of the Company and its material subsidiaries, other than as required by law or GAAP;

•	adopt a plan of complete or partial liquidation or resolutions providing for complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us or any of our material subsidiaries;

•	other than in the ordinary course of business consistent with past practice, and except for settlements or agreements specifically accrued and reserved for in the balance sheet filed with our most recent SEC documents prior to January 19, 2007:

•	settle or compromise any material tax audit;

•	make or change any material tax election or file a material amendment to a material tax return;

•	change any annual tax accounting period or adopt or change any tax accounting method;

•	enter into any material closing agreement;

•	surrender any right to claim a material tax refund; or

•	waive or extend the statute of limitations in respect of any material tax claim or assessment relating to us or our material subsidiaries;

•	waive, release, settle or compromise any material rights or claims, or discharge or settle any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for which we would be responsible where such payment, discharge or satisfaction would require any material payment, except:

•	in accordance with the terms of disclosed contracts as in effect on January 19, 2007;

•	settlement of any liability for which adequate reserves have been made in our financial statements that have been provided to Parent prior to January 19, 2007 other than the settlement of personal injury and cargo liability claims resulting from automobile accidents in the ordinary course of business; or

•	settlement of claims against us in the ordinary course of business consistent with past practice, where a release of the counter-party may be required;

•	other than intercompany loans or advances and expense reimbursements to employees, drivers and owner-operators in the ordinary course of business consistent with past practice, engage in any transaction with, or enter into any agreement, arrangement or understanding with, direct or indirectly, any of our affiliates (it being understood that no such covenant is made with respect to agreements, arrangements or understandings with Jerry Moyes or any of his affiliates or associates);

•	enter into any agreement, understanding or commitment that materially restrains, limits or impedes our ability to compete with or conduct any business or line of business, including geographic limitations on our activities;

•	enter into, modify or amend in any material manner or terminate any disclosed contract to which it is a party, or waive or assign any of its rights or claims thereunder; or

•	agree or commit to do any of the foregoing.

In addition, the Company and Parent have agreed not to, and they will use their reasonable best efforts to cause their affiliates not to, take any action or fail to take any action from January 19, 2007 until the effective time of the merger that is intended to, or would reasonably be expected to, prevent or materially delay the consummation of the merger.

Stockholders Meeting

The merger agreement requires us, as promptly as practicable, to call and hold a special meeting of our stockholders for the purpose of obtaining the vote of our stockholders necessary to approve the merger agreement. Except in certain circumstances described below in “No Solicitation of Transactions,” we are required to use reasonable best efforts to solicit or cause to be solicited from our stockholders proxies in favor of the approval of the merger agreement and to take all other reasonable action necessary to secure the vote of our stockholders necessary to obtain their approval and thereby satisfy the voting condition described below in “Conditions to the Merger.”

No Solicitation of Transactions

We have agreed that from January 19, 2007 until the effective time of the merger or, if earlier, the termination of the merger agreement, we and our officers, directors and representatives will not:

•	initiate, solicit, knowingly encourage (including by way of providing information) or knowingly facilitate any takeover proposal (or any inquiries, proposals or offers with respect to a takeover proposal);

•	participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to us to, or otherwise knowingly cooperate with or knowingly assist, any person in connection with a takeover proposal;

•	withdraw, modify or amend or publicly propose to withdraw, modify or amend our board recommendation in favor of approving the merger agreement in any manner adverse to Parent, or knowingly make any public statement inconsistent with the board recommendation;

•	approve, endorse or recommend or publicly propose to approve, endorse or recommend any takeover proposal;

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a takeover proposal; or

•	resolve, propose or agree to do any of the foregoing.

A “takeover proposal” is defined in the merger agreement to mean any proposal or offer relating to any acquisition or purchase of:

•	any one or more businesses or divisions that together constitute 15% or more of the net revenues, net income or assets of the Company and our subsidiaries, taken as a whole;

•	15% or more of the equity interest in the Company or any of our subsidiaries (by vote or value);

•	any tender or exchange offer that if consummated would result in any person owning 15% or more of our equity interests (by vote or value);

•	any merger, reorganization, consolidation, share exchange, transfer of assets or other business combination, recapitalization, share repurchase, liquidation, dissolution or similar transaction involving the Company.

We have agreed that, if we receive a takeover proposal, any request for non-public information (other than requests in the ordinary course of business and unrelated to a takeover proposal), or any inquiry or request for discussions or negotiations relating to a takeover proposal, we will notify Parent within 48 hours with the identity of the person making the takeover proposal and a description of the proposal’s material terms and conditions. We have also agreed to keep Parent reasonably informed on a prompt basis of any developments with respect to such a takeover proposal and not to enter into any confidentiality agreement with any person after January 19, 2007 that would prohibit the Company from providing such information to Parent.

We may, however, prior to obtaining the requisite vote of our stockholders at the special meeting:

•	engage in discussions or negotiations with a person who has made a takeover proposal not solicited by us in violation of our above-described obligations, so long as:

•	we enter into an acceptable confidentiality agreement with that person;

•	our board (acting through the special committee, if then in existence) has determined in good faith, after consultation with its outside legal and financial advisors, that the takeover proposal is or could reasonably result in a “superior proposal” (as defined below), and that failure to take such action would reasonably be expected to be inconsistent with our board’s fiduciary obligations under applicable laws;

•	furnish or disclose any non-public information relating to the Company to a person who has made a written takeover proposal not solicited in violation of our above-described obligations, provided that prior to taking such action, our board (acting through the special committee, if then in existence) has determined in good faith, after consultation with its outside legal and financial advisors, that the takeover proposal is or could reasonably result in a “superior proposal”, and the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable laws, but only so long as:

•	we enter into an acceptable confidentiality agreement with that person; and

•	we concurrently disclose the same information to Parent if such non-public information has not previously been disclosed to Parent;

•	withdraw, modify or amend, publicly propose to withdraw, modify or amend our board recommendation in a manner adverse to Parent, knowingly make any public statement inconsistent with our board’s recommendation of the merger agreement, or approve, endorse or recommend or publicly propose to approve, endorse or recommend any takeover proposal, if our board (acting through the special committee, if then in existence) determines in good faith, after consultation with its outside legal and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable laws, provided that:

•	neither our board nor any committee thereof may make a change in our board recommendation until seventy-two (72) hours after delivery to Parent of its intention to do so;

•	during this seventy-two (72) hour period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by the merger agreement; and

•	after receipt of any such revised proposal from Parent within the seventy-two (72) hour period, our board shall have again determined in good faith after consultation with its outside legal and financial advisors that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable laws;

A “superior proposal” is defined as a bona fide takeover proposal made by a third party that was not solicited by the Company or any of its subsidiaries in violation of the obligations described above, that a majority of our board (acting through the special committee, if then in existence) determines in good faith (after consulting with its outside financial and legal advisors) to be superior to our stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement), such determination having been made after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms in the merger agreement) and after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable law. If we terminate the agreement as described above, we will need to pay Parent a termination fee at the time of termination, as described below in “Fees and Expenses.”

In addition, we agreed that immediately after the execution and delivery of the merger agreement, we will, and we will instruct our representatives, to cease and terminate any existing activities, discussions or negotiations with any parties conducted prior to January 19, 2007 with respect to any possible takeover proposal. We further agreed that we shall take the necessary steps to promptly inform our and our subsidiaries’ representatives of the above-described obligations and request each person who has executed a confidentiality agreement in connection with such person’s consideration of acquiring the Company or any portion thereof to return or destroy in accordance with the relevant confidentiality agreement all confidential information furnished to such person.

These provisions will not prevent our board from making certain disclosures contemplated by the securities laws. We have also agreed not to amend our rights agreement or redeem the rights issued under it unless we do so simultaneously with a termination of this agreement.

Employee Benefits

The parties have agreed that, for a period of one year after the closing date, the surviving corporation will:

•	provide our current employees as of the effective time who continue employment with the surviving corporation (other than those covered by collective bargaining agreements) with compensation and benefits that are no less favorable in the aggregate than those that we provide (excluding equity-based programs, individual employment agreements and any plans, programs or arrangements providing benefits upon a change in control) as of the effective time of the merger, provided that nothing shall prevent the surviving corporation from terminating or amending any plan, program or arrangement requiring the surviving corporation to provide or permit investment in its securities; and

•	provide terminated employees (other than those covered by an individual agreement providing severance benefits outside of our severance policies or those who are or who become subject to a collective bargaining agreement) with severance benefits no less favorable than those we currently provide.

The surviving corporation will also honor all of our benefit plans in accordance with their terms, subject to any amendment or termination that may be permitted by the merger agreement. Each employee will be credited with his or her years of service with the Company under the employee benefit plans of the surviving corporation to the extent that he or she was entitled to credit for service under our corresponding benefit plans prior to the effective time of the merger, except for the purposes of benefit accrual under defined benefit plans, for any purposes where service credit is not provided to participants generally and the extent that credit would result in a duplication of benefits. Each employee will be immediately eligible to participate in the surviving corporation’s new employee benefit plans that replace a similar or comparable old benefit plan. In addition, for purposes of new plans of the surviving corporation providing medical, dental, pharmaceutical and/or vision benefits, pre-existing condition exclusions and similar requirements will be waived to the extent they were waived under our old plans, and eligible expenses incurred by an employee during the portion of a year prior to the completion of the merger will be credited for deductible, coinsurance and maximum out-of-pocket expenses for that year under the surviving corporation’s benefit plans.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to ensure that the conditions to the merger are satisfied and that the merger is consummated as promptly as practicable. In particular, the parties have agreed to use reasonable best efforts to obtain necessary governmental consents and approvals and make necessary filings, including filings under the Hart-Scott-Rodino Act and appropriate filings under other applicable antitrust or related laws. We have also agreed to use our reasonable best efforts to obtain necessary or advisable consents, approvals or waivers from third parties and to defend and contest any lawsuit challenging the merger or the merger agreement (subject to first having used reasonable best efforts to negotiate a reasonable resolution of any objections underlying the lawsuit), and to execute and deliver any additional documents necessary to complete the merger.

The parties have agreed to cooperate and consult with each other in making any filings and notifications to any governmental entity, and to provide each other with copies of filings and submissions to, and correspondence with, any governmental entity, with respect to any of the transactions contemplated by the merger agreement, and to promptly inform each other of any material communication from any governmental entity. The parties have also agreed to consult with each other in advance of meetings with governmental entities, and to allow each other to participate in such meetings if allowed by those governmental entities. In addition, the parties have each agreed to use reasonable best efforts to resolve any objections that may be asserted with respect to the merger or related transactions under any antitrust or related laws, including by litigating if necessary.

Notwithstanding the foregoing, no party is required to, and we may not without Parent’s prior consent, agree to any action, requirement, condition, understanding, agreement or order to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company as could reasonably be expected to have a material adverse effect on the Company. In addition, upon the request of Parent, the Company will agree to any action, requirement, condition, understanding, agreement or order to sell, hold separate or otherwise dispose of, or change the assets or business of the Company, in each case if conditioned on the closing of the merger.

Parent Financing Commitments and Company Cooperation

Parent has agreed to use reasonable best efforts to arrange the debt financing in connection with the merger as promptly as practicable on terms described in the debt financing commitment letter delivered in connection with the signing of the merger agreement. However, Parent may replace or amend the debt financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt financing letter as of January 19, 2007, if such amendment would not prevent, delay or impair the consummation of the merger, does not amend or alter any obligations of the parties under the equity rollover commitments and is subject to the restrictions contained in our stockholder rights plan. If any of the debt financing becomes unavailable on the terms described in the debt financing commitment letter, Parent has agreed to use reasonable best efforts to obtain alternative debt financing on terms not materially less favorable to Parent (as determined in the reasonable judgment of Parent) sufficient to fund all of its obligations under the merger agreement from alternative sources as promptly as practicable following the occurrence of such event. Parent has further agreed to keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing and shall not permit any material amendment or modification to be made to the debt financing letter if such amendment or modification is adverse to the Company.

We have agreed to cooperate with Parent in obtaining the financing, including:

•	participating in meetings, presentations, road shows, due diligence sessions and rating agency sessions;

•	assisting in the preparation of materials required in connection with the financing as reasonably requested by Parent;

•	executing and delivering necessary pledge, security, or other legal documents and certificates as reasonably requested by Parent;

•	reasonably facilitating the pledge of collateral and the granting of corporate guaranties (to be effective only after the effective time);

•	as promptly as practicable, furnishing certain financial information to Parent and its debt financing sources as may be reasonably requested by Parent;

•	cooperating with Parent to satisfy certain conditions set forth in the debt financing letter; and

•	using reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent.

We have also agreed to call for the prepayment or redemption of certain notes of the Company that are currently outstanding if Parent requests that we do so, provided that Parent will pay the related expenses, and that the prepayment or redemption will be contingent upon the completion of the merger.

Other Covenants and Agreements

The merger agreement contains additional agreements among the Company, Parent and MergerCo relating to, among other things:

•	giving MergerCo access to our officers, management employees, offices, properties, books, records and documents;

•	notices of certain events, and consultation to mitigate any adverse consequences of those events;

•	the filing of this proxy statement and the required Schedule 13E-3 with the SEC, and cooperation in preparing this proxy statement and the Schedule 13E-3 and in responding to any comments received from the SEC on those documents;

•	indemnification and insurance of directors and officers, including maintaining directors’ and officers’ liability insurance for six years following the effective time of the merger (or obtaining “tail” insurance policies with a claims period of at least six years following the effective time of the merger);

•	coordination of press releases and other public statements about the merger and the merger agreement;

•	the deregistration of our common stock under the Exchange Act and the cessation of NASDAQ quotation of our common stock promptly following the effective time of the merger;

•	actions necessary to exempt the transactions contemplated by the merger agreement and related agreements from the effect of any takeover statutes; and

•	actions necessary to exempt dispositions of equity securities by our directors and officers pursuant to the merger under Rule 16b-3 under the Exchange Act.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The merger agreement must be approved by the holders of a majority of the voting power of our common stock entitled to vote thereon.

•	Regulatory Approvals. The waiting period under the Hart-Scott-Rodino Act must have expired or been terminated.

•	No Injunctions or Restraints. No law or order will have been enacted or entered by a governmental entity that enjoins or prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

The obligations of Parent and MergerCo to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. Our representations and warranties with respect to corporate authority, capitalization, the absence of certain changes, takeover statutes and our rights agreement must be true and correct in all respects (except, in the case of our representations and warranties with respect to capitalization, for inaccuracies that are immaterial in the aggregate) both when made and as of the closing date, as if made at and as of that time (except to the extent made as of an earlier date, in which case as of that date), and our remaining representations and warranties must be true and correct (without giving effect to any limitation as to “materiality” or material adverse effect) both when made and as of the closing date, as if made at and as of that time (except to the extent made as of an earlier date, in which case as of that date) except where the events, states of facts, circumstances, developments, changes or effects causing the failure of the representations and warranties to be so true and correct do not have, and would not reasonably be expected to have, a material adverse effect.

•	Performance of Covenants. We must have performed, in all material respects, our covenants and agreements in the merger agreement.

•	Officer’s Certificate. We must deliver to Parent and MergerCo at closing an officer’s certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

Our obligation to complete the merger is subject to the following additional conditions:

•	Representations and Warranties. MergerCo’s and Parent’s representations and warranties must be true and correct (without giving effect to any limitation as to “materiality” or material adverse effect) both when made and as of the closing date, as if made at and as of that time (except to the extent made as of an earlier date, in which case as of that date) except where the events, states of facts, circumstances, developments, changes or effects causing the failure of the representations and warranties to be so true and correct do not have, and would not reasonably be expected to have, a material adverse effect.

•	Performance of Covenants. Parent and MergerCo must have performed, in all material respects, their covenants and agreements in the merger agreement.

•	Officer’s Certificate. Each of Parent and MergerCo must deliver to us at closing a certificate with respect to the satisfaction of the conditions relating to MergerCo’s and Parent’s representations, warranties, covenants and agreements.

Other than the conditions pertaining to the Company stockholder approval, the absence of governmental orders and the expiration or termination of the Hart-Scott-Rodino Act waiting period, either the Company, on the one hand, or Parent, on the other hand, may elect to waive conditions to their respective performance and complete the merger. We do not anticipate re-soliciting our stockholders for approval of any such waiver unless we propose to waive a condition and such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders. None of the Company, MergerCo or Parent, however, has any intention to waive any condition as of the date of this proxy statement. In addition, as of the date of this proxy statement none of the Company, Parent or MergerCo is aware of any material uncertainty as to any of the conditions to the completion of the merger.

Termination

We and Parent may terminate the merger agreement by mutual written consent and with the approval of our respective boards of directors at any time before the completion of the merger (including after our stockholders have approved the merger agreement). In addition, either Parent or the Company may terminate the merger agreement at any time before the completion of the merger:

•	whether before or after our stockholders have approved the merger agreement, if the merger has not been completed by September 30, 2007, except that this right will not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been a principal cause of, or resulted in, the failure to timely complete the merger;

•	if the merger agreement has been submitted to our stockholders for approval and the required vote has not been obtained, provided that this right to terminate the merger agreement is not available to the Company if we have breached in any material respect any of our obligations not to solicit takeover proposals or regarding holding a stockholder meeting to vote on the merger agreement and this right to terminate the merger agreement is not available to Parent if the failure to obtain stockholder approval is due to the failure of any Moyes Investor to vote for the approval of the merger agreement and otherwise support the merger in contravention of its obligations under the voting agreement;

•	whether before or after our stockholders have approved the merger agreement, if any law or final nonappealable order restrains, enjoins or prohibits the completion of the merger, provided that this right to terminate is not available to a party if the issuance of the final order was primarily due to the failure of that party to perform its obligations under the merger agreement; or

•	if our board (or the special committee) changes its recommendation in favor of approval of the merger agreement before receipt of the vote of our stockholders approving the merger agreement.

Parent may terminate the merger agreement at any time before the completion of the merger:

•	if Parent and MergerCo are not in material breach of their obligations under the merger agreement, and there is a breach or failure of any of our representations, warranties or covenants that would cause a failure of the conditions to the merger relating to our representations, warranties and covenants, and the breaches cannot be cured prior to September 30, 2007.

We may terminate the merger agreement at any time before the completion of the merger:

•	if we are not in material breach of our obligations under the merger agreement, and there is a breach or failure of any of MergerCo’s or Parent’s representations, warranties or covenants that would cause a failure of the conditions to the merger relating to Parent’s representations, warranties and covenants, and the breach cannot be cured prior to September 30, 2007;

•	if, prior to stockholder approval of the merger agreement, our board concludes in good faith, after consultation with outside legal and financial advisors, that an unsolicited takeover proposal is a superior proposal, but only if three days prior to termination, our board provides written notice to Parent that we have received a superior proposal, specifying the material terms and conditions of and parties to superior proposal, and after three days (during which time we have agreed to negotiate in good faith with Parent if Parent makes a revised proposal) concludes that such takeover proposal remains a superior proposal; or

•	if the merger has not been consummated within 10 days of the closing conditions related to stockholder approval, regulatory approval, no injunctions or restraints, the accuracy of the Company’s representations and warranties and performance by the Company of our covenants under the merger agreement.

Fees and Expenses

The Company estimates that if the merger is completed, the fees and expenses incurred by the Company in connection with the merger will be approximately as follows:

Description	Amount

Financial advisory fee	$
Legal fees and expenses	$
Proxy solicitation fees	$
SEC filing fees	$
Printing and mailing costs	$
Miscellaneous	$
Total	$

In addition, it is expected that MergerCo and/or Parent will incur approximately $         million of financing costs, as well as legal and other advisory fees.

In general, all expenses incurred by a party to the merger agreement will be paid by that party (except for certain expenses incurred by the Company in connection with the debt financing, as described above in “Parent Financing Commitments and Company Cooperation”). All expenses of the Company and any amounts that become payable under the terms of any employment agreements between the Company and its respective employees as a result of the merger will be paid by the surviving corporation at the closing of the merger.

If the merger agreement is terminated in certain circumstances described below, we may be required to pay at the direction of Parent, or Parent may be required to pay to us, a termination fee. In addition, if the Company or Parent fails to pay any termination fee when due, it will be obligated to pay the costs and expenses (including legal fees) incurred in connection with any action to collect payment of the fee.

Termination Fees

Payable by the Company

We have agreed to pay an initial termination fee of $10 million to Parent if we terminate the merger agreement because, prior to stockholder approval of the merger agreement, our board concludes in good faith, after consultation with outside legal and financial advisors, that an unsolicited takeover proposal is a superior proposal (after compliance with Parent’s right to notice of such proposal and our obligation to negotiate in good faith with Parent if it makes a revised proposal, as described above). If we consummate a transaction with respect to such superior proposal, or within twelve months of such termination, we enter into a definitive agreement with respect to a superior proposal that is subsequently consummated, then we will pay an additional termination fee of $30 million to Parent.

We have agreed to pay an initial termination fee of $10 million to Parent if either we or Parent terminates the merger agreement because our board (or the special committee) changes its recommendation in favor of the merger agreement before the stockholder vote and at the time, a takeover proposal was known to us, or was publicly announced and not withdrawn. If within twelve months after such termination, we consummate a transaction, or execute a definitive agreement which is subsequently consummated, with respect to a takeover proposal, then we will pay an additional termination fee of $30 million to Parent.

If we or Parent terminates the merger agreement because our board (or the special committee) changes its recommendation of the merger agreement prior to the stockholder vote, and at the time of such termination no takeover proposal shall have been made known to the Company or publicly announced and not withdrawn, we will pay a termination fee of $40 million to Parent.

If we or Parent terminate the merger agreement because the merger agreement has been submitted to our stockholders for approval and the required vote has not been obtained and

•	all stockholders who are parties to the voting agreement shall have performed all of their obligations under the voting agreement to vote for the merger agreement and

•	at any time after the date of the merger agreement and prior to our stockholders meeting, a takeover proposal is publicly announced and not publicly withdrawn at least two business days prior to our stockholders meeting, then we will pay Parent an initial termination fee of $10 million. In addition, if within twelve months after such termination, we consummate any takeover proposal (whether or not the same as that one originally announced), then we will pay to Parent an additional termination fee of $30 million.

We have agreed to pay an initial termination fee of $10 million to Parent if Parent terminates the merger agreement because of a material breach of a covenant or failure of a representation or warranty of the Company, and neither Parent nor MergerCo is in material breach of its obligations under the merger agreement. If within twelve months after such termination, we consummate a transaction, or execute a definitive agreement which is subsequently consummated, with respect to a takeover proposal, then we will pay an additional termination fee of $30 million to Parent.

Payable by Parent

Parent has agreed to pay us a termination fee of $40 million if:

•	the merger agreement is terminated by the Company because of a material breach of a covenant or failure of a representation or warranty of Parent or MergerCo, and the Company is not in material breach of its obligations under the merger agreement;

•	the merger has not been completed by September 30, 2007 and the Company has fulfilled its obligations under the merger agreement and the conditions to Parent’s and MergerCo’s obligation to consummate the merger are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing); or

•	the merger has not been consummated within 10 business days of satisfaction of the conditions to Parent’s and MergerCo’s obligations to consummate the merger (other than those conditions that by their nature are to be satisfied by actions taken at closing).

If Jerry Moyes dies prior to the Company’s termination of the merger agreement as described above, the amount of the termination fee shall be $20 million instead of $40 million.

Parent also has agreed to pay us a termination fee of $40 million if the merger agreement is terminated because the stockholder approval condition to the parties’ obligation to consummate the merger is not satisfied, and any stockholder who is a party to the voting agreement shall have failed to perform its obligations under the voting agreement to vote for the merger agreement at the stockholders meeting.

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by the Company, MergerCo and Parent at any time prior to the completion of the merger, whether or not our stockholders have approved the merger agreement. However, no amendment that requires further approval of our stockholders will be made without obtaining that approval. At any time prior to the completion of the merger, Parent or the Company may waive the other party’s compliance with certain provisions of the merger agreement to the extent allowed by law.

VOTING AGREEMENT

Concurrently with the execution and delivery of the merger agreement, Jerry Moyes, Vickie Moyes, The Jerry and Vickie Moyes Family Trust Dated 12/11/87, SME Industries, Inc., VJM Investments, L.L.C. and the Moyes Children’s Limited Partnership entered into a voting agreement with the Company, dated as of January 19, 2007.

Pursuant to the voting agreement, each Moyes Investor agreed, among other things and subject to certain conditions, to vote all of his, her or its beneficially owned shares of Company common stock in favor of the approval of the merger agreement and against any competing takeover proposal or any action that may be expected to impede or interfere with the consummation of the transactions contemplated by the merger agreement. The Moyes Investors agreed not to transfer any shares of the Company except for estate planning and other limited purposes, and not to grant any proxy, enter into a voting agreement, or otherwise restrict the ability of the stockholders to freely exercise all voting rights. Furthermore, they have agreed to grant a proxy to certain officers of the Company if requested by the Company.

In addition, the Moyes Investors have agreed that if the merger agreement is terminated in any circumstance where a termination fee is required to be paid by Parent to the Company, they will not seek to acquire the Company, submit notice of nomination of directors or conduct a solicitation of proxies for twelve months following such termination, or until June 30, 2008, whichever is later. The Moyes Investors, however, will not be prohibited from taking such actions if the Company engages in substantive discussions with, or provides non-public information relating to the Company to, any person in connection with a takeover proposal, or if the Company enters into any agreement related to a takeover proposal or publicly announces a takeover proposal.

We have agreed that we will not hold or give notice of our 2007 annual meeting of stockholders for the purpose of electing directors while the merger agreement is in effect, and if the merger agreement is terminated, then we will not hold the 2007 annual meeting prior to June 30, 2007.

The voting agreement will terminate upon the effective time of the merger, provided that the obligations of the Moyes Investors following termination of the merger agreement in any circumstance where a termination fee is required to be paid by Parent shall survive.

A copy of the voting agreement is attached to this proxy statement as Annex C and we incorporate it by reference into this proxy statement. The foregoing summary of the voting agreement does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

GUARANTEE

Concurrently with the execution of the merger agreement, Jerry Moyes, Vickie Moyes and The Jerry and Vickie Moyes Family Trust Dated 12/11/87 entered into a limited guarantee, dated as of January 19, 2007, in favor of the Company.

Pursuant to the guarantee, the guarantors unconditionally and irrevocably guaranteed the punctual payment of the termination fee, if and when due pursuant to the merger agreement. Furthermore, the guarantors represented that as of the date of the guarantee and at all times prior to the termination of the guarantee, they collectively own or will own assets, net of liabilities, having a fair market value in excess of the amount of the termination fee that could be payable by Parent, which assets are capable of being sold to satisfy payment of the termination fee. The guarantee is binding on the estate of Jerry Moyes and his heirs and the successors of The Jerry and Vickie Moyes Family Trust Dated 12/11/87.

The guarantee will terminate on the earlier of the closing of the merger, the termination of the merger agreement in a circumstance that does not result in any obligation on the part of Parent or MergerCo to pay the Company the termination fee or when all amounts payable under the guarantee have been paid in full.

A copy of the guarantee is attached to this proxy statement as Annex D and we incorporate it by reference into this proxy statement. The summary of the guarantee in the preceding paragraphs does not purport to be complete and may not contain all of the information about the guarantee that is important to you. We encourage you to read the guarantee carefully and in its entirety.

RIGHTS AGREEMENT

Immediately prior to the execution of the merger agreement, the Company amended the Rights Agreement to provide that, among other things, neither the execution of the merger agreement or related agreements nor the consummation of the merger or the other transactions contemplated by the merger agreement, will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. In particular, none of MergerCo, Parent, or any of their respective affiliates or associates will be deemed to be an acquiring person (as defined in the Rights Agreement) solely by virtue of the approval, execution, delivery, adoption or performance of the merger agreement or related agreements or the consummation of the merger or any other transactions contemplated by the merger agreement.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant Swift’s unaffiliated stockholders access to the corporate files of Swift, any other party to the proposed merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of Swift any other such party or affiliate.

IMPORTANT INFORMATION CONCERNING SWIFT

Directors and Executive Officers of Swift

The board of directors presently consists of nine members. The following persons are the executive officers and directors of Swift as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his or her resignation or removal. Except as described below, none of these persons nor Swift has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and executive officers of Swift are citizens of the United States and can be reached c/o Swift Transportation Co., Inc., 2200 South 75th Avenue, Phoenix, AZ 85043.

Name	Age	Position

Jock Patton	61	Non-Executive Chairman of the Board and Director (1)(2)(3)
Robert W. Cunningham	52	Director, Chief Executive Officer and President
Karl Eller	78	Director(2)(3)
Alphonse E. Frei	68	Director(1)(2)(3)
David Goldman	63	Director(1)(2)
Paul M. Mecray III	68	Director(1)(2)
Jerry Moyes	63	Director
Karen E. Rasmussen	61	Director(2)
Samuel C. Cowley	46	Director, Executive Vice President, General Counsel and Secretary
Glynis A. Bryan	48	Executive Vice President and Chief Financial Officer
Barbara Kennedy	40	Executive Vice President
Mark A. Martin	45	Executive Vice President
Jeffrey Riley	36	Executive Vice President
Richard Stocking	37	Executive Vice President

(1)	Member of the Audit Committee

(2)	Member of the Nominating/Corporate Governance Committee

(3)	Member of the Compensation Committee

Jock Patton has served as a director of Swift since March 2004 and as non-executive Chairman of the Board since October 2005. Mr. Patton currently serves as Chairman of the ING Funds Unified Board, which oversees mutual fund assets in excess of $60 billion. From 1999 to 2001, Mr. Patton was Chief Executive Officer and a director of Rainbow Multimedia Group, Inc., a producer of digital entertainment. From 1992 to 1997, Mr. Patton served as a director and President of StockVal, Inc., a registered investment advisor providing securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide. From 1972 to 1992, Mr. Patton was a Partner in the law firm of Streich Lang where he founded and headed the Corporate/ Securities Practice Group. Mr. Patton currently serves on the Board of Directors of JDA Software Group, Inc. (JDAS). Mr. Patton received a Bachelors Degree in Political Science and a law degree from the University of California.

Robert W. Cunningham has served as Chief Executive Officer of Swift since October 2005 and as President and Chief Operating Officer and a director of Swift since November 2004. Mr. Cunningham served as Executive Vice President of Sales & Marketing for Swift from 1985 to 1997. Since that time, Mr. Cunningham owned and operated Cunningham Commercial Vehicles, one of the nation’s most successful commercial truck dealerships. As the Arizona Freightliner, Sterling and Western Star franchisee, Cunningham Commercial Vehicles had annual revenues in excess of $300 million. Mr. Cunningham has worked in the transportation industry for his entire career beginning in 1973 with IML Freight Lines and six years as a Vice President with Motor Cargo prior to joining Swift. Mr. Cunningham is a 1976 graduate of the University of Utah with a Bachelors Degree in Marketing.

Karl Eller has served as a director of Swift since March 2004. Mr. Eller has served as the Chairman and Chief Executive Officer of The Eller Company since 2002. Mr. Eller was the founder of Eller Media Company, a subsidiary of Clear Channel Communications Inc., and served as its Chairman and Chief Executive Officer from 1995 until 2001. Mr. Eller has over 40 years of experience in the outdoor advertising industry. He was appointed as a director of Clear Channel in April 1997 in connection with Clear Channel’s acquisition of Eller Media Company. Mr. Eller also founded the Phoenix Suns and was named to the NCAA Board of Directors in 2001.

Alphonse E. Frei has served as a director of Swift since May 1990. Mr. Frei served as the Chief Operating Officer of Autom Company, a wholesale and retail distributor of religious products, from May 1999 to June 2005. Mr. Frei served in various capacities with America West Airlines, including Chief Financial Officer from 1983 to 1994 and as a director from 1986 to September 1993. Mr. Frei has also served in various executive capacities and/or as a consultant to a number of business organizations.

David Goldman has served as a director of Swift since May 2003. Mr. Goldman retired as a Senior Partner of Deloitte & Touche LLP in June 2001 after serving 35 years with that Firm. During his career, Mr. Goldman specialized in serving SEC registrants, held the positions of Partner-in-Charge and Senior Technical Partner of the Arizona Audit Practice, and also served in the Firm’s Executive Office (New York), Los Angeles Office and certain other offices. Mr. Goldman, who currently operates a consulting company specializing in financial and investigative matters, was a Member of Council of the American Institute of CPAs and President of the Arizona Society of CPAs, among other executive and board positions. Mr. Goldman obtained a Bachelors Degree in Business Administration and a Masters of Accounting Degree from the University of Arizona.

Paul M. Mecray, III has served as a director of Swift since March 2004. Mr. Mecray is a retired Partner of Wellington Management Company, LLP where he served 35 years as Assistant Portfolio Manager of Vanguard Windsor Fund and, subsequently, as Global Research Analyst specializing in Trucking, Oilfield Service, and Engineering/Construction industries plus Middle East geopolitics. Mr. Mecray graduated from Princeton University in 1960 with an AB in Geology and received an MBA from the Wharton School at the University of Pennsylvania in 1962. Mr. Mecray was employed at Atlantic Richfield Company from 1963 to 1968 before joining Wellington. He is a member, and former President, of both the National Association of Petroleum Investment Analysts and The Financial Analysts of Philadelphia. He currently serves as a Trustee of The Bryn Mawr (PA) Presbyterian Church.

Jerry Moyes was the Chairman of the Board and Chief Executive Officer of Swift from 1984 until October 2005. Mr. Moyes joined Swift in 1966 as a Vice President and served in that capacity until 1984. Mr. Moyes was President of the Arizona Motor Transport Association from 1987 to 1988. Mr. Moyes also has served as Chairman of the Board of Central Freight since November 2006, and as Chief Executive Officer of Central Freight since January 2007. Mr. Moyes previously served as Chairman of the Board of Central Freight from 1997 to May 2005. Mr. Moyes has served as Chairman of the Board of Central Refrigerated since 2002. Mr. Moyes also has served as Chairman of the Board and Chief Executive Officer of IEL since 1989. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the Board of Simon Transportation Services Inc., a publicly traded trucking company providing nationwide, predominantly temperature controlled transportation services for major shippers. Simon Transportation Services filed for protection under Chapter 11 of the United States Bankruptcy Code on February 25, 2002.

Karen E. Rasmussen has served as a director of Swift since March 2005. Ms. Rasmussen has served since 2001 as the President and Chief Executive Officer of the Arizona Trucking Association (ATA), a non-profit trade association made up of trucking, busing, distribution and supplier businesses that operate within the state. Prior to serving at ATA, Ms. Rasmussen served as Director of Government Relations for Ryder System, Inc., a Fortune 500 commercial truck leasing and logistics company, representing Ryder on state governmental issues affecting the company’s operations in 46 states. She also handled environmental, transportation and tax issues at the federal level and managed the Ryder Political Action Committee. Before joining Ryder, Ms. Rasmussen spent nearly 13 years with the California Trucking Association, where she held a number of positions, including Director of Governmental Affairs, Director of Policy and Vice President. Ms. Rasmussen has represented the trucking industry for more than two decades on dozens of issues ranging from deregulation to safety to the environment. Ms. Rasmussen also serves on the Board of Directors of HELP, Inc., the entity that oversees the nation’s largest truck pre-clearance program, PrePass. Ms. Rasmussen holds a B.A. in Journalism from the University of Central Oklahoma and a Certificate in Association Management from Stanford University.

Samuel C. Cowley has served as Executive Vice President and General Counsel to the Company since March 2005 and as Secretary and a director of Swift since May 2005. Prior to joining Swift, Mr. Cowley was a practicing attorney in the law firm of Snell & Wilmer, L.L.P., Phoenix, Arizona since March 1990. Mr. Cowley’s practice was concentrated in mergers and acquisitions, securities regulation including Sarbanes-Oxley Act compliance, and corporate finance. Previously, he was associated with Reid & Priest, New York, New York. Mr. Cowley is a director of Matrixx Initiatives (MTXX), a producer of pharmaceutical products. Mr. Cowley is a graduate of Cornell Law School, Ithaca, New York and of Brigham Young University, Provo, Utah with a Bachelors Degree in Economics. Mr. Cowley is admitted to practice law in the States of Arizona and New York.

Glynis A. Bryan has served as an Executive Vice President and Chief Financial Officer of Swift since April 2005. Ms. Bryan served as the Chief Financial Officer of APL Logistics Services from 2001 to March 2005. From 1984 to 2000, Ms. Bryan held various positions at Ryder System, Inc. She served as a Senior Vice President for Ryder Capital Services in 2000 and as Senior Vice President/Chief Financial Officer for Ryder Transportation Services from 1998 to 2000. Ms. Bryan is a director of Pentair, Inc. (PNR), a focused diversified industrial manufacturing company operating in water and technical products business segments. Ms. Bryan holds a Bachelors Degree in Psychology from York University and a Masters Degree in Finance from Florida International University.

Barbara Kennedy has served as an Executive Vice President of Human Resources, Safety, Recruiting and Driver Services since October 2006. From 1999 to October 2006, Ms. Kennedy served as Vice President of Human Resources and also assumed responsibilities for Safety in July 2005. Prior to joining Swift, Ms. Kennedy served as Vice President Human Resources at Barr-Nunn Transportation from 1994 to 1999. Ms. Kennedy received a Bachelors Degree in Interdisciplinary Studies from the University of Missouri-Columbia.

Mark A. Martin has served as an Executive Vice President since February 2004. Prior to joining Swift, Mr. Martin was President of USF Glen Moore from January 2001 until February 2004. Prior to joining USF Glen Moore, Mr. Martin was the Executive Vice President of Marketing and Operations for Werner Enterprises Inc. from May 1989 until January 2001.

Jeffrey Riley has served as an Executive Vice President, Western Region of Swift, Inc. since April 2005. From 1998 to 2004 Mr. Riley served as the Vice President of National Accounts for Swift. Mr. Riley has been employed by Swift since 1988 in various operations positions. Mr. Riley received a Bachelors Degree in Business Administration from the University of Maryland-University College.

Richard Stocking has served as Executive Vice President of the Central Region of Swift, Inc. since April 2005. Mr. Stocking previously served as Regional Vice President of the Central Region and in various operations and sales management positions with Swift over the last 15 years. Mr. Stocking received a Bachelors Degree in Business Administration from Utah State University.

Historical Selected Financial Data

The information set forth below is only a summary and has been derived from and should be read in conjunction with our Consolidated Financial Statements and the related notes at and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 filed with the Securities and Exchange Commission as part of our periodic reports for such periods. The financial information at and for the nine months ended September 30, 2006 and 2005 has been derived from our unaudited consolidated financial statements for these periods, which financial information includes, in the opinion of the Company’s management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

	Nine Months Ended September 30		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollar amounts in thousands, except per share amounts)

Consolidated Statements of Earnings Data:
Operating revenue	$2,391,185	$2,353,807	$3,197,455	$2,826,201	$2,397,655	$2,101,472	$2,112,221
Operating income	$208,600	$116,141	$188,060	$180,567	$141,041	$117,139	$87,624
Earnings before income taxes	$190,499	$101,415	$164,350	$159,949	$127,982	$96,108	$45,369
Net earnings	$116,520	$61,860	$101,127	$103,482	$79,371	$59,588	$27,221
Diluted earnings per share	$1.54	$.84	$1.37	$1.29	$.94	$.69	$.32
Cash dividends per common share	$—	$—	$—	$—	$—	$—	$—

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
	(Dollar amounts in thousands)

Consolidated Balance Sheet Data:
Working capital (deficit)	$(9,225)	$(93,602)	$(70,905)	$(24,289)	$(69,599)	$(24,299)
Total assets	$2,197,824	$2,218,530	$2,030,158	$1,820,943	$1,654,482	$1,556,096
Long-term obligations, less current portion	$240,000	$364,000	$366,787	$257,894	$183,470	$223,486
Stockholders’ equity	$1,001,196	$870,044	$738,269	$844,615	$765,778	$735,203

	Nine Months Ended
	September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollar amounts in thousands, except per mile amounts)

Operating Statistics:
Operating ratio	91.3%	95.1%	94.1%	93.6%	94.1%	94.4%	95.9%
Pre-tax margin(1)	8.0%	4.3%	5.2%	5.7%	5.3%	4.6%	2.1%
Average line haul revenue per loaded mile(2)	$1.62	$1.56	$1.58	$1.52	$1.45	$1.41	$1.41
Deadhead percentage	11.9%	12.2%	12.1%	12.8%	13.8%	14.1%	15.1%
Average length of haul (in miles)	531	536	534	520	529	552	571
Total tractors at end of period
Company-operated	15,399	14,713	14,465	14,898	14,344	12,939	12,748
Owner-operated	3,023	3,673	3,466	3,647	3,692	3,152	3,048
Trailers at end of period	50,942	53,223	51,997	51,773	50,489	48,233	45,729

(1)	Pre-tax margin represents earnings before income taxes as a percentage of operating revenue. Because of the impact that equipment financing methods can have on the operating ratio (operating expenses as a percentage of operating revenue), we believe that the most meaningful comparative measure of our operating efficiency is our pre-tax margin, which takes into consideration both our total operating expenses and net interest expense as a percentage of operating revenue.

(2)	Excludes fuel surcharge revenue.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

Swift Transportation Co., Inc.
Computation of Ratio of Earnings to Fixed Charges

	Nine Months Ended
	September 30,				Year Ended December 31,
	2006		2005		2005		2004		2003		2002		2001
	(In thousands)

Earnings before income taxes	$190,499		$101,415		$164,350		$159,949		$127,982		$96,108		$45,369
Depreciation, amortization and impairments	174,153		154,623		206,154		184,608		149,138		153,574		146,250
Fixed charges	56,860		64,557		84,301		96,985		98,360		108,145		132,780

Earnings, as adjusted	$421,512		$320,595		$454,805		$441,542		$375,480		$357,827		$324,399

Interest expense	$20,233		$19,291		$26,632		$18,931		$16,202		$21,979		$33,393
Rental expense	36,627		45,266		57,669		78,054		82,158		86,166		99,387

Fixed charges	$56,860		$64,557		$84,301		$96,985		$98,360		$108,145		$132,780

Ratio of earnings to fixed charges	7.4	x	5.0	x	5.4	x	4.6	x	3.8	x	3.3	x	2.4x

Book Value Per Share

Our net book value per share as of September 30, 2006 was $13.37, which is substantially below the $31.55 per share cash merger consideration.

Projected Financial Information

Swift’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the inherent unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by senior management were made available to the Moyes Investors and the special committee and its financial advisor in connection with their respective considerations of the merger. We have included below the material portions of these projections to give our stockholders access to certain nonpublic information provided to the Moyes Investors and the special committee and its financial advisor for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the Moyes Investors, the special committee or board of directors or Goldman Sachs considered, or now considers, it to be a reliable prediction of future results.

Swift advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and are beyond Swift’s control. The projections also reflect estimates and assumptions related to the business of Swift that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond Swift’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist bidders and potential bidders and the financial advisors to the special committee with their respective due diligence investigations of Swift and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Swift’s independent registered public accounting firm has not examined or complied any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under ‘‘Cautionary Statement Concerning Forward-Looking Information” beginning on page 11, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes even less reliable with each successive year.

Since the time the projections were provided to the various parties, the Company has made publicly available its actual results of operations for the year ended December 31, 2006. You should review the Company’s Current Report on Form 8-K, filed January 25, 2007, to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder or anyone else regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Swift does not intend to update or otherwise revise the following financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions are shown to be in error.

In early January, 2007, Swift provided the Moyes Investors, Goldman Sachs and the special committee with the following estimated operating results for 2006:

2006 Estimates
(In millions)

Operating Revenue	$3,172.8
Operating Income	$262.9
EBITDA(1)	$494.6
Net Income	$149.2

(1)	Represents net income before depreciation and amortization, net interest and other financing costs and provision for income taxes.

Estimates were based on information available to the Company at the time, which was prior to the issuance of the 2006 actual financial results.

Swift also provided the Moyes Investors, Goldman Sachs and the special committee in early December with projections for the years 2007 through 2011:

	Projections
	2007	2008	2009	2010	2011
	(In millions)

Operating Revenue	$3,369.5	$3,693.2	$4,076.1	$4,506.1	$4,964.0
Operating Income	$290.0	$340.1	$392.2	$479.3	$580.1
EBITDA(1)	$517.7	$611.7	$4696.8	$800.0	$921.9
Net Income	$165.8	$202.5	$235.3	$293.2	$357.3

(1)	Represents net income before depreciation and amortization, net interest and other financing costs and provision for income taxes.

In conjunction with preparing the projected financial information, Swift management assumed a fleet growth rate of between 3% and 5% per year, maintenance of the Company’s operating ratio below 92%, 1% year-over-year improvement in loaded utilization and 2% to 3% per year improvement in average linehaul revenue per loaded mile (excluding fuel surcharge).

On or about January 19, 2007, Swift provided Goldman Sachs and the special committee with revised estimated operating results for fiscal 2007, which reduced the estimated projected EBITDA and net income for 2007 by 2.4% and 4.5%, respectively, due to softness in the truckload marketplace. For a reconciliation of estimated projected EBITDA for the years 2007 through 2011, see “Annex E — Swift Transportation Co. Inc., and Subsidiaries Reconciliation of Non-GAAP Financial Measures.”

Market Price of the Company’s Common Stock

Our common stock is traded on NASDAQ under the symbol “SWFT.” At the record date for the special meeting, there were      shares of our common stock outstanding, which were held by approximately      holders of record. This number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms or other third parties.

The following table sets forth during the periods indicated the high and low sales prices of our common stock:

	Market Price
	High	Low

2007
First Quarter (through February 13, 2007)	$30.75	$30.69

2006
First Quarter	$25.56	$19.65
Second Quarter	32.95	21.84
Third Quarter	33.66	22.21
Fourth Quarter	30.10	22.90

2005
First Quarter	$26.19	$18.88
Second Quarter	25.95	20.36
Third Quarter	24.64	16.25
Fourth Quarter	21.24	16.55

2004
First Quarter	$22.20	$14.68
Second Quarter	18.91	14.75
Third Quarter	20.85	15.49
Fourth Quarter	22.75	16.50

On November 3, 2006, the last full trading day prior to the announcement of the receipt of the initial offer from Mr. Moyes, the last reported sales price per share of Company common stock was $24.05. On January 18, 2007, the last full trading day prior to the announcement of the merger agreement, the last reported sales price per share of Company common stock was $27.05. Stockholders are urged to obtain a current market quotation for the shares of Company common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 9, 2007, the number and percentage of outstanding shares of Company common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and named executive officer of the Company and by all directors and executive officers of the Company as a group.

	Shares
	Beneficially		Percent
Name and Address of Beneficial Owner(1)	Owned		Owned

Jerry Moyes	20,304,916	(2)	27.02%
Robert W. Cunningham	609,439	(3)	*
Samuel C. Cowley	102,140	(4)	*
Glynis Bryan	101,364	(4)	*
Barbara Kennedy	28,015	(10)	*
Mark A. Martin	86,267	(5)	*
Jeffrey Riley	34,698	(6)	*
Richard Stocking	20,000	(6)	*
Jock Patton	18,800	(7)	*
Karl Eller	16,800	(7)	*
Alphonse E. Frei	18,875	(8)	*
David Goldman	14,200	(9)	*
Paul M. Mecray, III	32,050	(7)	*
Karen E. Rasmussen	10,000	(8)	*
Moyes Children’s Limited Partnership	8,995,832	(2)	11.97%
Fidelity Management & Research	5,492,794		7.31%
Goldman Sachs Asset Management	4,978,322		6.63%
All Directors and Named Executive Officers as a group (14 persons)	21,397,564		28.13%

*	Represents less than 1% of the Company’s outstanding Common Stock.

(1)	The address of each officer and director, except Jerry Moyes is c/o Swift Transportation Co., Inc., 2200 South 75th Avenue, Phoenix, AZ 85043. The address of Jerry Moyes is 2710 E. Old Tower Road, Phoenix, AZ 85034. The address for Michael Moyes is 2710 E. Old Tower Road, Phoenix, Arizona 85034. The address of Fidelity Management & Research is 82 Devonshire St., Boston, MA 02109. Information with respect to Fidelity Management & Research is based upon statements on Schedule 13F filed by such entity with the Securities and Exchange Commission. The address of Goldman Sachs Asset Management is 32 Old Slip, New York, NY 10005. Information with respect to Goldman Sachs Asset Management is based upon statements on Schedule 13F filed by such entity with the Securities and Exchange Commission.

(2)	The shares beneficially owned by Jerry Moyes are held by him, as follows: (i) 19,731,814 shares are held as a co-trustee of The Jerry and Vickie Moyes Family Trust Dated 12/11/87, (ii) 39,852 shares are held by Jerry Moyes individually, (iii) 33,750 shares are held by VJM Investments, LLC, a limited liability company in which Mr. Moyes has controlling interest, (iv) 492,500 shares are held by SME Industries, Inc. of which Jerry Moyes is the majority shareholder, and (v) 7,000 shares are held in Jerry Moyes’ individual retirement account. The shares shown for Jerry Moyes do not include the 8,995,832 shares held by the Moyes Children’s Limited Partnership, of which Michael Moyes is the general partner, and has sole investment and voting power over the limited partnership.

(3)	Includes options to purchase 510,000 shares exercisable within 60 days.

(4)	Includes options to purchase 100,000 shares exercisable within 60 days.

(5)	Includes options to purchase 85,000 shares exercisable within 60 days.

(6)	Includes options to purchase 20,000 shares exercisable within 60 days.

(7)	Includes options to purchase 11,800 shares exercisable within 60 days.

(8)	Includes options to purchase 10,000 shares exercisable within 60 days.

(9)	Includes options to purchase 13,200 shares exercisable within 60 days.

(10)	Includes options to purchase 25,000 shares exercisable within 60 days.

Transactions in Common Stock

The following table shows our repurchases of shares of our common stock during the past two years:

	Total Number of	Range of	Average
Quarter Ended	Shares Purchased	Purchase Prices	Purchase Price

First Quarter 2007 (through February 9, 2007)	96,419	$26.94-$30.76	$28.04
Fourth Quarter 2006	175,398	$23.91-$29.57	$27.75
Third Quarter 2006	93,099	$22.72-$33.36	$26.69
Second Quarter 2006	792,141	$22.78-$32.66	$31.02
First Quarter 2006	1,157,214	$20.23-$25.44	$23.70
Fourth Quarter 2005	1,988,181	$19.05-$21.02	$19.92
Third Quarter 2005	—	—	—
Second Quarter 2005	—	—	—
First Quarter 2005	—	—	—

On September 19, 2005, we adopted and implemented a new share repurchase program under which we may acquire shares of our common stock using the proceeds received from the exercise of stock options to minimize the dilution from the exercise of stock options. The repurchases are made in accordance with SEC rules 10b5-1 and 10b-18, which limit the amount and timing of our repurchases and removes any discretion with respect to our purchases. The timing and amount of shares repurchased is dependent upon the timing and amount of employee stock option exercises. There is no expiration date under the program.

INFORMATION REGARDING PARENT, MERGERCO AND THE MOYES INVESTORS

Information Regarding Parent

Parent is a Nevada corporation with principal offices at c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. Parent was formed for the purpose of engaging in the merger and other related transactions, and Parent has not engaged in any business other than in connection with the merger and other related transactions.

The names and material occupations, positions, offices or employment during the last five years of each executive officer and director of Parent are set forth below:

Jerry Moyes, Director, Chief Executive Officer, President, Treasurer and Secretary.  Jerry Moyes’s principal occupation is Chairman of the Board of Swift Aviation Group, Inc., and his business address is 2710 E. Old Tower Road, Phoenix, Arizona 85034. For additional information regarding Mr. Moyes, see “Important Information Concerning Swift — Directors and Executive Officers of Swift” above.

Earl Scudder, Director, Assistant Secretary.  Mr. Scudder has been Chairman and Chief Executive Officer of Scudder Law Firm since February 1990. He served as a member of the boards of (i) the Company between May 1993 and May 2005, (ii) Heartland Express, Inc., a publicly traded trucking company between 1986 and 1996, (iii) Simon Transportation Services, Inc., a publicly traded trucking company from September 2000 until April 2002 (Simon Transportation Services filed for protection under Chapter 11 of the United States Bankruptcy Code on February 25, 2002), (iv) Central Freight prior to its becoming a publicly traded less-than-truckload company from July 1997 until September 2003; and (v) the Truckload Carrier Association from 2001 until the present. He is a member of the Nebraska Investment Council, which oversees state operating and pension funds, and serves on boards of a variety of privately-held companies owned or controlled by Mr. Moyes. Mr. Scudder and his law firm perform legal services for Mr. Moyes and entities he owns or controls.

Jeff Shumway, Director, Assistant Secretary.  Jeff Shumway’s principal occupation is Chief Operating Officer for the private holdings of Jerry Moyes. In that capacity, Mr. Shumway manages all of Mr. Moyes’s private business activities, real estate developments and investments. Mr. Shumway has served in this capacity since 2003. Since April 2006, Mr. Shumway also has served as the Chief Executive Officer of the Phoenix Coyotes of the National Hockey League. Prior to these positions, Mr. Shumway worked with numerous start-up businesses in both legal and management capacities from 1997 to 2003. From 1990 to 1997, Mr. Shumway was engaged in the private practice of law. Mr. Shumway’s business address is c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. Jeff Shumway is a United States citizen.

Except as set forth below, during the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

In 2004, the Securities and Exchange Commission commenced a formal investigation into purchases of 187,000 shares of Company common stock by Jerry Moyes between May 21, 2004 and May 24, 2004. In September 2005, Mr. Moyes agreed, without admitting or denying the SEC’s claims, to settle matters raised by the SEC in its formal investigation. In connection with this settlement, on October 12, 2005, a consent judgment was entered in an action captioned Securities and Exchange Commission v. Jerry C. Moyes, Case No. 2:05-cv-02879-MHM, in the United States District Court for the District of Arizona. The consent judgment (i) permanently enjoined Mr. Moyes, his agents, and any person active in concert with Mr. Moyes from violating, directly or indirectly, Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, (ii) ordered Mr. Moyes to disgorge $622,130.80, representing unrealized profits on the securities transactions complained of, together with prejudgment interest thereon in the amount of $14,974.16, for a total of $637,104.96, and (iii) ordered Mr. Moyes to pay a civil penalty in the amount of $622,130.80.

Information Regarding MergerCo

MergerCo is a Nevada corporation with principal offices at c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. MergerCo is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. MergerCo has not engaged in any business other than in connection with the merger and other related transactions.

The name and material occupations, positions, offices or employment during the last five years of each executive officer and director of MergerCo are set forth below:

Jerry Moyes, Director, President, Secretary and Treasurer.  Refer to “Information Regarding Parent” above.

Except as described in “Information Regarding Parent” above, during the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Information Regarding the Jerry and Vickie Moyes Family Trust, Dated 12/11/87

The Jerry and Vickie Moyes Family Trust is a self-settled revocable grantor trust established for the benefit of Jerry Moyes and Vickie Moyes. Its business address is c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, AZ 85034. The Moyes Trust is organized under the laws of the State of Arizona.

The names and material occupations, positions, offices or employment during the last five years of each of the co-trustees of The Jerry and Vickie Moyes Family Trust are set forth below:

Jerry Moyes, co-trustee.  Refer to “Information Regarding Parent” above.

Vickie Moyes, co-trustee.  Vickie Moyes’s principal occupation over the past five years has been homemaker. Vickie Moyes is a United States citizen.

Except as described in “Information Regarding Parent” above, during the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Information Regarding The Moyes Children’s Limited Partnership

The MCLP is a limited partnership organized under the laws of the State of Arizona. The MCLP’s principal business is to manage its investment in Company common stock. The MCLP’s business address is c/o Gerald F. Ehrlich, 4001 North Third Street, Suite 4000, Phoenix, Arizona 85012.

The name and material occupations, positions, offices or employment during the last five years of the general partner of The Moyes Children’s Limited Partnership is set forth below:

Michael Moyes, General Partner.  Michael Moyes’s principal occupation is General Partner of the MCLP, and his business address is c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. Mr. Moyes has served as General Partner of the MCLP since October 2006. From 1996 to 2006, Mr. Moyes was employed by the Company in various capacities, most recently serving as a customer service executive. Michael Moyes is a United States citizen.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Information Regarding SME Industries, Inc.

SME Industries is a corporation organized under the laws of the State of Nevada. SME Industries’ principal business is steel fabrication and erection. Its business address is 5955 West Wells Park Road, West Jordan, Utah 84088.

The names and material occupations, positions, offices or employment during the last five years of each executive officer and director of SME Industries are set forth below:

Jerry Moyes, Director.  Refer to “Information Regarding Parent” above.

Craig Moyes, Director, President and Chief Executive Officer.  Craig Moyes has been employed as President and Chief Executive Officer and served as Director of SME Industries or its wholly-owned subsidiary, SME Steel Contractors, between May 1992 and the present. Craig Moyes is a United States citizen.

Gordon Holladay, Chief Financial Officer, Treasurer and Secretary.  Gordon Holladay has been employed as Chief Financial Officer, Treasurer and Secretary of SME Industries or its wholly-owned subsidiary, SME Steel Contractors, between August 1992 and the present. Gordon Holladay is a United States citizen.

Except as described in “Information Regarding Parent” above, during the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Information Regarding VJM Investments, L.L.C.

VJM Investments is a limited liability company organized under the laws of the State of Arizona. VJM Investments’ principal business is investing in real estate and securities. Its business address is c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. VJM Investments is a member-managed limited liability company.

The name and material occupations, positions, offices or employment during the last five years of the controlling member of VJM Investments is set forth below:

Jerry Moyes, Member.  Refer to “Information Regarding Parent” above.

Except as described in “Information Regarding Parent” above, during the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Swift has received contrary instructions from one or more of the stockholders. Swift will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Swift’s transfer agent, Mellon Investor Services LLC, at 480 Washington Blvd., Jersey City, NJ, 07310 or by calling [•]. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Mellon Investor Services LLC at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in 2007. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Pursuant to Exchange Act Rule 14a-8, because we anticipate that any 2007 annual meeting will be held more than 30 days after the anniversary of the 2006 annual meeting of stockholders, stockholder proposals for the 2007 Annual Meeting must be received in writing at the principal executive offices of Swift a reasonable time before we begin to print and mail our proxy materials to be considered for inclusion in our proxy materials relating to such meeting.

In addition, if the merger is not consummated, and you wish to nominate directors for election at the 2007 annual meeting of stockholders or to submit a proposal that is not intended to be included in our proxy materials relating to such meeting, our bylaws require that:

•	Your notice to the Executive Vice President, General Counsel and Secretary contains the specific information set forth in our bylaws;

•	You be a stockholder of record at the time you deliver your notice to the Corporate Secretary and be entitled to vote at the meeting of stockholders to which such notice relates; and

•	You notify the Executive Vice President, General Counsel and Secretary in writing where such notification is so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials. All proposals and nominations should be sent to Swift Transportation Co., Inc., 2200 South 75th Avenue, Phoenix, Arizona 85043, Attention: Corporate Secretary.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NASDAQ at:

One Liberty Plaza
165 Broadway
New York, NY 10006

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Swift Transportation Co., Inc., 2200 South 75th Avenue, Phoenix, AZ 85043, Attention: Investor Relations. If you would like to request documents, please do so by          , in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Company Filings	Periods

Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Reports on Form 10-Q	Quarters ended September 30, 2006, June 30, 2006 and March 31, 2006
Current Reports on Form 8-K	Filed January 24, 2006, February 3, 2006, April 7, 2006, April 20, 2006, July 19, 2006, September 29, 2006, October 10, 2006, October 26, 2006, November 6, 2006, November 27, 2006, December 13, 2006, December 22, 2006, January 22, 2007, January 23, 2007, January 25, 2007 and January 31, 2007

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
SAINT CORPORATION
SAINT ACQUISITION CORPORATION
and
SWIFT TRANSPORTATION CO., INC.
Dated as of January 19, 2007

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of January 19, 2007, by and among Saint Corporation, a Nevada corporation (the “Parent”), Saint Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Parent (“MergerCo”), and Swift Transportation Co., Inc., a Nevada corporation (the “Company”).
RECITALS
          WHEREAS, the parties intend that MergerCo be merged with and into the Company, with the Company surviving the Merger (as defined herein) as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, in the Merger, upon the terms and subject to the conditions set forth in this Agreement, each share of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), other than Excluded Shares (as defined herein) will be converted into the right to receive $31.55 per share in cash;
          WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (excluding Jerry Moyes) (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders (other than the Contributing Stockholders (as defined below)), and declared it advisable to enter into this Agreement, (ii) adopted this Agreement and approved the Merger, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend that the stockholders of the Company approve this Agreement;
          WHEREAS, the Boards of Directors of Parent and MergerCo have unanimously approved this Agreement and declared it advisable for Parent and MergerCo to enter into this Agreement;
          WHEREAS, pursuant to the Equity Rollover Commitments (as defined herein) entered into as of the date of this Agreement, certain existing stockholders of the Company (the “Contributing Stockholders”) have committed to contribute Shares (as defined herein) and certain other assets to Parent immediately prior to the Effective Time in exchange for shares of capital stock of Parent;
          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the Company, the Contributing Stockholders and certain Affiliates of the Contributing Stockholders have entered into a voting agreement (the “Voting Agreement”);
          WHEREAS, the Company has amended the Rights Agreement, dated as of July 18, 2006, to render such agreement inapplicable to this Agreement, the Merger and other agreements entered into, and actions taken, in connection herewith (including, but not limited to, the Equity Rollover Commitments and the Voting Agreement);

          WHEREAS, concurrently with the execution of this Agreement, Parent is delivering to the Company a Guarantee of Jerry Moyes, dated as of the date hereof, with respect to matters set forth therein;
          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.
          NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I.
THE MERGER
          Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), at the Effective Time, (a) MergerCo will merge with and into the Company (the “Merger”), (b) the separate corporate existence of MergerCo will cease and the Company will continue its corporate existence under Nevada law as the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the NRS.
          Section 1.2 Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. local time as promptly as practicable, but not later than the tenth Business Day following the day on which the last condition set forth in Article VI is satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”).
          Section 1.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable following the Closing, the Company and MergerCo will cause articles of merger (“Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Nevada in accordance with Section 92A.200 of the NRS. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by MergerCo and the Company in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

          Section 1.4 Organizational Documents.
          (a) Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation of MergerCo as in effect immediately prior to Effective Time and as so amended shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.
          (b) Bylaws. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form of (except with respect to the name of the Company) the bylaws of MergerCo, as in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.
          Section 1.5 Directors and Officers of Surviving Corporation. The directors of MergerCo and officers of the Company (other than those who MergerCo determines shall not remain as officers of the Surviving Corporation or those who submit their resignations as of or after the Effective Date) immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
ARTICLE II.
EFFECT OF THE MERGER ON CAPITAL STOCK
          Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of MergerCo or the Company or the holder of any capital stock of MergerCo or the Company:
          (a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by the Company (as treasury stock or otherwise), Parent or MergerCo or any of their direct or indirect wholly owned Subsidiaries (other than Shares held on behalf of third parties) will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange therefor (each such Share, an “Excluded Share” and such Shares collectively, the “Excluded Shares”).
          (b) Conversion of Common Stock. Each share of Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive $31.55 in cash, without interest (the “Merger Consideration”).
          (c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and will cease to exist, and each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except (in the case of Shares other than Excluded Shares) the right to receive the Merger Consideration, without interest, in accordance with Section 2.2.
          (d) Conversion of MergerCo Capital Stock. Each share of common stock, par value $0.001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of common stock, par value $0.001 per share, of the Surviving Corporation.
          (e) No Dissenters’ Rights. Pursuant to Section 92A.390 of the NRS, no dissenters’ rights or rights of appraisal will apply in connection with the Merger.
          Section 2.2 Surrender of Certificates. (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), Parent will (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article II from time to time after the Effective Time. Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent cash in the amount necessary for the payment of the Merger Consideration pursuant to Section 2.1(b) upon surrender of such Certificates (such cash being herein referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Parent.
          (b) Payment Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such

Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered forthwith will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
          (c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options or Company RSUs any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. With respect to any such payment to be made to any Person, to the extent required by Law, the Parent may withhold from such payment an amount equal to 10% thereof and pay over such amount to the Internal Revenue Service if such Person (i) has, at any time during the shorter of the periods described in section 897(c)(1)(A)(ii) of the Code and the Treasury Regulations thereunder, beneficially owned more than 5%, taking into account the constructive ownership rules described in section 897(c)(6)(C) of the Code and the Treasury Regulations thereunder, of the fair market value of any class of stock of the Company, and (ii) has not, prior to the time for making such payment, delivered to the Acquisition Sub a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that such Person is not a foreign Person within the meaning of the Code and applicable Treasury Regulations; provided, however, that Parent shall not make any withholding pursuant to the foregoing sentence if the Company has delivered to Parent prior to Closing a statement described in Treasury Regulations section 1445-2(c)(3) reasonably acceptable to Parent. With respect to the foregoing sentence, the Parent shall not be deemed to be in default of any of its obligations under this Agreement by virtue of having withheld such amount and the amount so withheld shall be deemed to have been paid to such Person for all purposes under this Agreement. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options or Company RSUs, as the case may be, in respect of which such deduction and withholding was made.
          (d) No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

          (e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates one year after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.
          Section 2.3 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
          Section 2.4 Treatment of Stock Options and Other Equity Based Awards. (a) Each option to purchase Shares, whether or not vested (collectively, the “Stock Options”), outstanding immediately prior to the Effective Time pursuant to the Company Benefit Plans will at the Effective Time be cancelled and the holder of such Stock Option, in full settlement of such Stock Option, will be entitled to receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.
          (b) As of the Effective Time, each Company RSU, whether or not vested, that is outstanding immediately prior to the Effective Time will be cancelled and extinguished, and the holder thereof will be entitled to receive from the Surviving Corporation in respect of each such RSU an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration, without interest.

          (c) The Company shall take all actions with respect to the Company Employee Stock Purchase Plan (the “Company ESPP”), including, if appropriate, amending the terms of the Company ESPP, that are necessary to (i) cause the ending date of the Offering Period (as such term is defined in the Company ESPP) under the Company ESPP that is in effect as of the date of this Agreement to occur on or before the last trading day prior to the Effective Time, if the Effective Time is prior to the end of such Offering Period, (ii) cause all then-existing offerings under the Company ESPP to terminate immediately following the purchase on the earlier of the last trading day prior to the Effective Time or the ending date of the Offering Period that is in effect as of the date of this Agreement (such earlier date, the “Final Purchase Date”), (iii) suspend all future offerings that would otherwise commence under the Company ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the Company ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, which shares shall be treated in the manner described in Section 2.1.
          (d) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions including, without limitation, adopting any plan amendments and obtaining any required consents, as shall be required to effectuate the actions contemplated by this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.
          Section 2.5 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares and certain other assets to Parent pursuant to the Equity Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other event described above.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the letter (the “Company Disclosure Letter”) delivered by the Company to Parent and MergerCo concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section) or as and to the extent set forth in the Company SEC Documents filed on or after December 31, 2005 and prior to the date of this Agreement, the Company hereby represents and warrants to Parent and MergerCo as follows:
          Section 3.1 Organization; Power; Qualification. The Company and each of its Material Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized)

under the Laws of its jurisdiction of organization. Each of the Company and its Material Subsidiaries has the requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified and licensed to do business as a foreign corporation or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has previously delivered to Parent a complete and correct copy of each of its articles of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has delivered the articles of incorporation and bylaws (or similar organizational documents) of each of its Material Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any Material Subsidiary is in violation of its organizational or governing documents in any material respect.
          Section 3.2 Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has unanimously (excluding Jerry Moyes) (i) determined that the Merger is fair to, and in the best interests of the Company and its stockholders (other than the Contributing Stockholders), and declared it advisable to enter into this Agreement with Parent and MergerCo, (ii) adopted this Agreement and approved the Merger (as defined below), upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend that the stockholders of the Company approve this Agreement (including the recommendation of the Special Committee, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.
          (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and MergerCo, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          Section 3.3 Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”). As of the close of business on December 31, 2006 (the “Measurement Date”), 75,087,143 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding. As of the Measurement Date, 25,776,359 Shares were held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options or the terms of Company RSUs outstanding as of the Measurement Date or pursuant to the Company ESPP, there has been no change in the number of outstanding Shares or the number of outstanding Stock Options or Company RSUs. As of the Measurement Date, 3,422,386 Stock Options to purchase shares of Common Stock were outstanding with an average exercise price of $19.776, and there were 2,138 Company RSUs outstanding. Except as set forth in this Section 3.3 and for the shares of Participating Preferred Stock which have been reserved for issuance upon the exercise of rights granted under the Company Rights Agreement and the 6,500,000 shares reserved for issuance pursuant to the Company ESPP, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights) issued, reserved for issuance or outstanding. Since the Measurement Date through the date of this Agreement, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 5.1 if made after the date of this Agreement.
          (b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.
          (c) Except as set forth in this Section 3.3, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (ii) contractual obligations of the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights.
          (d) Other than the issuance of Shares upon exercise of Stock Options or pursuant to the terms of Company RSUs, since December 12, 2006 and through the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the

Company’s securities, and their respective boards of directors have not authorized any of the foregoing.
          (e) Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a “Company Stock Award Plan”) is set forth (and identified as a Company Stock Award Plan) in Section 3.13(a) of the Company Disclosure Letter. The Company has provided to Parent or any of its Affiliates correct and complete copies of all Company Stock Award Plans and all forms of options and other stock based awards (including award agreements) issued under such Company Stock Award Plans. All Stock Options have an exercise price equal to no less than the fair market value of the underlying Shares on the date of grant; provided that no representation is made hereunder with respect to Stock Options issued prior to November 1, 2005.
          (f) Section 3.3(f) of the Company Disclosure Letter sets forth all outstanding indebtedness for borrowed money (including capital leases) other than borrowings incurred after the date of this Agreement in compliance with Section 5.1. No indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.
          Section 3.4 Subsidiaries. Section 3.4 of the Company Disclosure Letter sets forth a complete and correct list of each of the Company’s “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act) (such Subsidiaries of the Company, the “Material Subsidiaries”). All equity interests of the Material Subsidiaries held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights; provided that no representation is made hereunder with respect to equity interests issued prior to November 1, 2005 if the issuance thereof is a Moyes-Specific Event. All such equity interests owned by the Company or another Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).
          Section 3.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”);

(iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and the related Rule 13E-3 Transaction Statement (the “Schedule 13E-3”); (iv) any filings required by, and any approvals required under, the rules and regulations of the Nasdaq Stock Market, Inc. (the “NASDAQ”); (v) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable non-U.S. competition, antitrust or investment Laws; and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of the Material Subsidiaries or by which any material assets of the Company or any of its Material Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any material Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any material Company Contract; or (vi) cause the creation or imposition of any Liens on any Company Assets, other than Permitted Liens; except, in the cases of clauses (ii) — (vi), as would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.7 Voting. (a) Except as provided in Section 6.1(a), the Requisite Company Vote is the only vote of the holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the NRS or other applicable Laws) to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.
          (b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Material Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Material Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

          Section 3.8 Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or other federal securities Laws since November 1, 2005 (the forms, statements, reports and documents filed or furnished with the SEC since November 1, 2005, including any amendments thereto, the “Company SEC Documents”). As of their respective dates (except as and to the extent that such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not, or in the case of Company SEC Documents filed after the date of this Agreement, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents filed or furnished on or prior to the date of this Agreement included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX. As of the date hereof, there are no outstanding or unresolved comments from the SEC in respect to any of the Company SEC Documents.
          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the earnings, comprehensive income, stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
          (c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since November 1, 2005, the Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or furnished under the Exchange Act is recorded, processed, summarized and reported within the required time periods. Since November 1, 2005, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.
          Section 3.9 Undisclosed Liabilities. Except as and to the extent disclosed or reserved against on the balance sheet of the Company dated as of September 30, 2006 (including the notes thereto) included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would reasonably be expected to have a Company Material Adverse Effect.
          Section 3.10 Absence of Certain Changes. (a) Since September 30, 2006, there has not been any Company Material Adverse Effect or any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
          (b) Since September 30, 2006 and through the date of this Agreement, the Company and each of its Material Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without Parent’s consent, would violate the provisions of any of Sections 5.1(a), (b), (c)(i) — (ii), (c)(iv) — (v), (e), (f) (except with respect to dispositions of assets having an aggregate value not in excess of $75,000,000 for all such dispositions), (g), (h), (i), (j), (k), (l), (m) and (n) (except with respect to the Company’s Subsidiaries or former Subsidiaries) or (ii) agreement or commitment to do any of the foregoing.
          Section 3.11 Litigation. There are no charges complaints, grievances, claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations before or with any arbitrator or Governmental Entity (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Material Subsidiaries which (a) would reasonably be expected to have a Company Material Adverse Effect if adversely determined or (b) as of the date of this Agreement, involves a claim for monetary damages in excess of $1,000,000 or seeks any relief that would prohibit or materially restrict the Company or any of its Subsidiaries (or following the Effective Time, Surviving Corporation or any of its Affiliates) from operating their respective businesses in a manner consistent with past practice, other than property damage or personal injury and cargo liability claims resulting from automobile accidents where the

Company has an uninsured exposure in excess of $2,000,000. There is no outstanding Order or settlement agreement against the Company or any of its Material Subsidiaries or by which any property, asset or operation of the Company or any of its Material Subsidiaries is bound or affected that would reasonably be expected to have a Company Material Adverse Effect.
          Section 3.12 Contracts. (a) As of the date of this Agreement, neither the Company nor any of its Material Subsidiaries is a party to or bound by any Contract: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which is an employment agreement with any management employee; (iii) which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay, stay bonus or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, MergerCo, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof; (iv) which requires remaining payments by the Company or any of its Subsidiaries in excess of $1,000,000 or requires provision of services by the Company having a value in excess of $1,000,000 and is not terminable by the Company or its Subsidiaries, as the case may be, on notice of six (6) months or less without penalty other than customer contracts; (v) which is a dedicated customer contract representing estimated annual transportation revenue in excess of $15,000,000; (vi) which materially restrains, limits or impedes the Company’s or any of its Subsidiaries’, or will materially restrain, limit or impede the Surviving Corporation’s, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ or the Surviving Corporation’s activities; (vii) between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) on the other hand other than with Jerry Moyes, Interstate Equipment Leasing, Inc., SME Industries, Inc., or any of their Affiliates; (viii) which is a joint venture agreement, partnership agreement and other similar contract and agreement involving a sharing of profits and expenses; (ix) which is an agreement governing the terms of indebtedness or any other obligation of third parties owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services in the ordinary course of business, or loans or advances and expense reimbursements made to employees, drivers or owner-operators of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practice; (x) which is an agreement governing the terms of indebtedness or any other obligation of third parties owed by or guaranteed by the Company or any of its Subsidiaries; or (xi) which relates to the purchase or lease of more than 250 trucks or 500 trailers (other than with Interstate Equipment Leasing, Inc.). Each contract, arrangement, commitment or understanding of the type described in clauses (i) through (xi) of this Section 3.12 (a) is referred to herein as a “Disclosed Contract”.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Disclosed Contract is valid and binding on the

Company and any of its Material Subsidiaries that is a party thereto, as applicable, and is in full force and effect, other than any such Disclosed Contracts that expire or are terminated after the date hereof in accordance with their terms or amended by agreement with the counterparty thereto; provided that if any such Disclosed Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Disclosed Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Disclosed Contract, (iii) to the Knowledge of the Company, there is no event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Disclosed Contract and (iv) as of the date hereof, no party has given notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Disclosed Contract.
          Section 3.13 Benefit Plans.
          (a) Section 3.13(a) of the Company Disclosure Letter lists each of the Benefit Plans, and separately indicates which of the Benefit Plans are multiemployer plans within the meaning of Section 3(37) of ERISA (“Company Multiemployer Plans”) and which of the Benefit Plans are Foreign Plans. Other than Company Multiemployer Plans, the Company has furnished or made available to Parent copies of the Benefit Plans and all amendments thereto together with, where applicable, each Benefit Plan’s most recent Form 5500, summary plan description and any summaries of material modifications thereto. Section 3.13(a) of the Company Disclosure Letter identifies each of the Benefit Plans that is (i) an ERISA Plan that is intended to be qualified under Section 401(a) of the Code or (ii) a Foreign Plan that provides for defined benefit pension benefits.
          (b) To the Knowledge of the Company, all Benefit Plans other than Company Multiemployer Plans (“Company Benefit Plans”) are in compliance in all material respects with ERISA, the Code and other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that the Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and neither the Company nor any of its Subsidiaries, as applicable, is aware of any circumstances that reasonably would be expected to cause the loss of such qualification.
          (c) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Benefit Plans, other than routine claims for benefits.
          (d) Neither the Company nor any of its Subsidiaries has any express commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not materially increase the liabilities or obligations under any such plans.
          (e) To the Company’s Knowledge, no condition exists, and no event has occurred, with respect to any Company Multiemployer Plan that could reasonably be expected to present a material risk of a complete or partial withdrawal under subtitle E of Title IV of ERISA that could result in any liability of the Company, any of its Subsidiaries or any of their ERISA Affiliates in respect of such Company Multiemployer Plan that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company and its Subsidiaries nor any ERISA Affiliate has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in section 3(37) of ERISA) or incurred any material liability under section 4204 of ERISA that has not been satisfied in full.
          (f) No Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA or under any analogous Foreign Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).
          (g) Except as set forth on Section 3.13(g) of the Company Disclosure Letter, neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, consultant or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, consultant or director, (iii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, or (iv) limit, in any way, the Surviving Corporation’s ability to amend or terminate any Benefit Plan.
          (h) Except for Company Multiemployer Plans, at no time in the six year period preceding the Closing Date has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA.
          (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Benefit Plan that is a Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority questioning or challenging such compliance, (ii) each Benefit Plan that is a Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any governmental authority, has been so registered or approved, and (iii) all contributions to each Benefit Plan that is a Foreign Plan required to be made by the Company or its Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices.
          Section 3.14 Labor Relations. (a) As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect, there is no pending and, to the Knowledge of the Company, there is no threatened strike, picket, work stoppage, lockout, work slowdown or other labor dispute affecting the Company or any of its Subsidiaries, and there have been no such actions or events since November 1, 2005.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against the Company or any Material Subsidiary.
          (c) Neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating a collective bargaining agreement or similar labor agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries. As of the date hereof, no representation election petition or application for certification or unit clarification is pending with the National Labor Relations Board or any Governmental Entity, and no labor union or labor organization is currently engaged in or, to the Knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries.
          (d) Since November 1, 2005, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the federal Worker Adjustment Retraining and Notification Act, as amended, and the rules and regulations promulgated thereunder (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act. To the knowledge of the Company, no employee of either the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) in the past ninety (90) days.
          Section 3.15 Taxes. Except as would not reasonably be expected to have a Company Material Adverse Effect:

          (a) All federal Income Tax Returns and all other Tax Returns required to be filed by or with respect to the Company or any of its Material Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are correct and complete.
          (b) The Company and its Material Subsidiaries have fully and timely paid, or are contesting in good faith by appropriate proceedings, all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them. The Company and its Material Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before December 31, 2005 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction. The charges, accruals and reserves for Taxes with respect to the Company and its Material Subsidiaries reflected in the consolidated balance sheet for the fiscal quarter ended September 30, 2006 are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.
          (c) As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Material Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.
          (d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Material Subsidiaries.
          (e) Neither the Company nor any of its Material Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any Material Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired.
          (f) There are no Liens on any of the assets of the Company or any of its Material Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens.
          (g) Neither the Company nor its Material Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.
          (h) Neither the Company nor its Material Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “listed transactions,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

          (i) Neither the Company nor any of its Material Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Material Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date.
          (j) Neither the Company nor any of its Material Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code.
          (k) The Company has provided to Parent or any of its Affiliates correct and complete copies of all Income Tax Returns filed by the Company or any of its Material Subsidiaries for Tax years ending in 2005 and thereafter.
          (l) The representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to any Taxes related in any way to the Company, any of its Material Subsidiaries or this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.
          Section 3.16 Environmental Liability. (a) Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Material Subsidiaries have complied with and are in compliance with all applicable Environmental Laws and have obtained, and are in compliance with all Environmental Permits required for their operations as currently conducted; provided that no representation is made hereunder with respect to compliance prior to November 1, 2005 if such non-compliance is a Moyes-Specific Event; (ii) there are no investigations pending or, to the Knowledge of the Company, threatened, concerning Release of Hazardous Materials or compliance by the Company with any Environmental Law; and (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Material Subsidiaries; (iv) there is no Cleanup planned or being conducted by the Company or any Material Subsidiary or to the Company’s Knowledge by any other party on any property owned, leased or operated by the Company or any of its Material Subsidiaries; and (v) the Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company which have been prepared since November 1, 2005 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently owned, operated or leased by the Company or any of its Material Subsidiaries, or regarding the Company’s or any of its Material Subsidiaries’ compliance with applicable Environmental Laws.
          (b) The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Law or Environmental Permits, or with respect to any Environmental Claim or environmental, health or safety matter, including natural resources, related in any way to the Company or this Agreement or its subject matter, and no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.
          Section 3.17 Title to Real Properties. To the Knowledge of the Company as of the date of this Agreement, Section 3.17 of the Company Disclosure Letter contains a complete and correct list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”). The Company and each of its Subsidiaries have good, valid and marketable fee simple title to all of its Owned Real Property, free and clear of any Liens (x) created on or after November 1, 2005 and, (y) to the Knowledge of the Company, created prior to November 1, 2005, in each case other than Permitted Liens and except as would not reasonably be expected to have a Company Material Adverse Effect. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein; provided that no representation is made hereunder with respect to options or rights of first refusal granted prior to November 1, 2005 if the grant thereof is a Moyes-Specific Event. To the Knowledge of the Company as of the date of this Agreement, Section 3.17 of the Company Disclosure Letter contains a complete and correct list of all real property leased by the Company and its Subsidiaries (the “Leased Property”). The Company and each of its Subsidiaries have good and valid leasehold interests in all Leased Property, free and clear of any Liens (x) created on or after November 1, 2005 and, (y) to the Knowledge of the Company, created prior to November 1, 2005, in each case other than Permitted Liens and except as would not reasonably be expected to have a Company Material Adverse Effect. With respect to all Leased Property, there is not, under any of such leases, any existing default by the Company or its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, other than any defaults that would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.18 Permits; Compliance with Laws. (a) Each of the Company and its Material Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals, easements, variances, exceptions, orders and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease, license and operate its properties and assets or to carry on its business as it is being conducted as of the date of this Agreement (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure of such Company Permits to be in full force and effect, would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Material Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is, or since January 1, 2005 has been, in conflict with, or in default or violation of, any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound, nor, since January 1, 2005, has any notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any Laws; provided that no representation is made hereunder with respect to (i) conflicts, defaults or violations and (ii) notices, charges, claims or actions, in each case in existence prior to November 1, 2005, if the existence thereof is a Moyes-Specific Event.
          Section 3.19 Intellectual Property.
          (a) The Company and its Subsidiaries own, or have the valid right to use all Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person, and there has been no such Claim asserted or threatened in the past two (2) years against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, except as would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.20 Takeover Statutes; Company Rights Agreement; Company Certificate. The Board has adopted such resolutions as are necessary so that the provisions of Section 78.438 of NRS are rendered inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 78.438 of the NRS (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price,” or other antitakeover laws or regulations (together, “Takeover Laws”) are applicable to the Merger or any of the other transactions contemplated by this Agreement. The Company has taken all actions necessary to (a) amend the Rights Agreement, dated as of July 18, 2006, between the Company and Mellon Investor Services LLC (the “Company Rights Agreement”) to render such agreement inapplicable to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, including the making of commitments pursuant to the Equity Rollover Commitments (the “Company Rights Plan Amendment”), (b) ensure that (i) none of Jerry Moyes, Parent, MergerCo nor any “affiliate” or “associate” (each as defined in the Company Rights Agreement) of Jerry Moyes, Parent or MergerCo, is an “Acquiring Person” (as defined in the Company Rights Agreement), (ii) a “Distribution Date” or a “Stock Acquisition Date” (as such terms are defined in the Company Rights Agreement) does not occur and (iii) the rights to purchase Participating Preferred Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (i), (ii) and (iii), solely by reason of the execution of this Agreement or the Voting Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement, compliance with the terms of this Agreement or the Voting Agreement or the making of commitments pursuant to the Equity Rollover Commitments and (c) provide that the “Expiration Date” (as defined in the Company Rights Agreement) will occur immediately prior to the Effective Time.
          Section 3.21 Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement, the Schedule 13E-3 or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by MergerCo, Jerry Moyes or any of their Affiliates (other than the Company and its Subsidiaries) in connection with the preparation of the Company Proxy Statement, the Schedule 13E-3 or the Other Filings for inclusion or incorporation by reference therein. The Company Proxy Statement, the Schedule 13E-3 and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.
          Section 3.22 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Company Financial Advisor”) has delivered to the Special Committee and to the Company Board its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company (other than the Contributing Stockholders) from a financial point of view.
          Section 3.23 Brokers and Finders. Other than the Company Financial Advisor and a single appraisal firm which may be engaged on customary terms (including a reasonable fee) in connection with the delivery of a solvency opinion, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
          Section 3.24 Insurance. All material insurance policies of the Company and its subsidiaries are in full force and effect. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company not any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of the Company and its subsidiaries, and no notice of cancellation or termination has been received with respect to any such policy. True and complete copies of the insurance policies or binding coverage letters set forth in Section 3.26 of the Company Disclosure Letter in effect as of the date of this Agreement have been provided to Parent prior to the date of this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
          Except as set forth in the letter (the “Parent Disclosure Letter”) delivered by Parent to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Parent Disclosure Letter will be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section), Parent and MergerCo hereby represent and warrant to the Company as follows:
          Section 4.1 Organization and Power. Each of Parent and MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Parent and MergerCo have previously delivered to the Company a complete and correct copy of each of their respective articles of incorporation and bylaws, in each case as amended (if so amended) to the date of this Agreement.
          Section 4.2 Corporate Authorization. Each of Parent and MergerCo has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and MergerCo.
          Section 4.3 Enforceability. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
          Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada; (ii) applicable requirements of the Exchange

Act; (iii) the filing with the SEC of the Company Proxy Statement and the Schedule 13E-3; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ; (v) compliance with and filings under the HSR Act and any applicable non-U.S. competition, antitrust or investment Laws; and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the Merger and the other transactions contemplated by this Agreement do not and will not:
     (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or MergerCo; or
     (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or MergerCo or any of their Subsidiaries or by which any assets of Parent, MergerCo or any of their Subsidiaries are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made), except as would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.6 Information Supplied. None of the information supplied by or on behalf of Parent, MergerCo, Jerry Moyes or their Affiliates (it being understood that the Company and its Subsidiaries shall not be deemed Affiliates for purposes of this representation) for inclusion in the Company Proxy Statement, the Schedule 13E-3 or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          Section 4.7 Financing. Parent has delivered to the Company true and complete copies of (i) the fully executed commitment letter, dated as of the date of this Agreement (the “Debt Financing Letter”), pursuant to which Morgan Stanley Senior Funding, Inc. has committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”). As of the date of this Agreement, (i) the Debt Financing Letter has not been amended or modified and (ii) the commitments contained in the Debt Financing Letter have not been withdrawn or rescinded in any respect. The Debt Financing Letter, in the form so delivered, is in full force and effect and assuming it is a legal, valid and binding obligation of Morgan Stanley Senior Funding, Inc., is a legal, valid and binding obligation of Parent and MergerCo. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or MergerCo under any term or condition of the Debt Financing Letter. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Financing Letter; provided that Parent makes no representation with respect to facts and circumstances solely within the control of the Company and its Subsidiaries. Parent and MergerCo have fully paid any and all commitment fees or other fees incurred in connection with the Debt Financing Letter and required to be paid on or before the date of this Agreement. The Company has no obligation to pay any fee in connection with the Debt Financing Letter prior to the Effective Time. The Debt Financing Letter and the Equity Rollover Commitments are the only agreements that have been entered into by Parent, MergerCo or their Affiliates with respect to the financing for the Merger and the other transactions contemplated by this Agreement. Subject to the terms and conditions of the Debt Financing Letter, the Equity Rollover Commitments and of this Agreement, the aggregate proceeds that will be delivered pursuant to the Debt Financing Letter, together with the Equity Rollover Commitments, will be sufficient for Parent and MergerCo to consummate the Merger upon the terms contemplated by this Agreement. Nothing contained in this Agreement shall prohibit Parent, MergerCo, Jerry Moyes or their Affiliates from entering into agreements relating to the financing or the operation of Parent, MergerCo, or the Company, including adding other equity providers or operating partners provided that such agreements (x) would not prevent, delay or impair the consummation of the transactions contemplated by this Agreement, (y) shall not be deemed to amend or alter any obligations of the parties under the Equity Rollover Commitments and (z) shall be subject to the restrictions contained in the Company Rights Plan.
          Section 4.8 Equity Rollover Commitments. Parent has delivered to the Company true and complete copies of the equity rollover letters, dated as of the date of this Agreement, from the Contributing Stockholders (the “Equity Rollover Commitments”), pursuant to which such Persons have committed to contribute to Parent Shares (which Shares shall be cancelled in the Merger, as provided in Section 2.1(a)) in exchange for shares of capital stock of Parent immediately prior to the Effective Time. The Equity Rollover Commitments, in the form so delivered, are in full force and effect, and are legal, valid and binding obligations of the parties thereto.
          Section 4.9 Ownership and Interim Operations of MergerCo and Parent. (a) As of the date of this Agreement, the authorized capital stock of MergerCo consists of 100,000 shares of common stock, par value $0.001 per share, 1000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of MergerCo is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. MergerCo was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other transactions contemplated by this Agreement.
          (b) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000 shares of common stock, par value $0.001 per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Parent at the Effective Time will be owned by the Contributing Stockholders and any other Stockholder of the Company who shall prior to the Effective Time contribute to Parent Shares and other assets in exchange for shares of common stock of Parent. Parent was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other transactions contemplated by this Agreement.
          Section 4.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee of Jerry Moyes, Vickie Moyes and the Jerry and Vickie Moyes Family Trust dated 12/11/87 dated as of the date hereof (the “Guarantee”), with respect to certain matters on the terms specified therein. The Guarantee, in the form so delivered, is in full force and effect, and is a legal, valid and binding obligation of Jerry Moyes, Vickie Moyes and the Jerry and Vickie Moyes Family Trust dated 12/11/87.
ARTICLE V.
COVENANTS
          Section 5.1 Conduct of Business of the Company. Except as required or expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, between the date of this Agreement and the Effective Time, the Company will, and will cause each of its Subsidiaries to (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, between the date of this Agreement and the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions
          (a) propose or adopt any changes to the Company Organizational Documents;
          (b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business;
          (c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (in the case of clauses (ii) and (iii), other than pursuant to (A) the exercise of Stock Options outstanding as of the date of this Agreement, (B) the vesting or settlement of Company RSUs outstanding as of the date of this Agreement, (C) the Company ESPP (in the case of clauses (A) – (C) in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement) or (D) in connection with performance-based compensation to be paid in respect of the Company’s 2006 Long-term Incentive Compensation Plan, (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;
          (d) except as set forth in Section 5.1(d) of the Company Disclosure Letter, as otherwise required by applicable Law or except in the ordinary course of business consistent with past practice with respect to employees below the vice president level, (i) increase the compensation, bonus or welfare benefits of, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (ii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, or (iv) permit any current of former director, officer or employee of the Company or any of its Subsidiaries who is not already a party to or a participant in a Benefit Plan providing compensation, benefits, or accelerated vesting or payment upon or following (either alone or together with any other event) a “change in control,” reorganization, separation or similar transaction involving the Company or any of its Subsidiaries, to become a party to or a participant in any such Benefit Plan;
          (e) merge or consolidate the Company or any of its Material Subsidiaries with any Person (other than wholly owned direct or indirect Subsidiaries);
          (f) sell, lease or otherwise dispose of the assets or securities of the Company and its Subsidiaries, taken as a whole, including by merger, consolidation, asset sale or other business combination, other than sales of assets in the ordinary course of business consistent with past practice;
          (g) mortgage or pledge any of its material assets (tangible or intangible), or create, assume or allow to exist any Liens thereupon, other than Permitted Liens;
          (h) make (i) any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination of any entity, business or line of business, or all or substantially all of the assets of any Person, or (ii) any property transfer(s) or purchase(s) of any property or assets, to or from any Person (other than a wholly owned Subsidiary of the Company) other than (A)

transfers and purchases of assets in amounts not inconsistent with those included in the capital expenditure budget set forth in Section 5.1(h) of the Company Disclosure Letter (the “CapEx Budget”) and (B) transfers and purchases of non-capital assets in the ordinary course of business consistent with past practice;
          (i) create, incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities except for indebtedness incurred under its credit facility in the ordinary course of business to fund capital expenditures in amounts not in excess of indebtedness reflected in the CapEx Budget and indebtedness to fund the Company’s working capital in the ordinary course of business consistent with past practice;
          (j) make any loans, advances or capital contributions to or investments in, any other Person, other than loans, advances or capital contributions to or among wholly owned Subsidiaries or as required by customer contracts entered in the ordinary course of business consistent with past practice and advances and expense reimbursements to employees, drivers and owner-operators in the ordinary course of business consistent with past practice;
          (k) authorize or make any capital expenditure in amounts and with respect to items which are inconsistent with the capital expenditure budget set forth in the CapEx Budget;
          (l) change its financial accounting policies, principles, practices, methods or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Material Subsidiaries, other than as may be required by Law or GAAP;
          (m) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than immaterial Subsidiaries);
          (n) other than in the ordinary course of business consistent with past practice, settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, change any annual Tax accounting period or adopt or change any Tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Material Subsidiaries, other than, in each case, those settlements or agreements for which any liabilities thereunder have been specifically accrued and reserved for in the balance sheet most recently included in a Company SEC Document filed prior to the date of this Agreement;
          (o) (i) waive, release, settle or compromise any material rights or claims of the Company or its Subsidiaries, or (ii) discharge or settle any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for which the Company or any Subsidiary would be responsible where such payment, discharge or satisfaction would require any material payment, except for (A) the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Disclosed Contracts as in effect on the date hereof, (B) settlement of any liability for which adequate reserves have been made on the Company’s financial statements that have been provided to Parent prior to the date hereof other than the settlement of personal injury and cargo liability claims resulting from automobile accidents in the ordinary course of business or (C) settlement of claims against the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, where a release of the counter-party may be required;
          (p) other than intercompany loans or advances and expense reimbursements to employees, drivers and owner-operators in the ordinary course of business consistent with past practice, engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company’s Affiliates (it being understood that no such covenant is made with respect to agreements, arrangements or understandings with Jerry Moyes or any of his Affiliates or associates);
          (q) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;
          (r) enter into, modify or amend in any material manner or terminate any Disclosed Contract to which it is a party, or waive or assign any of its rights or claims thereunder; and
          (s) agree or commit to do any of the foregoing.
          Section 5.2 Activities of the Parties. Each of the Company and Parent agrees that, between the date of this Agreement and the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with its terms), it will not, and it will use its reasonable best efforts to cause its Affiliates not to, directly or indirectly, take any action that could reasonably be expected to prevent or materially delay the consummation of the Merger, including entering into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that could materially delay or prevent the completion of the Merger and the other transactions contemplated by this Agreement, or (iii) obtain all authorizations, consents, Orders and approvals of Governmental Entities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement.

          Section 5.3 Access to Information; Confidentiality. (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent, MergerCo and their Representatives and financing sources, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent reasonably may request and (ii) all documents that Parent reasonably may request. Notwithstanding the foregoing, Parent, MergerCo and their Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege or would violate the terms of a confidentiality agreement, provision or like obligation with respect to such books, records and other information; provided that the Company shall cooperate with Parent and its Representatives to implement requisite procedures to enable the provision of reasonable access without loss of privilege or violation of such agreement.
          (b) All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement.
          Section 5.4 No Solicitation.
          (a) Subject to Section 5.4(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company agrees that neither it nor any of its Subsidiaries shall, nor shall it authorize or permit its or its Subsidiaries’ Representatives to, directly or indirectly:
     (i) initiate, solicit or knowingly encourage (including by way of providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;
     (ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any Person in connection with a Takeover Proposal;
     (iii) withdraw, modify, amend, or publicly propose to withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent or knowingly make any public statement inconsistent with such Company Board Recommendation;
     (iv) approve, endorse or recommend or publicly propose to approve, endorse or recommend any Takeover Proposal (each of the actions described in clauses (iii) and (iv) of this Section 5.4(a), a “Change in Board Recommendation”);

     (v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal (an “Alternative Acquisition Agreement”); or
     (vi) resolve, propose or agree to do any of the foregoing.
          (b) Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall notify Parent promptly (and in any event within 48 hours) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any bona fide inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within 48 hours) with a description of the material terms and conditions of such Takeover Proposal, inquiry or request, including any material modifications thereto, and the identity of the Person or group making such request, inquiry or Takeover Proposal. Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, inquiry or request (including the identity of the parties and any change to the material terms and conditions thereof and of any material modifications thereto). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would prohibit the Company from providing such information to Parent. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.
          (c) Notwithstanding the foregoing and without limitation of Section 5.4(a), the Company shall be permitted, if it has otherwise complied with its obligations under this Section 5.4, but only prior to the satisfaction of the condition set forth in Section 6.1(a), to:
     (i) engage in discussions or negotiations with a Person who has made a Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board (acting through the Special Committee, if then in existence) determines in good faith after consultation with its outside legal and financial advisors that (1) such Takeover Proposal constitutes, or could reasonably result in, a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws;
     (ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover

Proposal not solicited in violation of this Section 5.4 provided that prior to taking such action, the Company Board (acting through the Special Committee, if then in existence) determines in good faith after consultation with its outside legal and financial advisors that (i) such Takeover Proposal constitutes, or could reasonably result in, a Superior Proposal and (ii) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws, but only so long as the Company (x) has entered into an Acceptable Confidentiality Agreement with such Person and (y) concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent; and
     (iii) effect a Change in Board Recommendation only if the Company Board (acting through the Special Committee, if then in existence) has determined in good faith after consultation with its outside legal and financial advisors that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws, provided, however, that (A) neither the Company Board nor any committee thereof may make a Change in Board Recommendation until seventy-two (72) hours after delivery to Parent of its intention to do so, (B) during such seventy-two (72) hour period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement, and (C) after receipt of any such revised proposal from Parent within such seventy-two (72) hour period, the Company Board shall have again determined in good faith after consultation with its outside legal and financial advisors that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws.
          (d) Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective Representatives, to cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Takeover Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its and its Subsidiaries’ Representatives of the obligations undertaken in Section 5.4(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy in accordance with the relevant confidentiality agreement all confidential information heretofore furnished to such Person by or on its behalf.
          (e) Section 5.4(a) shall not prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act.
          (f) The Company shall not take any action to amend the Company Rights Agreement or the Company Rights Plan Amendment or redeem the Rights (as defined in the Company Rights Agreement), unless such action is taken simultaneously with the termination of this Agreement. Without limiting any other rights of Parent under this Agreement, any Change in Board Recommendation or any termination of this Agreement shall have not any effect on the approvals and other actions referred to herein for the purpose of causing the Rights Agreement or Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.
          Section 5.5 Notices of Certain Events. (a) The Company will notify Parent promptly of (i) any communication from any counterparty to any Contract that alone, or together with all other Contracts with respect to which a communication is received, is material to the Company and its Subsidiaries, taken as a whole, alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement (and the proposed response thereto from the Company, its Subsidiaries or its Representatives), (ii) any material communication from any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (and the proposed response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the Merger and the other transactions contemplated by this Agreement (and the proposed response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, state of facts, circumstance, development, change or effect between the date of this Agreement and the Effective Time which causes or would be reasonably likely to cause the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. The Company will consult with Parent and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
          (b) Parent will notify the Company promptly of (i) any material communication from any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (ii) any Legal Actions commenced against or otherwise affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (iii) any event, state of facts, circumstance, development, change or effect between the date of this Agreement and the Effective Date which causes or is reasonably likely to cause either the Debt Financing or the Equity Financing to become unavailable on the terms and conditions contemplated in the Financing Letters or to otherwise be delayed, and (iv) any event, state of facts, circumstance, development, change or effect between the date of this Agreement and the Effective Time which causes or would be reasonably likely to cause the conditions set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. Parent will consult with the Company and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
          Section 5.6 Proxy Material; Stockholder Meeting. (a) The Company, Parent and MergerCo will (i) use reasonable best efforts to prepare and file with the SEC the Company Proxy Statement fifteen (15) Business Days after the date hereof, or as promptly thereafter as reasonably practicable, (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any such comments or as required by Law, (iv) use its reasonable efforts to have cleared by the staff of the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other required proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use its reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting and the Merger. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Company Proxy Statement, shall consult with Parent prior to responding to any such comments or request or filing any amendment or supplement to the Company Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company and Parent will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any such comments or as required by Law, (iv) use reasonable efforts to have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting. If, at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule

13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.
          (b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board (acting through the Special Committee, if then in existence) has effected a Change in Board Recommendation to the extent permitted under Section 5.4(c).
          (c) The Company will call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the vote of the stockholders of the Company necessary to satisfy the conditions set forth in Section 6.1(a). The Company will, subject to Section 5.4(c), (a) use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of approval of this Agreement and (b) take all other reasonable action necessary to secure the vote of the stockholders of the Company necessary to satisfy the conditions set forth in Section 6.1(a).
          Section 5.7 Employee Benefits Plans. (a) For a period of one year following the Closing Date (the “Continuation Period”), the Surviving Corporation will provide current employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Company Employees”) with compensation and benefits (other than equity based benefits, individual employment agreements and any plans, programs or arrangements providing benefits upon a change in control) that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits (other than equity based benefits, individual employment agreements and any plans, programs or arrangements providing benefits upon a change in control) provided to such Company Employees immediately prior to the Effective Time; provided, however, that in the case of any Company Employees who are or who become represented by a labor union or labor organization, the foregoing provisions of this Section 5.7 shall not apply and the terms and conditions of employment for such Employees shall be as provided under the applicable collective bargaining agreement or the results of any collective bargaining relating thereto; and provided, further, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Company Employee for any reason consistent with applicable Law.
          (b) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans in accordance with their terms as in effect on the date hereof,

subject to any amendment or termination thereof prior to the Effective Time to the extent such amendment or termination was permitted by the terms of this Agreement. The foregoing shall not prevent Parent after the Effective Time from amending or terminating any Company Benefit Plan to the extent permitted by the terms of such Company Benefit Plan. During the Continuation Period, the Surviving Corporation will provide all Company Employees (other than those Company Employees covered by an individual agreement providing severance benefits outside the Company’s severance policies or those Company Employees who are or who become subject to a collective bargaining agreement) who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Company Employees under the Company’s severance policies as set forth on Section 5.7(b) of the Company Disclosure Letter, as such policies may be amended following the date hereof and following the Effective Time to the extent permitted by this Agreement, to be calculated based on such Company Employee’s service (after taking into account the service credit accumulated immediately prior to the Effective Time) at the time of such termination of employment and the greater of such Company Employee’s compensation on the Closing Date or at the time of such termination of employment.
          (c) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under a corresponding Company Benefit Plan, for purposes of eligibility and vesting but not for purposes of benefit accrual under defined benefit plans or to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing (i) each Company Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing welfare benefits to any Company Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          Section 5.8 Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which will not be unreasonably withheld or delayed) and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law.
          (b) The Surviving Corporation will at its option, either (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefore policies with reputable and financially sound carriers, of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. Prior to the Effective Time, Parent may obtain the “tail” insurance policies as described in clause (ii) of this Section 5.8(b); provided, however if Parent has not obtained such policy five (5) Business Days prior the Effective Time, the Company may obtain the “tail” insurance policies as described in clause (ii) of this Section 5.8(b); provided, however, that in no event will the premium for such coverage exceed 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement.
          (c) The provisions of this Section 5.8 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents or the organizational documents of the Surviving Corporation or any of its Subsidiaries or otherwise.
          (d) The Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective articles of incorporation or bylaws (or similar organizational document), for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, to the maximum extent permitted under applicable Law.
          (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 5.8.
          Section 5.9 Further Assurances; Regulatory Approvals. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 10 Business Days of the date of this Agreement), an appropriate filing with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and submitting as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR

Act, (iii) making, as promptly as practicable, appropriate filings under any other applicable antitrust, competition or premerger notification, trade regulation Law, regulation or Order, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement, (v) subject to first having used its reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement, and to fully carry out the purposes of this Agreement.
          (b) Parent and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent will not be unreasonably withheld or delayed).
          (c) Each of Parent and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the

FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used its best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.
          (d) Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor Parent or any of its Affiliates shall have any obligation to consent or agree to or otherwise take any action with respect to any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or respective businesses, unless such requirement, condition, understanding, agreement or Order will become binding on the Company or its Subsidiaries or Parent or any of its Affiliates, as the case may be, only in the event that the Closing occurs, with effectiveness only upon or following the Closing, and (ii) the Company shall not enter into any agreement or undertaking to take any such action or pay any amount to obtain any consent without Parent’s prior written consent, such consent not to be unreasonably withheld.
          Section 5.10 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or NASDAQ requirements, in which case that party will use its reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
          Section 5.11 Cessation of NASDAQ Quotation; Exchange Act Deregistration. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to cease to be quoted on the NASDAQ and deregistered under the Exchange Act.
          Section 5.12 Fees and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Section 5.13. Without limitation of the foregoing, all Expenses of the Company and any amounts that become payable under the terms of any employment agreements between the Company or its Subsidiaries and their respective employees as a result of the transactions contemplated by this Agreement shall be paid by the Surviving Corporation at the Closing, by wire transfer of immediately available funds.
          Section 5.13 Debt Financing. (a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause their respective Representatives, to provide reasonable cooperation requested by Parent in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, including but not limited to (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for prospective lenders and rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) executing and delivering documents and certificates as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters prior to the Effective Time and consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) reasonably facilitating the pledging of collateral and the granting of corporate guaranties (to be effective only after the Effective Time), (v) as promptly as practicable, furnishing Parent and its debt financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (vi) satisfying the conditions set forth in paragraphs (1) – (15) of Exhibit D to the Debt Financing Letter (to the extent the satisfaction of such conditions required actions by or cooperation of the Company or any of its Subsidiaries and (vii) using its reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as may be reasonably requested by Parent; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. MergerCo shall promptly upon request by the Company, reimburse the Company for all reasonable out of pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption (including without limitation issuing not less than thirty (30) days and not more than sixty (60) days prior to the Effective Time notice of prepayment for all of the outstanding aggregate principal amount of the 3.73% Senior Guaranteed Notes, Series A, due June 27, 2008 and the 4.33% Senior Guaranteed Notes, Series B, due June 27, 2010), or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness for borrowed money of the Company; provided, however, that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefor or renegotiation thereof) prior to the Closing. Parent shall indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the

Debt Financing (whether or not consummated) and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.
          (b) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Letter (provided that Parent may replace or amend the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Letter as of the date hereof; provided further, that such amendment (x) would not prevent, delay or impair the consummation of the transactions contemplated by this Agreement, (y) shall not be deemed to amend or alter any obligations of the parties under the Equity Rollover Commitments and (z) shall be subject to the restrictions contained in the Company Rights Plan), including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing on terms not materially less favorable to Parent (as determined in the reasonable judgment of Parent) sufficient to fund all of its obligations under this Agreement from alternative sources as promptly as practicable following the occurrence of such event. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Financing Letter if such amendment, modification or waiver is adverse to the Company.
          (c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to Section 5.13(a) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.
          Section 5.14 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.
          Section 5.15 Stockholder Litigation. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby;

provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld.
ARTICLE VI.
CONDITIONS
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
          (a) Company Stockholder Approval. This Agreement will have been duly adopted and approved by the Requisite Company Vote.
          (b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) will have expired or been terminated.
          (c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect that enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.
          Section 6.2 Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent and MergerCo on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (Corporate Authority), Sections 3.3(a) and (b) (Capitalization), 3.10(a) (Absence of Certain Changes) and Section 3.19 (Takeover Statutes; Company Rights Agreement, Company Certificate) shall be true and correct in all respects (except in the case of Section 3.3(a) and (b) for such inaccuracies as are immaterial in the aggregate) both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein) both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, states of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.
          (b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time.
          (c) Officer’s Certificate. Parent and MergerCo will have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).
          Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein) both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, state of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct do not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.
          (b) Performance of Covenants. Parent and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time.
          (c) Officer’s Certificate. The Company will have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).
ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER
          Section 7.1 Termination by Mutual Consent. This Agreement may be terminated, whether before or after satisfaction of the conditions set forth in Section 6.1(a), at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors.
          Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (acting through the Special Committee, if then in existence) at any time prior to the Effective Time:
          (a) whether before or after satisfaction of the conditions set forth in Section 6.1(a), if the Merger has not been consummated by September 30, 2007 (the “Termination Date”), except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, the failure to consummate the Merger by such date;
          (b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof), provided that the Company shall not be entitled to terminate this Agreement under this clause if it has breached in any material respect any of its obligations under Sections 5.4 or 5.6, and provided further that Parent shall not be entitled to terminate this Agreement under this clause if any Stockholder (as defined in the Voting Agreement) has breached his, her or its obligations under Section 2.1(y) or Section 2.4 of the Voting Agreement;
          (c) whether before or after satisfaction of the conditions set forth in Section 6.1(a), if any Law prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable, provided that the right to terminate this Agreement pursuant to this clause shall not be available to a party if the issuance of such final and nonappealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement; or
          (d) if the Company Board or any committee thereof shall have effected a Change in Board Recommendation prior to the receipt of the Requisite Company Vote.
          Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time,
          (a) provided that neither Parent nor MergerCo is in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (a) would give rise to the failure of a condition set forth in Section 6.1, Section 6.2(a) or Section 6.2(b) and (b) as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date.
          Section 7.4 Termination by the Company. This Agreement may be terminated by the Company (acting through the Special Committee, if then in existence) at any time prior to the Effective Time:
          (a) provided that the Company is not in material breach of its obligations under this Agreement, if a breach or failure in any material respect of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.1, Section 6.3(a) or Section 6.3(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date; or
          (b) if, prior to the adoption and approval of this Agreement at the Company Stockholders Meeting by Requisite Company Vote, the Company Board has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that an unsolicited Takeover Proposal is a Superior Proposal; but only if prior to such termination (i) the Company provides a Notice of Superior Proposal advising Parent that the Company Board has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal, providing Parent with a copy thereof (if in writing), identifying the Person or group making the proposal and notifying Parent of its decision to terminate the Merger Agreement and (ii) at least three (3) Business Days following receipt by Parent of the Notice of Superior Proposal, and taking into account any revised proposal made by Parent since receipt of the Notice of Superior Proposal, a majority of the directors of the Company conclude such Superior Proposal remains a Superior Proposal; provided, however, that during such three (3) Business Day period the Company shall negotiate in good faith with Parent if Parent makes a revised proposal; provided, further, that in the event of any material change to the material terms of such Superior Proposal, the Company Board shall, in each case, deliver to Parent an additional Notice of Superior Proposal, and the three (3) Business Day period referenced above shall be extended for an additional twenty-four (24) hours; (iii) the Company is in compliance, in all material respects, with Section 5.4, (iv) the Company concurrently pays the Termination Fee pursuant to Section 7.6(a) and (v) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; or
          (c) if the Merger shall not have been consummated within ten (10) Business Days of the satisfaction of all of the conditions set forth in Section 6.1 and Sections 6.2(a) and (b) (other than those conditions that by their nature are to be satisfied by actions taken at the Closing).
          Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, all of the obligations of the parties hereunder shall terminate, other than obligations under Section 5.12, this Section 7.5, Section 7.6 and Article VIII, which shall survive such termination; provided that nothing in this Section 7.5 (including termination) shall relieve any party to this Agreement of liability for willful breach.
          Section 7.6 Fees Following Termination.
          (a) The Company will pay, or cause to be paid an amount equal to $10 million (the “Initial Termination Fee”) if this Agreement is terminated (x) by the Company pursuant to Section 7.4(b) or (y) by the Company or Parent pursuant to Section 7.2(d) (if at the time of the Change in Board Recommendation giving rise to such termination, a bona fide Takeover Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn), such payment to be made, in the case of termination pursuant to Section 7.2(d) as promptly as possible (but in any event within two (2) Business Days), and in the case of termination pursuant to 7.4(b) at or prior to the time of such termination. In addition:
     (i) If the Company terminates this Agreement pursuant to Section 7.4(b) and the Company consummates a transaction with respect to such Superior Proposal, or if within 12 months after such termination, the Company or any of its

Subsidiaries consummates a transaction, or executes a definitive agreement which is subsequently consummated, with respect to a Takeover Proposal other than such Superior Proposal, the Company will pay, or cause to be paid, an amount equal to $30 million (the “Additional Termination Fee”) to Parent, such payment to be made on the date of such consummation.
     (ii) If the Company or Parent terminates this Agreement pursuant to Section 7.2(d), and at the time of the Change in Board Recommendation giving rise to such termination, a bona fide Takeover Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, and if within 12 months after such termination, the Company or any of its Subsidiaries consummates a transaction, or executes a definitive agreement which is subsequently consummated, with respect to a Takeover Proposal (whether or not the same as that originally announced), then on the date of such consummation, the Company will pay, or cause to be paid, the Additional Termination Fee.
Notwithstanding anything contained herein, if the Company or Parent terminates this Agreement pursuant to Section 7.2(d), and at the time of such termination no bona fide Takeover Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, the Company will pay, or cause to be paid to Parent, an amount equal to $40 million (the “Termination Fee”), such payment to be made as promptly as possible after the date of such termination (but in any event within two (2) Business Days).
          (b) If the Company terminates this Agreement pursuant to (i) Section 7.4(a), (ii) Section 7.2(a) and, at the time of such termination, the conditions set forth in Section 6.1, Section 6.2(a) and Section 6.2(b) have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or (iii) Section 7.4(c), then Parent shall pay to the Company the Termination Fee no later than two Business Days after the date of such termination, provided, however, that if prior to Company’s termination of this Agreement as described in the preceding sentence, Jerry Moyes shall have died, the amount of the Termination Fee shall be $20 million instead of $40 million.
          (c) If Parent terminates this Agreement pursuant to Section 7.3(a) and, at the time of such termination, the conditions set forth in Section 6.1, Section 6.3(a) and Section 6.3(b) have been satisfied, then the Company shall pay to Parent an amount equal to the Initial Termination Fee, provided, however, if within 12 months after such termination, the Company or any of its Subsidiaries consummates a transaction, or executes a definitive agreement which is subsequently consummated, with respect to a Takeover Proposal, the Company will pay, or cause to be paid, an amount equal to the Additional Termination Fee to Parent, such payment to be made on the date of such consummation.
          (d) In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.2(b), and all

Stockholders (as defined in the Voting Agreement) shall have performed all of their obligations under Sections 2.1(y) and Section 2.4 of the Voting Agreement, and at any time after the date of this Agreement and prior to the Company Stockholders Meeting, a bona fide Takeover Proposal shall have been publicly announced or publicly made known and not publicly withdrawn at least two (2) Business Days prior to the Company Stockholders Meeting, (i) the Company will pay to Parent the Initial Termination Fee no later than two Business Days after the date of such termination, and (ii) if within twelve (12) months after such termination the Company or any of its Subsidiaries consummates any Takeover Proposal (whether or not the same as that that originally announced), then, on the date of such consummation, the Company shall pay to Parent the Additional Termination Fee.
          (e) In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.2(b), and any Stockholder (as defined in the Voting Agreement) shall have failed to perform its obligations under Section 2.1(y) and Section 2.4 of the Voting Agreement, then Parent shall pay to the Company the Termination Fee no later than two Business Days after the date of such termination.
          (f) Each of Parent and the Company acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.6 do not constitute a penalty. If the Company fails to pay the Initial Termination Fee, the Additional Termination Fee or the Termination Fee, as applicable, or Parent fails to pay the Termination Fee when any such fee becomes payable, the Company or Parent, as the case may be, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
          (g) The parties agree that any payment of the Initial Termination Fee, the Additional Termination Fee or the Termination Fee, as applicable, shall be the sole and exclusive remedy available to the Company or Parent, as the case may be, with respect to this Agreement and the transactions contemplated hereby in the event any such payments become due and payable, and, upon payment of the applicable amount, the party making such payment shall have no further liability to the other party hereunder. This provision was specifically bargained for and reflected in the Merger Consideration.
          (h) All payments to be made in accordance with this Section 7.6 shall be made by wire transfer of immediately available funds to an account or accounts designated by the party entitled to such payment.
          Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company (acting through the Special Committee, if then in existence). This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
          Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company (acting through the Special Committee, if then in existence), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE VIII.
MISCELLANEOUS
          Section 8.1 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions.
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
          “Agreement” has the meaning set forth in the Preamble.
          “Alternative Acquisition Agreement” has the meaning set forth in Section 5.4(a)(v).

          “Antitrust Division” has the meaning set forth in Section 5.9(a).
          “Articles of Merger” has the meaning set forth in Section 1.3.
          “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.
          “Benefit Plans” means all material benefit and compensation plans, contracts, policies or arrangements ever sponsored, maintained or contributed to by the Company, any of its Subsidiaries or an ERISA Affiliate, for the benefit of any current and former employees, officers and directors of the Company and its Subsidiaries, including any trust instruments and insurance contracts forming a part thereof, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, any material deferred compensation, retirement, stock option, stock purchase, stock-based, stock appreciation right or other equity-based incentive, profit sharing, termination, retention, hospitalization or other medical, death benefit, other welfare, supplemental unemployment benefits, incentive, bonus, workers’ compensation, short term disability, life insurance, employee loan, fringe benefit, vacation and severance plans and all material employment, severance and change in control agreements.
          “Change in Board Recommendation” has the meaning set forth in Section 5.4(a)(iv).
          “Certificate” has the meaning set forth in Section 2.1(c).
          “Closing” has the meaning set forth in Section 1.2.
          “Closing Date” has the meaning set forth in Section 1.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock” has the meaning set forth in the Recitals.
          “Company” has the meaning set forth in the Preamble.
          “Company Assets” has the meaning set forth in Section 3.6.
          “Company Benefit Plans” has the meaning set forth in Section 3.13(b).
          “Company Board” has the meaning set forth in Section 3.2(a).
          “Company Board Recommendation” has the meaning set forth in Section 3.2(a).
          “Company Certificate” means the Company’s Amended and Restated Articles of Incorporation.
          “Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.

          “Company Disclosure Letter” has the meaning set forth in Article III.
          “Company ESPP” has the meaning set forth in Section 2.4(c).
          “Company Financial Advisor” has the meaning set forth in Section 3.22.
          “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is materially adverse to the business, operations, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from: (A) changes in general economic, regulatory or political conditions or changes affecting the securities or financial markets in general (except to the extent those changes have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operate); (B) the receipt by the Company of the proposal by Jerry Moyes to acquire all of the outstanding Shares not owned by him, the subsequent announcement by the Company that it would explore strategic alternatives or the announcement of this Agreement and the transactions contemplated hereby; (C) any action taken pursuant to or in accordance with this Agreement or at the request of Parent; (D) any Legal Action relating to this Agreement, the Merger or the transactions contemplated by this Agreement; (E) any change in the market price or trading volume of securities of the Company, in and of itself; (F) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement (except to the extent those conditions have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operate); (G) general changes in the industry in which the Company and its Subsidiaries operate (except to the extent those changes have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operate); (H) seasonal fluctuations in the revenues, earnings or other financial performance of the Company to the extent generally consistent with prior years; (I) any failure by the Company to meet any internal or published projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect; (J) changes in GAAP or in applicable Law; (K) any event that is a Moyes-Specific Event; or (L) the matters set forth in Section 8.1 of the Company Disclosure Letter or (ii) would prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.
          “Company Multiemployer Plans” has the meaning set forth in Section 3.13.

          “Company Organizational Documents” means the articles of incorporation and bylaws (or the equivalent organizational documents) of the Company and each Material Subsidiary, in each case as in effect on the date of this Agreement.
          “Company Permits” has the meaning set forth in Section 3.18(a).
          “Company Proxy Statement” has the meaning set forth in Section 3.5.
          “Company Rights Agreement” has the meaning set forth in Section 3.19.
          “Company Rights Plan Amendment” has the meaning set forth in Section 3.20.
          “Company RSU” means an outstanding restricted stock unit with respect to one Share granted to an Employee under a Company Stock Award Plan.
          “Company SEC Documents” has the meaning set forth in Section 3.8(a).
          “Company Stock Award Plan” has the meaning set forth in Section 3.3(e).
          “Company Stockholders Meeting” has the meaning set forth in Section 3.5.
          “Confidentiality Agreement” means that certain confidentiality letter agreement by and between the Company and Jerry Moyes, dated as of November 29, 2006, as the same may be amended from time to time.
          “Continuation Period” has the meaning set forth in Section 5.7(a).
          “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
          “Contributing Stockholders” means those individuals and entities set forth on Schedule 8.1 of the Company Disclosure Letter.
          “Debt Financing” has the meaning set forth in Section 4.7.
          “Debt Financing Letter” has the meaning set forth in Section 4.7.
          “Disclosed Contract” has the meaning set forth in Section 3.12(a).
          “Effective Time” has the meaning set forth in Section 1.3.
          “Employees” has the meaning set forth in Section 5.7(a).
          “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation by any Person or Governmental Entity, alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from compliance with any Environmental Law.
          “Environmental Laws” means any all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, the release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment, as in effect on the date of this Agreement.
          “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.
          “Equity Rollover Commitments” has the meaning set forth in Section 4.8.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any of the Company’s Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001 of ERISA.
          “ERISA Plans” means a Benefit Plan subject to ERISA.
          “Exchange Act” has the meaning set forth in Section 3.5.
          “Excluded Share(s)” has the meaning set forth in Section 2.1(a).
          “Expenses” has the meaning set forth in Section 5.12.
          “Foreign Plans” means a plan maintained outside of the United States primarily for the benefit of non-US employees.
          “FTC” has the meaning set forth in Section 5.9(a).
          “GAAP” has the meaning set forth in Section 3.8(b).
          “Governmental Entity” has the meaning set forth in Section 3.5.
          “Guarantee” has the meaning set forth in Section 4.10.
          “Hazardous Materials” means (i) any substance that is listed, classified or regulated as hazardous, explosive, infectious, carcinogenic or toxic or as a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, or radon.
          “HSR Act” has the meaning set forth in Section 3.5.
          “Indemnified Parties” has the meaning set forth in Section 5.8(a).
          “Indemnifying Party” has the meaning set forth in Section 5.8(a).
          “Intellectual Property” means all intellectual property rights, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data (“Software”), (vi) trade secrets and all other confidential information, know-how, inventions, processes, and methodologies, (vii) rights of privacy and rights to personal information, and (viii) all applications and registrations for the foregoing.
          “Knowledge” means, when used with respect to the Company, Parent or MergerCo, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 8.1 of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable. Without limiting the generality of the foregoing, due inquiry by the Persons set forth on Section 8.1 of the Company Disclosure Letter shall not require the inquiry of any member of the Company Board.
          “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.
          “Leased Property” has the meaning set forth in Section 3.17.
          “Legal Action” has the meaning set forth in Section 3.11.
          “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.
          “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, voting trust agreement, proxy, charge, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

          “Material Subsidiaries” has the meaning set forth in Section 3.4.
          “Maximum Premium” has the meaning set forth in Section 5.8(b).
          “Measurement Date” has the meaning set forth in Section 3.3(a).
          “Merger” has the meaning set forth in Section 1.1.
          “MergerCo” has the meaning set forth in the Preamble.
          “Merger Consideration” has the meaning set forth in Section 2.1(b).
          “Moyes-Specific Event” means, with respect to the period on or prior to October 31, 2005, any event occurring or circumstance resulting from any action or failure to act, by, at the direction of, under the direct supervision of, or with the knowledge of, Jerry Moyes, but only to the extent such event, circumstance, action or inaction is not within the Knowledge of the Company as of the date of this Agreement.
          “New Plans” has the meaning set forth in Section 5.7(c).
          “NASDAQ” has the meaning set forth in Section 3.5.
          “Notice of Superior Proposal” has the meaning set forth in Section 5.4(d).
          “NRS” has the meaning set forth in Section 1.1.
          “Old Plans” has the meaning set forth in Section 5.7(c).
          “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          “Other Filings” has the meaning set forth in Section 3.20.
          “Owned Real Property” has the meaning set forth in Section 3.17.
          “Parent Disclosure Letter” has the meaning set forth in Article IV.
          “Parent Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent or materially delay the ability of Parent and MergerCo to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
          “Paying Agent” has the meaning set forth in Section 2.2(a).
          “Payment Fund” has the meaning set forth in Section 2.2(a).

          “Permits” has the meaning set forth in Section 3.18(a).
          “Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other like liens arising in the ordinary course of business with respect to amounts not yet due and payable; or (iii) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; (iv) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (v) with respect to any Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (vi) liens arising from leasing trucks or trailers in the ordinary course of business; and (vii) as to any Leased Property by the Company or its Subsidiaries, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which do not materially impair the value or use of such lease.
          “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
          “Preferred Stock” has the meaning set forth in Section 3.3(a).
          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, exposure to, or migration into the indoor or outdoor environment.
          “Representatives” means, when used with respect to Parent, MergerCo or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, MergerCo or the Company, as applicable, and its Subsidiaries.
          “Requisite Company Vote” means the approval of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon.
          “Schedule 13E-3” has the meaning set forth in Section 3.5.
          “SEC” has the meaning set forth in Section 3.5.
          “Securities Act” has the meaning set forth in Section 3.8(a).
          “Share(s)” has the meaning set forth in Section 2.1(b).
          “SOX” has the meaning set forth in Section 3.8(a).

          “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or MergerCo and are not members of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.
          “Stock Options” has the meaning set forth in Section 2.4(a).
          “Subsidiary” means, when used with respect to Parent, MergerCo or the Company, any other Person (whether or not incorporated) that Parent, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.
          “Superior Proposal” means any bona fide Takeover Proposal made by a third party that was not solicited by the Company or any of its Subsidiaries in violation of Section 5.4 of this Agreement or any of their representatives that a majority of the Company Board (acting through the Special Committee, if then in existence), after consultation with the Company’s outside financial and legal advisors, determines in good faith to be superior to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), such determination having been made (x) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (y) after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law, except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to substantially all of the equity interests in the Company.
          “Surviving Corporation” has the meaning set forth in Section 1.1.
          “Takeover Laws” has the meaning set forth in Section 3.20.
          “Takeover Proposal” means any bona fide proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) 15% or more of the equity interest in the Company or any of is Subsidiaries (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, transfer of assets or other business combination, recapitalization, share repurchase, liquidation, dissolution or similar transaction involving the Company. Whenever the term “Takeover Proposal” is used in Section 7.6, each reference in this definition to 15% shall be deemed to be 30%.
          “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, stock, intangibles, rent, occupancy, license, occupational, branch, payroll, health care, estimated (or similar), withholding, employment, social security (or similar), unemployment, disability, compensation, utility, severance, environmental (including taxes under Section 59A of the Code), alternative or add-on minimum, accumulated earnings, personal holding company, net worth, capital, production, excise, stamp, occupation, documentary, recording, premium, windfall profits, conveyance, mortgage, registration, transfer and gains taxes, and customs duties.
          “Tax Returns” means any and all reports, returns, declarations, forms, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof, that relates to the business or assets of the Company and any of its Material Subsidiaries.
          “Termination Date” has the meaning set forth in Section 7.2(a).
          “Termination Fee” has the meaning set forth in Section 7.6(a).
          “Treasury Regulations” means the Treasury regulations promulgated under the Code.
          “Voting Agreement” has the meaning set forth in the Recitals.
          Section 8.2 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.
          Section 8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
          Section 8.4 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York (other than with respect to the Merger and other matters governed by NRS, with respect to which NRS shall apply), without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
          Section 8.5 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the State and Federal courts located in the Borough of Manhattan, in The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum,

(y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          Section 8.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.
          Section 8.7 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:
If to Parent or MergerCo, to:
Saint Corporation
2710 E. Old Tower Road
Phoenix, AZ 85034
Facsimile: (602) 275-3868
with copies (which will not constitute notice to Parent or MergerCo) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Facsimile: (212) 735-2000
Attention: Stephen F. Arcano, Esq.
               Richard J. Grossman, Esq.
Scudder Law Firm P.C., L.L.O.
411 South 13th Street, 2nd Floor
Lincoln, Nebraska 68505
Facsimile: (402) 435-4329
Attention: Earl Scudder, Esq.
               Mark Scudder, Esq.
If to the Company, to:
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, AZ 85043

Facsimile: (623) 907-7503
Attention: Robert Cunningham
with a copy (which will not constitute notice to the Company) to:
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Facsimile: (212) 558-3588
Attention: Stephen Kotran, Esq.
               Brian Hamilton, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.
          Section 8.8 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Voting Agreement and the Guarantee constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
          Section 8.9 No Third-Party Beneficiaries. Except as provided in Sections 5.8 and 8.15 (each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.
          Section 8.10 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
          Section 8.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
          Section 8.12 Assignment. This Agreement may not be assigned by operation of Law or otherwise. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns; provided, that Parent may assign any of its rights and obligations to any of its Subsidiaries, or to any Lender to Parent or any Subsidiary or Affiliate thereof as a security for obligations to such Lender, and provided further, that no such assignment shall relieve Parent of its obligation hereunder. Any purported assignment not permitted under this Section 8.12 will be null and void.
          Section 8.13 Limited Specific Performance.
          The parties acknowledge that, except as provided in the next sentence, no party shall be entitled to specific performance of any of the terms and provisions of this Agreement and the parties’ sole and exclusive remedy with respect to any breach of this Agreement shall be the remedy set forth in Section 7.6. The parties agree that the Company will be entitled to enforce specifically Parent’s obligation pursuant to Section 5.13 to indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (whether or not consummated) and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries).
          Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
          Section 8.15 Release. Parent and MergerCo agree, on behalf of themselves and their Affiliates, that, from and after the Effective Time, they will not assert any claim against any current or former stockholders or Representatives of the Company or its Subsidiaries, or any Affiliate of the foregoing, or hold any such Persons liable, for any matter that may arise (x) in connection with the performance of such Person’s duties with respect to the Company occurring prior to the Effective Time or (y) in connection with the Merger and the other transactions contemplated by this Agreement occurring prior to the Effective Time; provided, however, that the limitations contained herein shall not apply to claims based on fraud or willful misconduct.
[Signature follows.]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SWIFT TRANSPORTATION CO., INC.
By:
Name:
Title:

SAINT CORPORATION
By:
Name:
Title:

SAINT ACQUISITION CORPORATION
By:
Name:
Title:

ANNEX B

PERSONAL AND CONFIDENTIAL

January 19, 2007

Special Committee of the Board of Directors
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, AZ 85043

Board of Directors
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, AZ 85043

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than the Contributing Stockholders) of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of Swift Transportation Co., Inc. (the “Company”) of the $31.55 per share in cash (the “Consideration”) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 19, 2007 (the “Agreement”), among Saint Corporation (the “Parent”), Saint Acquisition Corporation, a wholly owned subsidiary of the Parent (the “MergerCo”), and the Company, which Agreement provides, among other things, for the merger of MergerCo with and into the Company, with the Company continuing as the Surviving Corporation. Terms used but not defined herein shall have the meanings set forth in the Agreement.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain financial advisory services to the Company from time to time during the past two years, and we also may provide investment banking services to the Company and the Parent in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, the Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and the Parent for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal unaudited financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the

B-1

Special Committee of the Board of Directors
Swift Transportation Co., Inc.

Board of Directors
Swift Transportation Co., Inc.
January 19, 2007
Page Two

past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the truckload trucking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the Transaction contemplated by the Agreement on the solvency or viability of the Surviving Corporation or its ability to pay its obligations when they become due. We note that the Company received preliminary indications of interest from two third parties to acquire the Company at a price per share higher than the Consideration and that, for a variety of business reasons, including the conditional nature of those proposals, you determined not to pursue these other indications of interest. Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor does it address the relative merits of the Transaction as compared to any alternative business transaction that might be available to the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Common Stock of the Company should vote with respect to the Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders (other than the Contributing Stockholders) of Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(Goldman, Sachs & Co.)

B-2

Annex C
EXECUTION VERSION
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is dated as of January 19, 2007, by and between Swift Transportation Co., Inc., a Nevada corporation (the “Company”), and the Persons executing this Agreement as “Stockholders” on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
     WHEREAS, simultaneously with the execution of this Agreement, Saint Corporation, a Nevada corporation (“Parent”), Saint Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Parent (“MergerCo”), and the Company have entered into an Agreement and Plan of Merger, as it may be amended, supplemented, modified or waived from time to time (the “Merger Agreement”), which provides, among other things, for the Merger of MergerCo with and into the Company, upon the terms and subject to the conditions set forth therein;
     WHEREAS, each Stockholder is the Beneficial Owner of, and has the right to vote and dispose of (i) with respect to the Moyes Children’s Limited Partnership, 9,018,353 Shares and (ii) with respect to the other Stockholders, the number of Shares as reflected on Schedule 13D/A filed on November 17, 2006; and
     WHEREAS, as an inducement to the Company entering into the Merger Agreement and incurring the obligations therein, the Company has required that each Stockholder enter into this Agreement.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
I. CERTAIN DEFINITIONS
     Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
     Section 1.2 Other Definitions. For the purposes of this Agreement:
          (a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
          (b) “Owned Shares” has the meaning set forth in Section 2.1.
          (c) “Representative” means, with respect to any particular Person, any director, officer, employee, consultant, accountant, legal counsel, investment banker or other representative of such Person.
          (d) “Shares” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Shares may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Shares and entitled to vote in respect of the matters contemplated by Article II.
          (e) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security.
          (f) “Permitted Encumbrance” means bona fide pledges of Shares as collateral in connection with third-party, commercially reasonable indebtedness, which pledges shall be released in connection with the repayment of such indebtedness; provided, however, that any such pledges entered into after the date hereof shall include the retention of all voting rights by Stockholder so long as no default in the underlying indebtedness shall have been declared.
II. AGREEMENT TO VOTE
     Section 2.1 Agreement to Vote.
Subject to the terms and conditions hereof, each Stockholder severally and not jointly, irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (such earlier occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders (a “Stockholder Meeting”), each Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any and (y) vote, or instruct to be voted (including by written consent, if applicable), all of such Shares Beneficially Owned by such Stockholder as of the relevant time (“Owned Shares”) (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of the approval of any other matter that is required by applicable Law or a Governmental Entity to be approved by the stockholders of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger, (C) against any Takeover Proposal, (D) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof, (E) against any action or agreement that may reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled, and (F) against any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company, Parent or MergerCo under the Merger Agreement, which would materially and adversely affect the Company, Parent or MergerCo or their respective abilities to consummate the transactions contemplated by the Merger Agreement within the time periods contemplated thereby.

     Section 2.2 Additional Shares. Each Stockholder severally and not jointly hereby agrees, while this Agreement is in effect, to promptly notify the Company of the number of any new Shares with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before this Agreement is terminated pursuant to Section 5.1. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by such Stockholder as of the date hereof.
     Section 2.3 Restrictions on Transfer, Etc. Except as provided for herein, as contemplated by the Merger Agreement and the Equity Rollover Commitments with respect to the rollover of Shares of certain Stockholders and except for Permitted Encumbrances, each Stockholder severally and not jointly agrees, from the date hereof until this Agreement is terminated pursuant to Section 5.1, not to (i) directly or indirectly Transfer any Owned Shares or (ii) grant any proxy with respect to such Stockholder’s Owned Shares, deposit such Stockholder’s Owned Shares into a voting trust, enter into a voting agreement with respect to any of such Stockholder’s Owned Shares or otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Stockholder may (i) make Transfers of Owned Shares for estate planning or similar purposes so long as such Stockholder retains control over the voting and disposition of such Owned Shares for bona fide estate planning to his, her, or its Affiliates or immediate family members, (ii) make Transfers to other Stockholders, or (iii) in the case of the Moyes Children’s Limited Partnership, Transfers of Owned Shares to its partners or a newly-formed qualified subchapter S trust owned by such partners; provided that as a condition to such Transfer contemplated in clauses (i), (ii) and (iii), such Affiliate, immediate family member, Stockholder, partner or qualified subchapter S trust shall execute an agreement that is identical to this Agreement (except to reflect the change of the Transferee) and to the extent such transferring Stockholder is a party to the Guarantee an agreement that is identical to the Guarantee (except to reflect the change of the Transferee) and provided, further that the transferring Stockholder shall remain jointly and severally liable for the breaches of any of his, her or its Affiliates or immediate family members of the terms hereof. Each Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that this Agreement places limits on the voting and transfer of the Owned Shares.
     Section 2.4 Proxies. Each Stockholder will, if requested by the Company, (i) with respect to Owned Shares for which it is the record owner, grant a proxy appointing Robert W. Cunningham and Glynis Bryan collectively, but each with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and (ii) with respect to Owned Shares for which it is not the record owner, seek a “legal proxy” from the record owner to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

III. REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Company as of the date of this Agreement, as of the date of any Company Stockholders Meeting (and as of the date of any adjournment or postponement thereof) and as of the date of the execution of any written Stockholder consent or any proxy permitted under this Agreement or consented to by the Company, as follows:
          (a) Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms.
          (b) Such Stockholder is the Beneficial Owner (unless such shareholder is a trust in which case the beneficiaries of each such trust are the Beneficial Owners), free and clear of any Liens (other than those arising under this Agreement, the Equity Rollover Commitments and Permitted Encumbrances) of the Owned Shares, which, as of the date hereof, are set forth below such Stockholder’s name on the signature page hereto and, except for Permitted Encumbrances and except as provided in this Agreement and the Equity Rollover Commitments has full and unrestricted power to dispose of and vote all of such Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Stockholder’s Owned Shares. The Owned Shares set forth below such Stockholder’s name on the signature page hereto constitute all of the capital stock of the Company that is Beneficially Owned by such Stockholder as of the date hereof, and, except for such Stockholder’s Owned Shares and the Owned Shares owned by the other Stockholders who are parties to this Agreement and with respect to Jerry Moyes, approximately 7,000 shares held in his personal individual retirement account, such Stockholder and such Stockholder’s Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Shares or any securities convertible into Shares (including Stock Options).
          (c) Other than the filing by such Stockholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i) requires, other than with respect to Permitted Encumbrances, any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares), or (iv) results in a Lien upon any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares).
IV. ADDITIONAL COVENANTS OF THE STOCKHOLDERS AND THE COMPANY
     Section 4.1 Disclosure. Each Stockholder, severally and not jointly, hereby authorizes Parent, MergerCo and the Company to publish and disclose in any announcement or disclosure required by the SEC, including the Company Proxy Statement and the Schedule 13E-3 such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder’s obligation under this Agreement, provided that such Stockholder is provided with a reasonable opportunity to review and comment on such disclosure.
     Section 4.2 Non-Interference; Further Assurances. Each Stockholder, severally and not jointly, agrees that prior to the termination of this Agreement, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder (for and on behalf of such Stockholder only) agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Company to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.
     Section 4.3 Standstill. Each Stockholder, severally and not jointly, agrees that if the Merger Agreement is terminated in any circumstance where a Termination Fee (as defined in the Merger Agreement) is required to be paid by Parent to the Company, then beginning upon the termination of the Merger Agreement until twelve months following such termination (or, with respect to clause (b) below, the later of twelve months following such termination and June 30, 2008), except as the Company’s Board of Directors shall otherwise specifically request in writing in advance, such Stockholder will not (and such Stockholder will not assist or form a group within the meaning of Section 13(d)(3) of the Exchange Act, act in concert or participate with or encourage other persons to) directly or indirectly, (a) acquire or offer, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, merger, business combination or in any other manner, beneficial ownership of any securities, or assets of the Company, including, without limitation, rights or options to acquire such ownership, (b) submit a notice of nomination of directors pursuant to Article III, Section 14 of the bylaws of the Company to nominate one or more directors to the Company’s board, (c) conduct a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), or participate in any election contest, or (d) make a request to amend or waive this provision or any other provision of this paragraph which requires public disclosure; provided, however, the Stockholders shall not be prohibited from taking such actions covered by clause (a) above,
(i) if the Company or any of its Subsidiaries, or its or its Subsidiaries’ Representatives (A) participate or engage in any substantive discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any Person in connection with a Takeover Proposal, or (B) enter into any confidentiality agreement, letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal; or
     (ii) if the Company’s Board of Directors receives any Takeover Proposal or if any Takeover Proposal is publicly announced.
     Section 4.4 Annual Meeting. The Company agrees that (i) it will not hold, give notice of, or disclose a date for, its 2007 annual meeting of stockholders for the purpose of electing directors (“2007 Annual Meeting”) while the Merger Agreement is in effect, (ii) if the Merger Agreement is terminated, it will not hold the 2007 Annual Meeting prior to June 30, 2007, and (iii) it will not modify or amend Article III, Section 14 of the bylaws of the Company. The Stockholders (severally and not jointly with any other party hereto), Parent and MergerCo agree that, while the Merger Agreement is in effect, none of such Persons will take any of the actions prohibited by Section 4.3(b) hereof.
V. TERMINATION
     Section 5.1 Termination. Subject to Section 5.2, this Agreement (i) may be terminated by the mutual written consent of the parties hereto or (ii) shall terminate without further action at the Expiration Time, provided however, that Section 4.4 shall survive such termination and Section 4.3 shall survive such termination if the Merger Agreement is terminated in any circumstance where a Termination Fee (as defined in the Merger Agreement) is required to be paid by Parent to the Company.
     Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of this Sections 4.3, 4.4 and 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
VI. GENERAL
     Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile, (i) if to a Stockholder, to the address set forth below such Stockholder’s name on the signature page hereto, and (ii) if to the Company, in accordance with Section 8.7 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.

     Section 6.2 No Third Party Beneficiaries, Etc. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement, or to make any Stockholder responsible for any of the Company’s or MergerCo’s obligations under the Merger Agreement.
     Section 6.3 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York (other than with respect to proxies and other matters governed by Nevada Revised Statutes with respect to which Nevada Revised Statutes shall apply), without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     Section 6.4 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so will be null and void.
     Section 6.6 Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person will refer to its predecessors and successors and permitted assigns.

     Section 6.8 Amendments. This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement.
     Section 6.9 Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, and the Stockholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
     Section 6.10 Fees and Expenses. Except as expressly provided in this Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.
     Section 6.11 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
     Section 6.12 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     Section 6.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     Section 6.14 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder and the Company. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
     Section 6.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 6.16 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the State and Federal courts located in the Borough of Manhattan, in the City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.16, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 6.17 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.17.
     Section 6.18 Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the Beneficial Owner of such Stockholder’s Owned Shares and nothing in this Agreement shall way restricts or limits any action taken by such Stockholder in his capacity as a director or officer of the Company (but solely in such capacities and not on his own behalf) and the taking of any actions solely in his or her capacity as an officer or director of the Company and not in violation of the Merger Agreement will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.
[Remainder of page intentionally left blank. Signature Page Follows.]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

[SWIFT TRANSPORTATION CO., INC.]
By:
Name:
Title:

[Jerry Moyes]
By:
Jerry Moyes

[Vickie Moyes]
By:
Vickie Moyes

[THE JERRY AND VICKIE MOYES FAMILY TRUST DATED 12/11/87]
By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

[SME INDUSTRIES, INC.]
By:
Name:
Title:

[VJM INVESTMENTS, LLC]
By:
Name:
Title:

[MOYES CHILDREN’S LIMITED PARTNERSHIP]
By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

Annex D
EXECUTION VERSION
GUARANTEE
          Guarantee, dated as of January 19, 2007 (this “Guarantee”), by Jerry Moyes, Vickie Moyes and the Jerry and Vickie Moyes Family Trust dated 12/11/87 (the “Trust”), (each a “Guarantor” and together the “Guarantors”), in favor of Swift Transportation Co., Inc., a Nevada corporation (the “Guaranteed Party”). The Guarantee shall be binding on the estate of Jerry Moyes and his heirs and the successors of the Trust. Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).
          1. GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and between the Guaranteed Party, Saint Corporation, a Nevada corporation (“Parent”), and Saint Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent, pursuant to which MergerCo will merge with and into the Guaranteed Party, the Guarantors hereby absolutely, unconditionally and irrevocably, and jointly and severally guarantee to the Guaranteed Party, the due and punctual payment of the applicable Termination Fee, if and when due pursuant to the Merger Agreement (the “Obligation”). Provided that in no event shall the Guarantors’ liability under this Guarantee exceed the applicable Termination Fee, and the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guarantee other than as expressly set forth herein.
          2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that either Parent or MergerCo becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ Obligation hereunder. In the event that any payment to the Guaranteed Party hereunder is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectibility.
          3. TERMS OF GUARANTEE. (a) Notwithstanding any other provision of this Guarantee, the Company hereby agrees that (i) the Guarantors may assert, as a defense to any payment or performance by the Guarantors under this Guarantee, any claim, set-off, deduction or defense that Parent or MergerCo could assert against the Company under the terms of the Merger Agreement or that could otherwise be asserted by Parent or MergerCo against the Company in any action by the Company against Parent or MergerCo and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach by the Company of the representations and warranties contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), that would relieve Parent or MergerCo of its obligations under the Merger Agreement shall likewise relieve the Guarantors of their obligations under this Guarantee.

          (b) Each Guarantor hereby covenants and agrees that it shall not institute, and shall cause its subsidiaries and affiliates not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and MergerCo are relieved of their Obligation under the Merger Agreement, each Guarantor shall be similarly relieved of its Obligation under this Guarantee.
          4. REPRESENTATIONS AND WARRANTIES; COVENANTS. (a) Each Guarantor represents and warrants to the Guaranteed Party that: (i) such Guarantor has the requisite capacity and authority to execute and deliver this Guarantee and to fulfill and perform such Guarantor’s obligations hereunder; (ii) this Guarantor has been duly and validly executed and delivered by such Guarantor and constitutes a legal, valid and binding agreement of such Guarantor enforceable by the Guaranteed Party against him, her or it in accordance with its terms; (iii) the execution, deliver and performance of this Guarantee by such Guarantor do not and will not require any consent, approval or other authorization of, or filing with or notification to any Governmental Entity; (iv) the execution, delivery and performance of this Guarantee by Guarantor do not and will not contravene or conflict with, or result in any violation or breach of, (A) any provision of the organization documents of such Guarantor, if applicable or (B) any Laws or Orders applicable to such Guarantor.
          (b) The Guarantors represent that as of the date hereof and at all times prior to the termination of this Guarantee they collectively own or will own assets, net of any liabilities, having a fair market value in excess of the amount of a Termination Fee, which assets are capable of being sold in order to generate proceeds sufficient to satisfy a Termination Fee.
          5. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
          6. NO ASSIGNMENT. Neither this Guarantee nor any rights, interests or Obligation hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto.
          7. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):
          if to the Guarantors:
Jerry Moyes
2710 E. Old Tower Road
Phoenix, Arizona 85034
Phone: (602) 273-3770
Fax: (602) 275-3868
Attention: Jerry Moyes
          with copies to:
Scudder Law Firm P.C., L.L.O.
411 South 13th Street, 2nd Floor
Lincoln, NE 68508
Phone: (402) 435-3223
Fax: (402) 435-4239
Attention: Earl Scudder, Esq.
                 Mark Scudder, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Phone: (212) 735-3000
Fax: (212) 735-2000
Attention: Stephen F. Arcano, Esq.
                 Richard J. Grossman, Esq.
          if to the Guaranteed Party:
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, AZ 85043
Phone: (602) 269-2700
Fax: (623) 907-7503
Attention: Robert Cunningham

          with copies to:
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Phone: (212) 558-4000
Fax: (212) 558-3588
Attention: Stephen Kotran, Esq.
                 Brian Hamilton, Esq.
          8. TERMINATION. Subject to the last sentence of Section 3(b), this Guarantee shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until the earlier of (a) the Closing of the Merger under the Merger Agreement, (b) termination of the Merger Agreement in a circumstance which does not result in any obligation on the part of Parent or MergerCo to pay the Company the Termination Fee, and (c) all amounts payable under this Guarantee have been paid in full.
          9. NO RECOURSE. The Guaranteed Party acknowledges that the sole asset of Parent is cash in a de minimis amount, and that no additional assets are expected to be contributed to Parent unless and until the Closing occurs. By its acceptance of the benefits of this Guarantee, the Guaranteed Party acknowledges and agrees that it has no right of recovery against, and no liability shall attach to, the Guarantors or any entity controlled by the Guarantors or any former, current or future director, officer, employee, agent, general or limited partner, trustee, beneficiary, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, but not including the Guarantors, each a “Guarantor Affiliate”), through Parent or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantors (but not any Guarantor Affiliate) under and to the extent provided in this Guarantee and subject to the limitations described herein. Recourse against the Guarantors under and pursuant to the terms of this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantors and Guarantor Affiliates in respect of any liabilities or Obligation arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, the waivers and limitations contained in the preceding two sentences shall not be applicable in the event of any fraud or fraudulent conveyance by a Guarantor or in the event of any breach by a Guarantor of Section 4(b) hereof. Nothing set forth in this Guarantee shall affect or be construed to affect any liability of Parent or MergerCo to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person, including each Guarantor, except as expressly set forth herein.
          10. GOVERNING LAW. This Guarantee, and all claims or causes of action based upon, arising out of or relating to this Guarantee or the negotiation, execution or performance of this Guarantee, shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
          11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
          12. COUNTERPARTS. This Guarantee may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          13. SUBROGATION. In the event that a Guarantor makes any payment to the Guaranteed Party pursuant to his, her or its Obligation, such Guarantor shall be subrogated to all rights available to Parent and MergerCo under the Merger Agreement, Voting Agreement, Debt Financing Letter and all other agreements related to the Merger.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Guarantee as of the date first above written.

[JERRY MOYES]

[VICKIE MOYES]

[THE JERRY AND VICKIE MOYES FAMILY TRUST DATED 2/11/87]

By.

Name:
Title:

[GUARANTEED PARTY]

By.

Name:
Title:

Annex E

SWIFT TRANSPORTATION CO., INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions)

EBITDA represents operating income (defined as net income before net interest and other financing costs and taxes) before depreciation, amortization and impairments, a measurement used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements or capital expenditure requirements.

	Projected Full Year
	2007	2008	2009	2010

Net Income	$165.8	$202.5	$235.3	$293.1
Add: Interest and Other financing costs	$9.0	$9.2	$7.7	$0.3
Add: Provision for Income taxes	$105.1	$128.4	$149.2	$185.9
Operating Income	$280.0	$340.1	$392.2	$479.3
Add: Depreciation, Amortization & Impairments	$237.7	$271.6	$304.6	$320.7
EBITDA	$517.7	$611.7	$696.8	$800.0

E-1

Appendix I
Preliminary Copy — Subject to Completion

PROXY
SWIFT TRANSPORTATION CO., INC.
SPECIAL MEETING OF STOCKHOLDERS — [               ]
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Robert W. Cunningham and Glynis A. Bryan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Swift Transportation Co., Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the Company to be held [               ] or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲
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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1, 2 and 3.		FOR	AGAINST	ABSTAIN
1.
	ITEM 1 — Adoption of the Agreement and Plan of Merger, dated as of January 19, 2007, by and among Swift Transportation Co., Inc., Saint Acquisition Corporation and Saint Corporation, as described in the Proxy Statement	☐	☐	☐

ITEM 2—	Approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

ITEM 3—	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

I PLAN TO ATTEND THE MEETING	☐

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Dated:	, 2007

Signature

Signature if held jointly
Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM EST the day prior to annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/swft
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Proxy Statement
on the internet at: http://www.swifttrans.com